     As filed with the Securities and Exchange Commission on March 27, 2000

                                                      Registration No. 333-93185
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                Amendment No. 4
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              OPUS360 CORPORATION
               (Exact name of registrant as specified in charter)

           Delaware                        7389                    13-4023714
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)


                         39 West 13th Street, 3rd Floor
                            New York, New York 10011
                                 (212) 687-6787

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------


                                Ari B. Horowitz
                      Chairman and Chief Executive Officer
                              Opus360 Corporation
                         39 West 13th Street, 3rd Floor
                            New York, New York 10011
                                 (212) 687-6787

           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                         ------------------------------

                                WITH COPIES TO:

         John J. Suydam, Esq.                     Mark L. Mandel, Esq.
   O'Sullivan Graev & Karabell, LLP              Morrison & Foerster LLP
         30 Rockefeller Plaza                  1290 Avenue of the Americas
       New York, New York 10112                 New York, New York 10104
            (212) 408-2400                           (212) 468-8000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                 Amount     Proposed Maximum    Proposed Maximum
             Title of Each Class                 to be       Offering Price    Aggregate Offering      Amount of
       of Securities to be Registered          Registered       Per Unit            Price(1)        Registration Fee
Common Stock, $0.001 par value...............  8,855,000         $11.00            $97,405,000          $25,715(2)

(1) Includes 1,155,000 shares that the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.

(2) Previously paid.
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Explanatory Note


    This Registration Statement contains three forms of prospectuses. One will be used in connection with an offering of the registrant's common stock to the general public in the United States, another will be used in connection with a concurrent international offering and another will be used in connection with an offering of the registrant's common stock in the Safeguard Subscription Program to certain stockholders of Safeguard Scientifics, Inc. The United States general public prospectus and the Safeguard Subscription Program prospectus will be identical except that a letter to the stockholders of Safeguard
Scientifics, Inc. detailing the procedures for the Safeguard Subscription Program will accompany the prospectus to be used in that program. The letter to the stockholders of Safeguard Scientifics, Inc. has been filed as Exhibit 99.1 to this Registration Statement. The international prospectus and the United States general public prospectus will be identical except for the front page. The page to be included in the international prospectus is marked "Alternate Cover Page for International Prospectus."

                  SUBJECT TO COMPLETION, DATED MARCH 27, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                7,700,000 SHARES
                                  COMMON STOCK


    Of the 7,700,000 shares being offered, Opus360 Corporation is offering 5,950,000 shares to the public generally and 1,050,000 shares at the initial public offering price to stockholders of Safeguard Scientifics, Inc., one of our principal stockholders, that owned at least 100 shares of common stock of Safeguard as of December 16, 1999, in a subscription program. In addition, Safeguard and CompuCom Systems, Inc., an affiliate of Safeguard, are offering up to 700,000 outstanding shares to these Safeguard stockholders in this offering. We will not receive any proceeds from the offering of the sale of the shares by Safeguard and CompuCom. Safeguard or its designees will purchase any shares of common stock that we and CompuCom are offering which are not purchased by Safeguard stockholders under the Safeguard Subscription Program. Each of Safeguard and CompuCom is an underwriter with respect to the shares offered to the stockholders of Safeguard. Neither Safeguard nor CompuCom is an underwriter with respect to any other shares offered hereby and is not included in the term underwriter as used elsewhere in this prospectus.



    This is our initial public offering, and no public market currently exists for our shares. We have applied to have our shares approved for quotation on the Nasdaq National Market under the symbol "OPUS." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.


                            ------------------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 10.

                             ---------------------


                                                              Per Share      Total
                                                              ---------      -----
Underwritten Public Offering:
    Public Offering Price...................................  $            $
    Underwriting Discounts and Commissions..................  $            $
    Proceeds to Opus360.....................................  $            $
Safeguard Subscription Program:
    Public Offering Price...................................  $            $
    Management Fee..........................................  $            $
    Proceeds to Opus360.....................................  $            $
    Proceeds to Safeguard and CompuCom......................  $            $
Aggregate Proceeds:.........................................               $


    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Opus360 has granted the underwriters a 30-day option to purchase up to an additional 1,155,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS
                BEAR, STEARNS & CO. INC.
                                 J.P. MORGAN & CO.
                                                  E*OFFERING

                            ------------------------

               The date of this prospectus is             , 2000.

                              OPUS360 CORPORATION
                       REGISTRATION STATEMENT ON FORM S-1
                       DESCRIPTION OF PROSPECTUS GRAPHICS

TWO PAGE GATEFOLD GRAPHIC

Two-page, full color graphic with white text and color photos and illustrations on black background.

Upper Left Corner

Circular Opus360 logo in white text.

Left Margin of Graphic

Two text blocks running down left margin of graphic. Top text block contains the following text: "B2B e-Commerce Service for Procurement Across the Labor Supply Chain." Bottom text block contains the following text: "Opus360 provides Internet-based services that facilitate the process of putting people and projects together."

Upper Half of Graphic

Left side of graphic features a large oval. Upper portion of oval contains a monochrome picture of three profiles of one large city office building under the caption "Fortune 1000." Lower portion of oval contains a monochrome picture of small business storefronts above the caption "Small Businesses." To the right of that oval is a circle which contains a color picture featuring three individuals under the caption "Professional Services Firms." To the right of that circle is another circle which contains a color picture featuring one individual under the caption "Staffing Companies." Lastly, to the right of that circle is another large oval which contains a sepia-toned picture featuring three individuals under the caption of "Free Agents."

The Fortune 1000 oval has three arrows leading from it to each of the Professional Services Firms circle, the Staffing Companies circle and the Free Agents oval. The Professional Services Firms circle has two arrows leading from it to each of the Free Agents oval and the Staffing Companies circle. The Staffing Companies circle has one arrow leading from it to the Free Agents oval.

Positioned above each of the arrows leading from the Professional Services Firms circle to the Free Agents oval and the Fortune 1000/Small Business oval to the Free Agents oval is the text "Internet."

Lower Half of Graphic

Three boxes which are computer screen shots are featured. Each of the computer screen shots has text which surrounds it. Text is on the left, bottom and right of each of the three computer screen shots.

Computer screen shot featured on left side of graphic contains a screen shot from the OPUSRM application. Text on left side of the OPUSRM screen shot box is the OpusRM logo. The text on the bottom of the OPUSRM screen shot box contains the following text: "OPUSRM provides an enterprise-wide view into resource and project information, helping organizations manage and improve their utilization of professional talent." To the right of that text box is the following text:
"Fortune 1000." The text on the right of the OPUSRM screen shot box contains the following text: "The labor resource management service designed to centralize resource and project information, enabling organizations to manage their professional resources more efficiently."

Computer screen shot featured in center of graphic contains a screen shot from the OPUS XCHANGE application. Text on left side of the OPUS XCHANGE screen shot box is the Opus Xchange logo. The text on the bottom of the OPUS XCHANGE screen shot box contains the following text: "The enhanced version of OPUS XCHANGE will facilitate the additional steps in the labor procurement process online, providing key performance metrics to both buyers and suppliers." To the right of that text box is the following text: "Professional Services Firms." Text on right side of the OPUS XCHANGE screen shot box contains the following text: "The Internet business-to-business marketplace designed to enable corporations, staffing companies, professional services firms and other buyers of professional talent to quickly and easily procure these professionals in an online environment."

Computer screen shot featured on right side of graphic contains a screen shot of a webpage from FREEAGENT.COM. Text on left side of the FREEAGENT.COM screen shot box is the FREEAGENT.COM logo. Text on the bottom of the FreeAgent.com screen shot box contains the following text: "FREEAGENT.COM enables free agents to access many services, including an online marketplace which offers products and services that help free agents manage their independent businesses." To the right of that text box is the following text: "Free Agents." Text on the right of the FREEAGENT.COM screen shot box contains the following text: "The website that enables free agents to manage their independent careers by offering them access to multiple project opportunities, FREEAGENT E.OFFICE and E.PORTFOLIO services and a marketplace of corporate products and services."

                               TABLE OF CONTENTS


                                                                Page
                                                              --------
Summary.....................................................       4
Risk Factors................................................      10
Cautionary Note Regarding Forward Looking Statements; Market
  Data......................................................      27
Use of Proceeds.............................................      28
Dividend Policy.............................................      29
Capitalization..............................................      30
Dilution....................................................      32
Unaudited Pro Forma Combined Financial Statements...........      34
Selected Financial Data.....................................      40
Management's Discussions and Analysis of Financial Condition
  and Results of Operations.................................      41
Business....................................................      54
Management..................................................      71
Related Party Transactions..................................      84
Principal and Selling Stockholders..........................      88
Description of Capital Stock................................      91
Shares Eligible for Future Sale.............................      95
Underwriting................................................      98
Legal Matters...............................................     103
Experts.....................................................     103
Where You Can Find More Information.........................     103
Index to Financial Statements...............................     F-1


                            ------------------------

    FREEAGENT.COM, OPUS XCHANGE, OPUSRM, FREEAGENT E.OFFICE, E.PORTFOLIO, PEOPLEMOVER/STAFFING and our logos are our trademarks or service marks. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

                            ------------------------


    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


    Until             , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS," BEFORE INVESTING IN OUR COMMON STOCK.

                              Opus360 Corporation

Our Business

    Opus360 provides Internet-based services for putting people and projects together across the labor supply chain. Our business-to-business electronic commerce services are designed to streamline the procurement and management of professional resources. We have developed an efficient exchange that uses advanced technologies to enable corporations, professional services firms, staffing companies and other buyers requiring individuals with specific professional skills to identify and procure free agents, such as independent professionals, consultants and other persons with technology, creative, strategic consulting and other expertise. As of February 29, 2000, over 76,800 free agents were registered with our FREEAGENT.COM service and there were project assignments available from over 900 organizations. We incurred net losses of $29.4 million in 1999 on revenues of $0.4 million and our accumulated deficit at December 31, 1999 was $30.4 million.

Demand for External Professionals

    The rapid growth of the Internet economy has fueled demand for professionals with technology, creative, strategic consulting and other expertise who can create and implement Internet, e-business or other technology-related strategies. We believe that organizations will increasingly rely on external professionals on a project-by-project basis to rapidly implement their e-commerce strategies. According to the Gartner Group, by 2004, 60% of enterprises will use externally sourced workers to fulfill more than 50% of their information technology-related needs. We believe that an organization's ability to easily and rapidly reach professionals with the skills needed for these projects would be enhanced if an efficient service to connect the buyers and suppliers of these professionals was available. Our services are designed to address this need by providing an online marketplace for matching professionals to projects.

Our Services

    Our services are designed to optimize the procurement and management of professionals. We believe our services will provide an efficient marketplace for connecting organizations with the skilled professionals they seek for their project assignments. Our three principal services, each of which is offered and can be used as a stand-alone application and is also designed to be integrated and used with our other services, are:

SERVING THE FREE AGENT COMMUNITY. FREEAGENT.COM is a website where free agents can easily and rapidly access project opportunities from all sources across the labor supply chain and procure benefits and services to help them cost effectively manage their independent careers by offering:

    - Professionals an opportunity to create an E.PORTFOLIO, an online multimedia, easily updatable and searchable resume of skills, accomplishments, experience, references, work samples, attached graphics and publications to market themselves to potential clients, to search a database of multiple project opportunities and to interact with other free agents to share knowledge. With an E.PORTFOLIO professionals can include in one standardized, machine-readable and easily searchable format information that would in a paper-based format include numerous pages and attachments. In addition, it allows professionals to include pictures, videos and sound clips and to link the professionals' E.PORTFOLIOS to other websites that would further supplement their information or demonstrate their skills and accomplishments.

    - FREEAGENT E.OFFICE services, available for a monthly fee, that include a broad range of back office and administrative services, such as project invoicing and expense reporting, as well as corporate-level benefits, such as group health insurance, a 401(k) plan and Opus360 stock options, with some of these services and benefits being provided or administered by third parties.


    - An online marketplace where we offer products and services that help free agents manage their independent businesses.


MATCHING BUYERS WITH PROFESSIONALS FOR PROJECTS. OPUS XCHANGE is an Internet service that is designed to enable buyers requiring individuals with specific professional skills to quickly and easily procure those professionals in an online environment by:

    - using search technologies that match the skills and expertise required by an organization for a project with the appropriate professionals based on their E.PORTFOLIOS and availability.

    Our enhanced version of OPUS XCHANGE designed for large corporate customers allows organizations to procure professionals for projects from all sources across the labor supply chain and will enable professional services firms, staffing companies and other suppliers of professional resources to procure professionals from each other. It will also provide an efficient procurement process, by using advanced vendor management, performance tracking, and sophisticated matching capabilities that are designed to:

    - automate the requisition, approval and engagement processes; and

    - capture key performance information in an easily searchable database to help these buyers evaluate the efficiency, cost-competitiveness and quality of their professionals and suppliers of professionals.

MANAGING LABOR RESOURCES. OPUSRM is a labor resource management service designed to centralize resource and project information and to integrate with OPUS XCHANGE to enable corporations, staffing vendors, professional service organizations and other buyers of individual professional talent to more efficiently manage their internal and external professionals by:

    - increasing labor resource utilization across an organization's entire range of projects, industries, geographic regions and personnel groups in order to reduce downtime costs and improve profitability; and

    - delivering project- and resource-related information online, with detailed reporting of project finances and labor resource utilization in order to eliminate the need for labor-intensive, manually generated project and financial reports.


    We introduced FREEAGENT.COM on July 4, 1999 and OPUS XCHANGE on
September 6, 1999, and expect to commercially release OPUSRM and our enhanced version of OPUS XCHANGE during the second quarter of 2000.



Limited Operating History and New Sources of Revenues


    We have a limited operating history and have never been profitable. We had no revenues prior to our acquisition of The Churchill Benefit Corporation and through December 31, 1999, over 95% of our revenues consisted of the fees charged for our FREEAGENT E.OFFICE services, consisting of an initial sign-up fee and monthly fees thereafter. The remaining portion of our revenues principally consisted of FREEAGENT.COM advertising revenue. We operate in a highly competitive market and expect to incur net losses for the foreseeable future.


    In January 2000, we began charging fees to organizations that list projects on OPUS XCHANGE and, during the second quarter of 2000, will begin charging organizations project placement fees. During the first quarter of 2000, we began to receive revenues for integration and customization services related to OPUSRM and the enhanced version of OPUS XCHANGE and, during the second quarter of 2000, we expect to begin receiving subscription fee revenue for each employee managed within each of our client's installed OPUSRM database. We had not previously charged clients for any of these services.

Our Strategy

    Our goal is to be the premier service for putting people and projects together across the labor supply chain by:

    - building FREEAGENT.COM into the largest online free agent community;

    - attracting large buyers of professionals to our enhanced version of OPUS XCHANGE;

    - capturing pertinent data on professionals and organizations to improve the efficiency of the labor procurement process; and

    - pursuing strategic acquisitions and investments in complementary businesses, products and technologies.

Our History

    We were incorporated in Delaware in August 1998 as Enterspect Corporation and changed our name to Opus360 Corporation in March 1999. Until May 27, 1999, we focused on the development of our strategy and services and the formation of distribution, co-branding and other similar arrangements with organizations whose sales and marketing staffs will further the distribution of our services to their customer base. On May 27, 1999, we acquired all of the outstanding stock of The Churchill Benefit Corporation. Since the acquisition, Churchill has been doing business as FREEAGENT.COM and its employee benefit services, which historically had been provided offline, have been integrated into our FREEAGENT E.OFFICE services.

    In January 2000, we acquired Ithority Corporation, which provides a knowledge marketplace for expert advice on a variety of subjects, such as technology, software development, strategic consulting, graphic design and finance, and INDUSTRYINSITE.COM, a network of approximately 63,000 professionals who work full time or as free agents in a variety of professional industries, such as management consulting, information technology management, computer software and marketing. In February 2000, we acquired PeopleMover, Inc. which provides a service similar to OPUSRM specifically to the staffing industry.

Corporate Information


    Our principal executive offices are located at 39 West 13th Street, 3rd Floor, New York, New York 10011, and our telephone number is (212) 687-6787. Our principal websites are WWW.OPUS360.COM and WWW.FREEAGENT.COM. Information contained on our websites does not constitute part of this prospectus.

                                  THE OFFERING


Common stock offered by us in underwritten
  public offering.........................  5,950,000 shares

Common stock offered in Safeguard
  Subscription Program to stockholders of
  Safeguard:

    by us.................................  1,050,000 shares

    by Safeguard and CompuCom.............  700,000 shares
        Total in Safeguard Subscription
          Program.........................  1,750,000 shares

Common stock to be outstanding after this
  offering................................  49,780,805 shares

Use of proceeds...........................  General purposes, including working capital, capital expenditures, sales and marketing, product and
                                            technology development and potential acquisitions of
                                            technologies, products or businesses which may be
                                            complementary to our business. See "Use of Proceeds."

Proposed Nasdaq National Market symbol....  OPUS


    The number of shares of our common stock outstanding after this offering is based on our shares of common stock outstanding as of December 31, 1999, after giving effect to:

    - the issuance of 426,073 shares of our common stock in the Ithority acquisition;

    - the issuance of 2,633,359 shares of our common stock in the PeopleMover acquisition;


    - the issuance of 1,505,376 shares of common stock to Dell USA in the concurrent placement described under "Use of Proceeds," assuming an initial public offering price of $10.00 per share;



    - the issuance of 840,000 shares of our common stock in January 2000 upon exercise of warrants;



    - the issuance of 606,911 shares of our common stock in January through March 2000 upon the exercise of options; and


    - the assumed issuance of 450,000 shares of our common stock prior to the closing of this offering upon the exercise of a warrant held by Greenhill & Co., LLC, which acts as a financial advisor to us.

    The common stock to be outstanding after this offering excludes:

    - 405,631 shares of our common stock held in escrow, together with additional shares of our common stock, issuable to the former stockholder of Churchill as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Statements;"


    - 5,340,000 shares of our common stock issuable at a weighted average exercise price of $1.09 per share upon the exercise of stock options outstanding at December 31, 1999, 1,401,000 shares of which (including shares of our common stock issuable upon the exercise of options which automatically vest upon the consummation of this offering) are currently exercisable, and of which 252,996 have been exercised;



    - options to purchase 5,313,375 shares of our common stock issued subsequent to December 31, 1999 to officers, directors and employees, including our Chairman and Chief Executive Officer and new President and Chief Operating Officer, at a weighted average exercise price of $8.73 per share;

    - options to purchase 1,032,606 shares of our common stock held by employees of PeopleMover, at a weighted average exercise price of $4.84 per share, assumed by us in the PeopleMover acquisition, after giving effect to forfeitures and exercises since the date of the acquisition;



    - 8,191,264 shares of our common stock reserved for future grant under our stock option and employee stock purchase plans;



    - 105,547 shares of our common stock issuable at a weighted average exercise price of $0.78 per share upon the exercise of warrants outstanding at January 31, 2000;


    - 9,120 shares of our common stock issuable at an exercise price of $0.01 per share upon the exercise of warrants issued in February 2000 as compensation to a provider of advertising services;


    - 450,000 shares of our common stock issuable upon the exercise of a warrant having an exercise price of $8.21 per share issued in January 2000 to Greenhill & Co., LLC under its financial advisory agreement with us as a result of the consummation of the INDUSTRYINSITE.COM and Ithority acquisitions;


    - 450,000 shares of our common stock issuable upon the exercise of an additional warrant which may be issued to Greenhill under its financial advisory agreement with us upon the completion of a specified number or aggregate value of acquisitions, and having an exercise price equal to the fair market value of our common stock on the Nasdaq National Market on the date of issuance of the additional warrant;

    - 225,000 shares of our common stock issuable upon exercise of a warrant having an exercise price of $3.33 per share issued in February 2000 to Lucent Technologies Inc. in connection with their agreeing to use our OPUSRM and OPUS XCHANGE services, assist us in the further development of our services and to direct free agents who provide services to Lucent's NetCare Division to FREEAGENT.COM; and

    - shares of our common stock issuable upon the exercise of an additional warrant issued to Lucent in February 2000 in connection with the establishment of the foregoing arrangements, and which is exercisable for that number of shares of our common stock, having a fair value no greater than $2,655,000 using the Black-Scholes option-pricing model, at an exercise price and on a specified effective beginning date, in each case as described in greater detail under "Related Party Transactions--Lucent Agreement."

    In addition, except as otherwise indicated, we have presented information in this prospectus based on the following assumptions:

    - the mandatory conversion of all outstanding shares of our preferred stock into 25,441,091 shares of our common stock on the closing of this offering;

    - the declaration of a 3-for-2 common stock split to be effected before the completion of this offering;

    - the underwriters do not exercise their over-allotment option; and

    - all of the shares offered by us and by Safeguard and CompuCom in the Safeguard Subscription Program are purchased by stockholders of Safeguard.

                         SAFEGUARD SUBSCRIPTION PROGRAM


    As a part of this offering, we, Safeguard and CompuCom are offering shares of our common stock to stockholders of Safeguard that owned at least 100 shares of Safeguard common stock on December 16, 1999 in the Safeguard Subscription Program. The program is described in greater detail in the section of this prospectus entitled "Underwriting--Safeguard Subscription Program."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following table presents our summary historical and pro forma financial information. The pro forma data gives effect to the acquisitions of Churchill and PeopleMover, as if the acquisitions had occurred on January 1, 1999. You should read the information set forth below in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Opus360, Churchill and PeopleMover and the notes to those financial statements included elsewhere in this prospectus. Under applicable SEC rules, the historical audited financial statements of Ithority and pro forma financial statements for us reflecting the Ithority acquisition are not required to be included in this prospectus. However, those audited and pro forma financial statements will be filed with the SEC within 75 days of consummation of the Ithority acquisition.

                                                    Period from August 17,
                                                       1998 (inception)
                                                     through December 31,         Year Ended
                                                             1998             December 31, 1999
                                                    ----------------------   --------------------
                                                                              Actual    Pro Forma
                                                                             --------   ---------
                                                        (in thousands, except per share data)
Statement of Operations Data:
Total revenues....................................         $    --           $   419    $   2,019
Gross profit......................................              --               158          790
Total operating expenses..........................           1,041            30,293       51,736
Loss from operations..............................          (1,041)          (30,135)     (50,946)
Net loss..........................................         $(1,035)          $(29,390)  $ (50,274)
Basic and diluted net loss per share..............         $ (0.11)          $ (2.91)   $   (3.91)
Weighted average number of shares used in
  calculating basic and diluted net loss per
  share...........................................           9,120            10,084       12,868 (1)
Pro forma basic and diluted net loss per
  share(2)........................................                           $ (1.12)   $   (1.73)
  Pro forma weighted average number of shares used
    in calculating basic and diluted net loss per
    share(2)......................................                            26,324       29,108 (1)

------------------------
(1) Reflects the issuance of shares of our common stock in the Churchill and PeopleMover acquisitions as if the shares were outstanding for the entire period presented.
(2) Reflects the automatic conversion of each outstanding share of preferred stock into 1.5 shares of our common stock on the consummation of this offering as if these shares were outstanding from their respective dates of issuance.


    The following table presents our consolidated balance sheet data as of December 31, 1999 on an actual basis; on a pro forma basis to give effect to our acquisition of PeopleMover as if the acquisition had occurred on December 31, 1999 and the mandatory conversion of all outstanding shares of our preferred stock into shares of common stock on the closing of this offering; and on a pro forma as adjusted basis to give effect to the estimated net proceeds from the sale of 7,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of 1,505,376 shares of our common stock to Dell USA in the concurrent placement at a price equal to the foregoing assumed initial public offering price less an amount equal to the estimated underwriting discounts and commissions payable to the underwriters in this offering. See "Use of Proceeds."



                                                                   As of December 31, 1999
                                                              ----------------------------------
                                                                                      Pro Forma
                                                               Actual    Pro Forma   As Adjusted
                                                              --------   ---------   -----------
                                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities............  $28,463     $28,404      $106,219
Working capital.............................................   21,638      18,340        96,155
Total assets................................................   40,716      73,877       151,692
Convertible preferred stock.................................       17          --            --
Total stockholders' equity..................................  $27,727     $56,482      $134,297

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

       Risks Related to Our Financial Condition and to Our Business Model

Our limited operating history, particularly in light of our recent inception, makes it difficult for you to evaluate our business and to predict our future success.

    We were founded in August 1998. Until May 27, 1999, we focused on development of our strategy and services and the establishment of distribution, co-branding and other similar arrangements for our services. On May 27, 1999, we acquired Churchill and commenced formal operations. Our limited operating history will make it difficult to forecast our future operating results. For example, our ability to forecast operating expenses and revenues based on our historical results will be difficult because we have only recently begun sales of our OPUS XCHANGE and OPUSRM services and have recently consummated the acquisitions of Ithority, INDUSTRYINSITE.COM and PeopleMover. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new business. Our principal risks are that:

    - we may not be able to increase usage of our services and derive revenue from these services;

    - we may not be able to enter into additional distribution, co-branding and other similar arrangements with organizations that will provide us access to their user base;

    - our marketing and sales efforts may not be successful;

    - we may not be able to effectively respond to competitive developments;

    - we may not be able to integrate the business, products, services and technology of our recent acquisitions and possible future acquisitions; and

    - we may not be able to manage our anticipated growth.

    The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increases the risk that the value of your investment in our common stock will decline.

We have never been profitable, and we expect that our losses will continue for the foreseeable future.

    We have incurred net losses and have never been profitable. We expect to incur net losses for the foreseeable future and may never become profitable. We had no revenues and incurred net losses of $1.0 million for the period from August 17, 1998 (our inception) to December 31, 1998, and had net losses of $29.4 million for the year ended December 31, 1999, which were 7350% greater than our revenues of $0.4 million for the year. As of December 31, 1999, we had an accumulated deficit of $30.4 million. Our operating and net losses have increased for each of the fiscal quarters of our operating history and we expect that this trend will continue. On a pro forma basis to give effect to the acquisitions of Churchill and PeopleMover as if these acquisitions had occurred as of January 1, 1999 for statement of operations purposes and, in the case of the PeopleMover acquisition, December 31, 1999 for balance sheet purposes, our revenues and net losses for 1999 would have been $2.0 million and $50.3 million, respectively, and we would have had an accumulated deficit of $30.4 million. On a pro forma basis, our net losses were 2515% greater than our revenues. See "Unaudited Pro Forma Combined Financial Statements." Neither PeopleMover nor Ithority have ever been profitable.

    Our sales and marketing, service and product development and general and administrative expenses are expected to increase substantially in future periods as we continue to grow our business and as a result of our three recent acquisitions. For example, we currently expect to use an estimated $15 to $20 million of the net proceeds of this offering for sales and marketing, as compared to our actual sales and marketing expenses of $11.1 million in 1999, and another $15 to $20 million of the net proceeds of this offering for product and technology development, as compared to our actual product development expense of $9.0 million in 1999. See "Use of Proceeds." However, since our management may allocate the net proceeds from this offering for the foregoing purposes in different amounts, or for purposes not currently contemplated, our future expenditures for sales and marketing and product development may be greater or less than these amounts.


    In addition, as a result of our acquisitions of Ithority, INDUSTRYINSITE.COM and PeopleMover, we expect to record for the quarter ending March 31, 2000 substantial amounts of goodwill and other intangible assets which will result in non-cash charges as these assets are amortized over the next three years, as well as acquisition related expenses. Amortization of goodwill related to the PeopleMover acquisition will be approximately $10.5 million in each of 2000, 2001 and 2002. See "Unaudited Pro Forma Combined Financial Statements." Furthermore, we will incur substantial stock-based compensation expense in future periods representing non-cash charges incurred as a result of the issuance of common stock and stock options prior to this offering. Deferred compensation expense related to stock options granted to officers, directors and employees with exercise prices below the fair market value of our common stock on the date of grant will be approximately $5.5 million in 2000, $3.3 million in each of 2001 and 2002 and $1.1 million in 2003. As a result of the PeopleMover and Ithority acquisitions, we will also recognize an additional $2.8 million of compensation expense in each of 2000, 2001 and 2002. We will also incur additional compensation expense related to non-vested stock options granted to non-employees and stock issued or issuable to the former owners of Churchill which are subject to vesting arrangements. These additional compensation charges could be substantial as the amount will be based on the fair market value of our common stock at the time vesting occurs and will therefore increase if our stock price increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    As a result of these factors, we will need to generate significant additional revenues to achieve profitability in the future. Although our revenues have grown in recent quarters, we cannot be certain that this growth will continue or that we will achieve profitability. If our revenues fail to grow at the rates that we anticipate and we fail to adjust our operating expense levels accordingly, or if our operating expenses increase without a commensurate increase in our revenues, our operating and net losses will increase further. If we do become profitable in any period, we cannot be certain that we will sustain or increase profitability on a quarterly or an annual basis.

Our operating results may vary from quarter to quarter in future periods which may cause our stock price to fluctuate or to decline.

    Our operating results in any quarter will be harmed if our revenues for that quarter fall below our expectations and we are not able to quickly reduce our operating expenses in response. Our operating expenses, which include sales and marketing, service and product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed over a 30 to 45 day period. As a result, our ability to rapidly adjust these expenses is limited, which may increase the fluctuations in our quarterly operating results.

Our business model is unproven, and we may not become profitable if we are unable to adapt it to changes in our market.

    If we are unable to anticipate changes in the market for labor procurement and management services, or if our business model is not successful, we may not be able to expand our business or successfully compete with other companies. Our current business model depends upon the Internet to enable us to build and deliver comprehensive labor procurement and management services. However, the market for these kinds of Internet-based services is at an early stage of development and we may be unable to implement our business plan fully or obtain broad acceptance of our products and services either by organizations or by free agents. Our revenue model and profit potential are also unproven. We may be required to further adapt our business model in response to additional changes in the market for these services, or if our current business model is not successful.

If we are unable to obtain additional financing, we may not be able to continue or expand our operations.

    Since our inception, our operating activities have used more cash than they have generated. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to experience significant negative operating cash flows for the foreseeable future. We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced products or services, to respond to competitive pressures or to acquire complementary businesses, products or technologies. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms or not available at all, we may be unable to successfully promote our products and services, fund our expansion, develop or enhance our products or services, respond to competitive pressures or take advantage of acquisition opportunities.

You will experience dilution if we raise additional funds through the issuance of additional equity or convertible debt securities.

    If we raise additional funds through the issuance of equity securities or convertible debt securities, you will experience dilution of your percentage ownership of our company. This dilution may be substantial. In addition, these securities may have powers, preferences and rights that are preferential to the holders of our common stock and may limit our ability to pay dividends on our common stock.

                 Risks Related to Our Markets and Our Strategy

Our revenues will not grow if the Internet does not become a proven procurement and project search medium.

    If we are unable to compete with traditional methods for procuring free agent talent and searching for and securing project assignments, our revenues will not increase. The future of our business is dependent on the acceptance of the Internet by professionals and buyers requiring individuals with specific professional skills. as an effective means to procure labor and to search for and transact project-based work assignments. Currently, only a small percentage of U.S. businesses, less than one-half of one percent, engage in any recruiting activities online. The online recruitment and project-based work search market is new and is rapidly evolving, and we do not yet know how effective online recruiting and project searching will be compared to traditional recruitment and project search methods. The adoption of online recruiting and project searching, particularly among organizations and professionals who have historically relied upon traditional recruiting and project searching methods, requires the acceptance of a new way of conducting business, exchanging information, advertising and searching for project-based work. Many potential buyers requiring individuals with specific professional skills have little or no experience using the Internet for recruiting, and only a limited number of professionals who are currently searching for project assignments have experience using the Internet in connection with their searches. As a result, we may not be able to effectively compete with traditional recruiting and project-based work search methods.

We will not be able to expand our business if use of the Internet does not continue to grow.

    If use of the Internet does not continue to grow, we may not be able to meet our business objectives or expand our operations. Use of the Internet may be inhibited by any of the following factors:

    - the Internet infrastructure may be unable to support the demands placed on it, or its performance and reliability may decline as usage grows;

    - websites may be unable to provide adequate security and authentication of confidential information contained in transmissions over the Internet; or

    - the Internet industry may be unable to adequately respond to privacy concerns of potential users.

We will not be able to grow our business if we do not successfully release OPUSRM and our enhanced version of OPUS XCHANGE on a commercial basis.

    Our business model and technologies are designed to permit our existing FREEAGENT.COM website to be integrated with our OPUS XCHANGE and OPUSRM services. However, we have not yet released our OPUSRM service or our enhanced version of OPUS XCHANGE on a commercial basis, and may not succeed in doing so. If we are unable to offer these services on a widespread basis, or if we encounter delays in doing so, our service offerings may be less attractive to potential customers, which will reduce our revenues and prospects for growth. In addition, while our enhanced version of OPUS XCHANGE and OPUSRM are being designed to be integrated with each other, there can be no assurance that these services will be successfully integrated.

We will not be able to maintain or increase the number of free agents who purchase our FREEAGENT E.OFFICE services if our vendors do not provide the back-office administrative services that these free agents require.

    We rely on a single vendor, Automatic Data Processing, to provide payroll processing services, including the preparation of IRS Form W-2s and other tax forms, for our FREEAGENT E.OFFICE employees. We also rely on vendors to deliver the 401(k) plan and the group health, life insurance and disability insurance coverage that we offer to free agents through our FREEAGENT E.OFFICE services program. If our current or future vendors fail to perform, or fail to deliver, these back-office administrative services for our FREEAGENT E.OFFICE employees in a professional, reliable and timely manner or fail to improve their services for these free agents in accordance with market requirements from time to time, we will not be able to maintain or increase the number of free agents who purchase our FREEAGENT E.OFFICE services, which will impair our ability to increase our revenues. Our standard agreement with free agents who purchase our FREEAGENT E.OFFICE services is generally subject to termination by us or the free agent at any time upon prior written notice provided conditions are met. A significant number of terminations could substantially reduce our revenues.

Our revenues will not increase if we do not successfully develop awareness of our brand names.

    If we fail to successfully promote and maintain our FREEAGENT.COM, OPUS XCHANGE or OPUSRM brand names, fail to generate a corresponding increase in revenues as a result of our branding efforts, or encounter legal obstacles in connection with our continued use of our brand names, our revenues will not increase and our prospects for growth will be diminished. We believe that continuing to build awareness of each of our brand names is critical to achieving widespread acceptance of our services. We believe that brand recognition will become a key differentiating factor among providers of project-based professional procurement and management services as competition in the market for these services increases. We will be unable to maintain and build brand awareness if we do not succeed in our marketing efforts, provide high quality services and increase the number of professionals and buyers requiring individuals with specific professional skills to fulfill project needs.

Our revenues will not increase and we will not become profitable if we do not increase the number of transactions that are effected through the OPUS XCHANGE marketplace.

    We expect to release our enhanced version of OPUS XCHANGE on a commercial basis during the first half of 2000. Once this enhanced version is released, if we are unable to increase the volume of transactions in the OPUS XCHANGE marketplace between professionals and buyers requiring individuals with specific professional skills to fulfill project needs, our revenues will not increase. Our business model assumes that a growing percentage of our future revenues will be based upon project listing and placement fees paid by organizations for using the OPUS XCHANGE marketplace, and we anticipate that these revenues will generate higher gross margins than the principal source of our historical revenues, the fees paid by free agents who purchase our FREEAGENT E.OFFICE services. Accordingly, our future revenues and improvement in our gross profit margin will depend to a large extent on the number of project listings that are originated by buyers requiring professionals and the number of project placements that occur within the OPUS XCHANGE marketplace. Because we have not historically charged project listing and project procurement fees, we have not tracked the number of transactions processed with free agents through OPUS XCHANGE. As a result, we will also need to develop the means to accurately track the transactions that occur on OPUS XCHANGE in order to ensure that we receive the revenues due us for these transactions.

    Our ability to increase transaction volume in the OPUS XCHANGE marketplace depends in large part on our ability to build a critical mass of professionals and buyers requiring individuals with specific professional skills to fulfill project needs. If we are unable to increase the number of free agents who participate in the OPUS XCHANGE marketplace through FREEAGENT.COM and to attract more of these buyers to the OPUS XCHANGE marketplace, our services will not be perceived to provide an effective market for project-based professionals, and demand for our services will decrease. To attract and maintain free agents, we must build a critical mass of organizations that seek to obtain their services for specific projects. Similarly, organizations requiring individuals with specific professional skills must perceive value in participating in our OPUS XCHANGE marketplace, which, in part, will depend on the number and type of free agents who participate in the marketplace. These free agents must possess the types of professional skills demanded by organizations in order to render their services attractive.

Our plans to charge for project listing fees and project placement fees may limit the number of organizations willing to list project assignments on OPUS XCHANGE.


    We recently began to charge organizations that list projects on OPUS XCHANGE and, commencing in the second quarter of 2000, we plan to charge a fee to organizations that procure free agents to complete a project. These charges may limit the number of organizations that are willing to list their assignments or procure professionals through OPUS XCHANGE.


Our efforts to attract buyers requiring individuals with specific professional skills to fulfill project needs and those professionals to the OPUS XCHANGE marketplace may not be successful if we are not able to establish distribution, co-branding and other similar arrangements that will broaden our access to these buyers and professionals or if the parties with whom we enter into these arrangements do not effectively market OPUS XCHANGE to their customer base of suppliers and users of project-based professionals.

    We may be unable to establish additional distribution, co-branding and other similar arrangements with organizations that provide complementary services or products or that will provide us access to their user base, thereby broadening our access to potential free agents and employers in need of professionals. If this occurs, our ability to enhance the demand for and supply of professionals in our OPUS XCHANGE marketplace will be diminished. Our existing agreements with CAREERPATH.COM limits our ability to enter into integrated co-branding arrangements with their direct competitors that provide full-time job board websites for a period of 18 months from the launch of our co-branded site. Other agreements may have similar types of provisions. In addition, the parties with whom we have or may enter into distribution, co-branding and other similar arrangements may not successfully direct buyers and sellers of professionals to our OPUS XCHANGE marketplace. If these entities fail to effectively market OPUS XCHANGE to their customer base of suppliers and users of professionals, or if the extent of this incoming traffic to our OPUS XCHANGE marketplace is less than anticipated, our revenues will not increase. In addition, as discussed in the second preceding risk factor, free agents and organizations requiring individuals with specific professional skills to fulfill project needs must actively participate in our OPUS XCHANGE marketplace in order for our revenues and business to grow.

Our OPUSRM service may not be accepted by customers.

    Before making any commitment to use our OPUSRM service, potential users will likely consider a wide range of issues, including service benefits, integration with legacy systems, potential capacity, functionality and reliability. Prospective users will generally need to change established professional management and procurement practices and operate their businesses in new ways. Because our OPUSRM service represents a new, Internet-based approach for most organizations to manage and allocate their professional resources, those persons responsible for the use or approval of our OPUSRM service within these organizations will be addressing these issues for the first time. If our OPUSRM service is not attractive to potential customers, our revenues from this service will not increase. In addition, if systems integrators fail to adopt and support OPUSRM as a resource management tool, our ability to reach our target customers in this market may be diminished.

Our sales cycles for OPUSRM and our enhanced version of OPUS XCHANGE will be lengthy, which could delay the growth of our revenues and increase our expenditures.

    Our OPUSRM service and our enhanced version of OPUS XCHANGE are new and commercially untried services and will not be commercially released until the first half of 2000. We may face significant delays in their acceptance. We will not be able to recognize any revenues during the period in which a potential customer evaluates whether or not to use them, and we expect that this period will be substantial, ranging between six and 12 months. The decision of a customer to use either or both of these services may be expensive, time consuming and complex and may require an organization to make a significant commitment of resources. As a result, we will have to expend valuable time and resources to educate interested persons at all levels in these organizations on their use and benefits. Our expenditure of substantial time and resources to persuade customers to use either or both of these services or an unexpectedly long sales and implementation cycle for them will have a negative impact on the timing of our revenues. Since we have not yet released either OPUSRM or the enhanced version of OPUS XCHANGE, we cannot predict how long the average sales and implementation cycle will be, and we may be unable to adapt our business to shorten the average sales cycle.

Our future success will depend upon the continued services of our executive officers.


    The loss or departure of any of our executive officers named under "Management" could impair our ability to implement our business model and could lower our revenues. Our future success depends to a significant extent on the continued service of our executive officers, in particular, Ari B. Horowitz, our Chairman and Chief Executive Officer, Richard S. Miller, our President and Chief Operating Officer, and Carlos B. Cashman, our Chief Technology Officer. Our employment agreements with our executive officers may be terminated upon notice to us.


If we are unable to hire and retain highly skilled personnel, we will not be able to grow and to compete effectively.

    Our future success will also depend to a significant extent on our ability to attract and retain senior management, experienced sales and marketing personnel, software developers, qualified engineers and other highly skilled personnel. Competition for these highly skilled employees is intense, particularly in the Internet industry. We may experience difficulty from time to time in hiring the personnel necessary to support the growth of our business.

If we are unable to successfully introduce new or enhanced services, products or features, our sales may decline.

    We may not be able to increase our sales if we are unable to develop and introduce new or enhanced services or products, or if these services or products do not achieve market acceptance. In addition, in order to remain competitive, we believe that we must continually improve on a timely basis the responsiveness, functionality and features of our existing services and products. However, we may not succeed in developing or introducing features, functions, services or products that buyers requiring individuals with specific professional skills or free agents find attractive. We expect to introduce enhanced services, products and features in order to respond to:

    - rapidly changing technology in online professional procurement and management;

    - evolving industry standards, including both formal and de facto standards, relating to online labor procurement and management;

    - developments and changes relating to the Internet;

    - competing services and products that offer increased functionality; and

    - changes in the requirements of buyers requiring individuals with specific professional skills and free agents.

If any new or enhanced service, product or feature that we introduce is not favorably received, the public's perception and the reputation of our brands could suffer irreparable damage.

If we cannot compete successfully, our revenues will decrease and we may never become profitable.

    Due to competition, we may experience reduced use of our services and lower margins on our services and products. If we are unable to compete effectively with current or future competitors, our revenues will decrease and we will be unable to grow our business.


    The market for labor procurement and management services is intensely competitive and highly fragmented. Our three primary services compete with a combination of online and offline companies that provide competing services, including traditional companies providing benefits and services to independent professionals, traditional and online recruiting and job-posting services, and developers of enterprise resource planning services. Some of our competitors may offer their services at no cost or at prices that are less than the ones that we currently offer or intend to offer. For example, some competitors do not charge for posting a project on their website or may charge a fee lower than we are now charging for project listings on OPUS XCHANGE. Similarly, while we intend to charge a placement fee in the second quarter of 2000, some of our competitors do not charge a success or placement fee when a person is engaged for a project.


    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their businesses or to offer more comprehensive services. We believe that the companies in our target market compete primarily on the basis of the number of features their services provide to end users, and the extent of their relationships with both organizations that procure project-based professionals and individuals who are available for projects. We believe that we compete effectively by offering services that addresses the procurement and management of project-based professionals. However, the rapid pace at which the market is evolving, both in terms of technological innovation, increased functionality and service offerings, will require us to continually improve our infrastructure and our services, as well as the range of services we offer. We may not be able to respond adequately to these competitive challenges.

If we fail to manage our growth, our revenues may not increase and we may incur additional losses.

    Since we have only been in business a short time, our expansion has placed, and will continue to place, significant strains on our infrastructure, management, internal controls and financial systems. Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the growth of our business, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We may encounter difficulties in developing and implementing these new systems. Our management has limited experience managing a business of our size or experience managing a public company. If we are unable to manage our growth effectively and maintain the quality of our products and services, our business may suffer.

Any acquisitions of technologies, products or businesses that we make may not be successful, may cause us to incur substantial additional costs, and may require us to incur indebtedness or to issue debt or equity securities on terms that may not be attractive.

    As part of our business strategy, we have in the recent past acquired or invested in technologies, products or businesses that are complementary to our business and may do so in the future. Our only experience in integrating acquisitions into our business was our acquisition of Churchill. The process of integrating PeopleMover, Ithority, and INDUSTRYINSITE.COM as well as any future acquisitions could involve substantial risks for us, including:

    - unforeseen operating difficulties and expenditures;

    - difficulties in assimilation of acquired personnel, operations, technologies and products;

    - the need to manage a significantly larger and more geographically-dispersed business, such as the PeopleMover and Ithority operations in California;

    - amortization of large amounts of goodwill and other intangible assets, such as the approximately $31.6 million of goodwill and other intangible assets relating to our acquisition of PeopleMover which we will amortize over the next three years;

    - the diversion of management's attention away from ongoing development of our business or other business concerns;

    - the risks of loss of employees of an acquired business, including employees who may have been instrumental to the success or growth of that business; and

    - the use of substantial amount of our available cash, including in the case of any future acquisitions, the proceeds of this offering, to consummate the acquisition.

We experienced some unforeseen operating difficulties and expenditures in connection with the Churchill acquisition as well as the diversion of our management's attention. These difficulties did not have a material impact upon our operations.

    We may never achieve the benefits that we expect from the acquisitions of PeopleMover, Ithority and INDUSTRYINSITE.COM or that we might anticipate from any future acquisition. If we make future acquisitions, we may issue shares of our capital stock, as we have in the PeopleMover and Ithority acquisitions, that dilute other stockholders, incur debt, assume significant liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might reduce our reported earnings and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that would reduce our net income or increase our net losses.

If we expand our operations into international markets, we will face new challenges that we have not previously faced.

    As part of our expansion, we may begin to conduct a portion of our operations outside the United States. We currently have minimal experience operating in foreign markets. If we expand our operations into foreign markets, we will face new challenges that we have not previously faced while conducting our operations in the United States. Countries in which we are currently considering conducting operations include Canada, Japan and the United Kingdom. These challenges include:

    - currency exchange rate fluctuations, particularly if we sell our products and services in foreign currencies;

    - trade barriers including tariffs and export controls;

    - difficulties in collecting accounts receivable in foreign countries;

    - the burdens of complying with a wide variety of foreign laws, particularly complex labor regulations;

    - reduced protection for intellectual property rights in some countries, particularly in Asia; and

    - the need to tailor our products and services for foreign markets.

In addition, if we conduct any of our foreign operations through joint ventures with third parties, we may have limited ability to control the operation of these entities.

        Risks Related to Our Technology Infrastructure and the Internet

We may experience reduced visitor traffic, reduced revenue and harm to our reputation if any system failures result in unexpected network interruptions.

    Any system failure that we may experience, including network, software or hardware failures, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our services could result in reduced use of our services and damage to our reputation and brands. Our servers and software must be able to accommodate a high volume of traffic by organizations and free agents to OPUS XCHANGE and FREEAGENT.COM. To date our data base server has experienced average use of 70% under peak loads and 50% under normal loads, our web servers have experienced average use ranging from 20% to 30% under normal and peak loads and our data base storage capacity is at 2% use. There can be no assurance, however, that our systems will be able to accommodate our growth. We rely on third-party Internet service providers to provide our clients with access to our services. We have experienced on two occasions service interruptions as a result of systems failures by these Internet service providers which have lasted between four to eight hours. We believe that these interruptions will occur from time to time in the future. In addition, from time to time the speed of our system has been reduced as a result of increased traffic through our Internet service provider. We may not be able to expand and adapt our network infrastructure at a pace that will be commensurate with the additional traffic increases that we anticipate will occur. We do not currently maintain business interruption insurance and our other insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service.

Our services may contain defects or errors that could damage our reputation.

    The services that we have developed and that we currently plan to introduce are complex and must meet the stringent technical requirements of our customers. We must develop our services quickly to keep pace with the rapidly changing industry in which we operate. However, the services we provide may contain undetected errors or defects, especially when first introduced or when new versions are released. In addition, our services may not properly operate when integrated with the systems of our customers.

    While we continually test our services for errors and work with customers through our customer support services to identify and correct bugs, errors in our services may be found in the future. Testing for errors is complicated in part because it is difficult to simulate or anticipate the computing environments in which our customers use our services. Our services may not be free from errors or defects even after they have been tested, which could result in the rejection of our services and damage to our reputation, as well as lost revenue, diverted development resources, and increased support costs.

Breaches of our network security could increase our costs and damage our reputation.

    Our FREEAGENT.COM service contains FREEAGENT E.OFFICE and E.PORTFOLIO data for many of the free agents in our FREEAGENT.COM community. In addition, following their release, our OPUSRM and enhanced OPUS XCHANGE services will contain resource and project information for organizations. As a result, we may become liable to any of those free agents or organizations that experience losses due to any security failures in our services. Unauthorized persons that penetrate our network security could misappropriate proprietary information or cause interruptions in our services. Misappropriation of proprietary information or interruptions of our services could result in reduced traffic to our FREEAGENT.COM website and reduce demand for our OPUS XCHANGE or OPUSRM services. As a result, we may be required to expend capital and resources to protect against or to alleviate security breaches, which could reduce our profitability.

Computer viruses could disrupt our systems, which could reduce demand for our services and damage our reputation.

    Computer viruses may cause disruptions of our services and the loss of information saved on our servers by free agents and organizations that seek individuals with specific professional skills to fulfill project needs. These viruses could reduce demand for our services, and damage our reputation in the markets in which we compete. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability for any damages incurred by third parties.

We may become subject to burdensome government regulations and legal uncertainties affecting the Internet which could increase our expenses or limit the scope of our operations.

    Legal uncertainties and new regulations relating to the use of the Internet could increase our costs of doing business, prevent us from delivering our products and services over the Internet or slow the growth of our business. To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment relating to the Internet is uncertain and may change. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:

    - user privacy;

    - civil rights and employment claims;

    - consumer protection;

    - libel and defamation;

    - copyright, trademark and patent infringement;

    - pricing controls;

    - characteristics and quality of products and services;

    - sales and other taxes; and

    - other claims based on the nature and content of Internet materials.

    In addition, any imposition of state sales and use taxes imposed on the products and services sold over the Internet may decrease demand for products and services that we sell over the Internet. The U.S. Congress has passed legislation which limits until October 21, 2001 the ability of states to impose any new taxes on Internet-based transactions. If Congress does not renew this legislation, any subsequent imposition of state taxes on Internet-based transactions could limit the demand for our services or increase our expenses.

Our year 2000 compliance efforts may involve significant time and expense, and uncorrected or undetected problems could prevent us from operating or impose substantial costs upon our business.

    The risks posed by year 2000 issues, which arise because computer systems and software products may be unable to distinguish between twentieth century dates and twenty-first century dates, could harm our business in a number of significant ways. As a result of the year 2000 problem, computer systems and software used by many companies in a wide variety of industries may produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. If we experience disruptions as a result of the year 2000 problem, our revenue could decline and we may incur significant costs to correct any problems. Although we believe that our products, services and technology, which were generally developed after the year 2000 issues became widely known to the public, are year 2000 compliant, our systems and technology could be impaired or cease to operate due to year 2000 problems. We may face claims based on year 2000 issues arising from the integration of multiple products, including ours, within an overall system. Our customers may also cease or delay the purchase and installation of new complex systems, such as our enhanced version of OPUS XCHANGE, as well as OPUSRM, as a result of their own internal year 2000 testing. To date, however, we have not experienced any year 2000 problems.

    Our products and services are integrated with the systems of other organizations, that use our software to procure individuals with specific professional skills to fulfill project needs and to interact with the free agent community over the networks of Internet service providers. If their software processes information erroneously, or fails to deliver information or to otherwise operate, as a result of their failure to process information relating to year 2000 issues, our services will not be properly delivered. If this occurs, our products may become less attractive to potential customers.

  Risks Related to Intellectual Property Matters and to Intellectual Property
                                     Rights

Defending against intellectual property infringement claims, including an existing claim relating to our use of the service mark FREE AGENT, could be time consuming and expensive, and any liabilities imposed on us for infringing on the intellectual property rights of others could require us to pay significant damages or disrupt our business.

    Successful intellectual property infringement claims against us could result in monetary liability or a material disruption in our operations. We cannot be certain that our services, products, content, technology and brand names do not or will not infringe upon valid patents, copyrights or other intellectual property rights held by others. We expect that the number of infringement claims will increase as more participants enter our markets. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. In the event of a successful infringement suit against us, we could be liable for substantial damages and be required to pay substantial royalties for our use of third party intellectual property or be prohibited from using third party intellectual property in our products or services. Any of these outcomes could reduce our revenues and prospects for growth.

    In July 1999, we received a letter from counsel to the San Jose Mercury News alleging that our use of the service mark FREE AGENT and our registration of the domain name WWW.FREEAGENT.COM with Network Solutions, Inc. infringed upon the Mercury News' federal registration of the mark FREE AGENT for a computerized online matching service and violated Network Solutions' Domain Name Dispute Policy. The letter requested that we cease all use of the mark FREE AGENT for online job searching services and transfer the domain name WWW.FREEAGENT.COM to the Mercury News. Based on advice of counsel, we believe we have viable defenses to the claims. However, in the event we are not able to resolve this issue with the Mercury News and it decides to bring an infringement claim against us, or to initiate an arbitration proceeding against us with Network Solutions under Network Solutions' Domain Name Dispute Policy, we would likely incur significant expense in defending against the claim or in connection with arbitration proceedings. In addition, if a claim of infringement is made and we are not successful in defending against the claim, we could be liable for substantial damages. We could also be required to cease use of the FREE AGENT mark and transfer our WWW.FREEAGENT.COM domain name to the Mercury News. We have expended, and will continue to spend, substantial amounts in order to promote the FREEAGENT.COM brand name, the benefits of which would be lost if we could no longer use that mark. In addition, we would need to incur substantial new expenses to promote a new brand name. Until such time as free agents and buyers requiring individuals with specific professional skills to fulfill project needs became aware of any new brand name and website, our transaction volume could be substantially limited.

We may be unable to obtain U.S. trademark registration for our brands or to protect our other proprietary intellectual property rights.

    If we fail to obtain federal trademark or service mark registrations for our marks and any related derivative marks, our promotion of these marks as our brands could be disrupted. If we are unable to secure the rights to use these marks and related derivative marks, a key element of our strategy of promoting these marks as brands in our target markets could be disrupted. To date, we have filed intent to use applications for several of our service marks, including OPUS360, OPUS FREEAGENT, FREEAGENT.COM, FREEAGENT, OPUS XCHANGE, FREEAGENT XCHANGE, OPUSRM, FREEAGENT E.OFFICE and E.PORTFOLIO. Adverse outcomes to our applications for these marks, any failure to register our marks, or any related litigation, should it occur, could result in our being limited or prohibited from using our marks and related derivative marks in the future.

If we fail to protect our patents, copyrights or other intellectual property rights, other parties could appropriate our proprietary properties, including our technology.

    The technology and software we have developed which underlies our FREEAGENT.COM, OPUS XCHANGE and OPUSRM products and services is important to us. We do not have any patents relating to our technology and software, although we do have a U.S. patent application pending for the "Opus360 Knowledge Worker Network" which describes the processes and technology involved in implementing an Internet-based supply chain solution for matching people and projects. This patent may not be granted and, if granted, the patent and any other patents we apply for in the future may be successfully challenged.

    In general, to protect our proprietary technology and software, we rely on a combination of contractual provisions, confidentiality procedures and trade secrets. The unauthorized reproduction or other misappropriation of our intellectual property, including our technology on which our FREEAGENT.COM, OPUS XCHANGE and OPUSRM products and services are based, could enable third parties to benefit from our intellectual property without paying us. If this were to occur, our revenues would be reduced, and our competitors may be able to compete with us more effectively. The steps we have taken to protect our proprietary rights in our intellectual property may not be adequate to deter misappropriation of their use. We may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. The proceedings also could involve a high degree of risk that we will not succeed in protecting our rights to the technology that we develop.

We may not be able to access third party technology which we depend upon to conduct our business and as a result we could experience delays in the development and introduction of new services or enhancements of existing services.

    If we lose the ability to access third party technology which we use, are unable to gain access to additional products or are unable to integrate new technology with our existing systems, we could experience delays in our development and introduction of new services and related products or enhancements until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our revenues could be substantially reduced. We license technology that is incorporated into our services and related products from third parties for database technology. In light of the rapidly evolving nature of Internet technology, we may increasingly need to rely on technology licensed to us by other vendors, including providers of development tools that will enable us to quickly adapt our technology to new services. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all.

We may be liable for substantial payments as a result of information retrieved from or transmitted over the Internet.

    We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, personal injury, product liability or other legal claims relating to information that is published or made available on FREEAGENT.COM and the other sites linked to it. These types of claims have been brought, sometimes successfully, against other online services in the past. We could also be sued for the content that is accessible from FREEAGENT.COM and through links to other Internet sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. Our acquisition of Ithority, an online marketplace where people in need of expert advice can be connected with providers of expert advice on a variety of subjects, creates the possibility that we will be subject to potential claims that, among others, the professional advice obtained through the service was inappropriate, incorrect, or negligently or recklessly provided. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. Our insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect us if we are required to make these types of payments. In addition, we could incur significant costs in investigating and defending these types of claims, even if we ultimately are not liable.

 Risks Related to Regulatory Compliance and Adverse Regulatory Interpretations

We may be subject to the unfavorable interpretation of government regulations.


    As an employer, we are subject to all federal, state and local statutes and regulations governing our relationships with our employees and affecting businesses generally. In addition, by entering into employment agreements with free agents, FREEAGENT.COM is affected by specifically applicable licensing and other regulatory requirements and by uncertainty in the application of numerous federal and state laws relating to labor, tax,employment matters and wage payments. These laws include the U.S. Family Medical Leave Act, the Fair Labor Standards Act and the Americans With Disabilities Act, as well as state laws relating to workers compensation, unemployment benefits, minimum wages and medical and pregnancy issues. Many of these laws do not specifically address the obligations and responsibilities of non-traditional employers such as us. Because we expect to be subject to some or all of these laws in each state in which we have employees, our expenses to comply with these laws may be substantial and we may become liable for the payment of wages to our FREEAGENT E.OFFICE employees whether or not the FREEAGENT E.OFFICE employee has obtained an assignment or we have received payment from the organizations contracting with us for the services performed by these employee. Interpretive issues concerning these types of relationships have arisen and remain unsettled.


We expect to incur substantial expenses in order to comply with state employee leasing, employment agency or temporary employment laws.

    Uncertainties arising under state law include the compliance requirements to which FREEAGENT.COM is subject under state employee leasing, employment agency or temporary employment laws, as well as under other state laws. We expect to incur substantial expenses in order to comply with these laws and could be subject to substantial penalties for failing to comply with these laws. FREEAGENT.COM has attributes that could be seen as potentially triggering compliance requirements under some of these laws. Some states regulate employee leasing companies, employment agencies and temporary staffing companies, while most states focus on only one or two of these types of businesses. State statutory and regulatory definitions and requirements concerning these types of businesses are occasionally similar, but generally all of them differ in several important respects. If we are governed by any of these statutes or regulations, we may be subject to licensing requirements and financial oversight. The length of time for us to obtain any regulatory approval required to begin or continue operations could vary from state to state, and there can be no assurance that we will be able to satisfy the licensing requirements or other applicable regulations of any particular state in which we have already begun to operate or intend to operate, that we will be able to provide the full range of FREEAGENT E.OFFICE services currently offered or that we will be able to operate profitably within the regulatory environment of any state in which we do decide to obtain regulatory approval.

There are considerable uncertainties in the application of federal tax and employee benefits laws to our business that could limit our ability to provide benefits that will attract free agents.

    Uncertainties arising under the Internal Revenue Code of 1986, as amended, and ERISA include the qualified tax status and favorable tax status of some of the benefit plans that we provide. For example, the IRS could determine that free agents who purchase our FREEAGENT E.OFFICE services are not our employees under the provisions of the Code and ERISA relating to employee benefit plans such as the 401(k) plan we offer. If the IRS made such a determination, neither free agents who pay for our FREEAGENT E.OFFICE services nor we would be permitted to make tax deferred contributions to our 401(k) plan. Similarly, the IRS or other taxing authorities could determine that free agents who purchase our FREEAGENT E.OFFICE services are not our employees under federal, state or local laws and regulations providing for the favorable tax treatment of payments made for group health, disability and life insurance benefits provided as part of our FREEAGENT E.OFFICE services or for purposes of receiving incentive stock options under our stock option plan. If an adverse determination was made as to the employee status of free agents who purchase our FREEAGENT E.OFFICE services under one or more of these federal, state or local laws and regulations, our FREEAGENT E.OFFICE services would become less attractive to our registered free agents since we would no longer be able to provide those valuable corporate-style benefits as part of our FREEAGENT E.OFFICE services. As a result, it is likely that our revenues would be adversely affected and our ability to attract free agents to FREEAGENT.COM would be reduced.


    In contrast to our method of reporting for purposes of generally accepted accounting principles under which we only report as revenues the fees received from free agents who purchase our FREEAGENT E.OFFICE services, for tax purposes we will report as revenues the gross billings we receive from organizations for the services rendered by these free agents. Following the receipt of the gross billings from these organizations, we pay or reimburse the free agents' project-related expenses, pay the premiums for the free agents' health, disability and life insurance, make the free agents' desired 401(k) contributions and withhold any required federal, state and local taxes. Thereafter, we remit the remaining funds to the free agent as wages and salaries, treating the free agents' project-related expenses, the premiums for health, disability and life insurance and 401(k) contributions as deductible expenses for tax purposes. In the event free agents who purchase our FREEAGENT E.OFFICE services are held not to be our employees under applicable laws and regulations as described above, we could be liable to the IRS or other taxing authorities for improper reporting of their wages and salaries, because the amounts deducted for their health, disability and life insurance and 401(k) contributions would not be properly deductible for tax purposes. In addition, whether or not the free agent is treated as our employee, we could also be liable to the IRS or other taxing authorities if amounts treated as deductible project-related reimburseable expenses are not properly deductible for tax purposes. Under these circumstances, we could also be subject to suit by the free agent. Furthermore, in the event the free agents who purchase our FREEAGENT E.OFFICE services are held to be employees of an organization using their services, the qualified plans of these organizations may be adversely affected. In such event, we could be subject to suit by these organizations. While we believe that we have a reasonable basis for concluding that free agents who purchase our FREEAGENT E.OFFICE services are our employees under applicable laws and regulations, the application of these laws and regulations to our business is uncertain and there can be no assurance as to the ultimate resolution of these issues.


We may be subject to claims relating to our FREEAGENT E.OFFICE employees or the organizations that use their services.


    We may be subject to claims relating to the actions of free agents who purchase our FREEAGENT E.OFFICE services, including possible claims of discrimination and harassment, violations of non-competition agreements, theft of property from organizations for whom projects are performed, misuse of proprietary information from organizations and other criminal actions or torts and other claims. These claims may allege that we do not adequately supervise these free agents in a manner sufficient to ensure that these types of events do not occur. In addition, we may be subject to claims from organizations for whom FREEAGENT E.OFFICE employees perform work based upon the negligence or gross negligence in their performance of projects and the failure of the work produced by these employees to conform to required specifications. The conduct and performance of our FREEAGENT E.OFFICE employees may result in negative publicity, injunctive relief and the payment by us of money damages or fines.


    As the employer of the free agents who purchase our FREEAGENT E.OFFICE services, we may be subject to a wide variety of employment-related claims, such as claims for injuries, wrongful death, harassment, discrimination, wage and hour violations and other matters. In addition, a number of legal issues remain unresolved with respect to arrangements among businesses of the type such as ours, free agents and the buyers of professional talent, including questions concerning ultimate liability for violations of employment and discrimination laws. As a result of our status as employer, we may be subject to liability under various governmental regulations for violations of these regulations even if we do not participate in the violations. We carry liability insurance, but there can be no assurance that any of our insurance policies will be sufficient to cover any judgments, settlements or costs relating to any claims, suits or complaints or that sufficient insurance will be available to us in the future on satisfactory terms, if at all. If insurance is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, we may incur substantial losses.

                         Risks Related to this Offering

Our common stock has no prior trading market, is likely to be highly volatile and you may not be able to resell it at or above the initial public offering price.

    Before this offering there has not been a public market for our common stock. There may not be sufficient investor interest in our common stock after the closing of this offering to cause the development of an active trading market for our shares with significant liquidity. The stock market has experienced significant price and volume fluctuations and the market prices of securities of Internet-related companies have been highly volatile. Any trading market which does develop for shares of our common stock is likely to be also highly volatile and investors may not be able to sell their shares of common stock at or above the initial public offering price. The market price of our common stock after this offering may vary significantly from the initial offering price in response to a number of factors, some of which are beyond our control. The principal reasons that might cause our stock price to fluctuate are:

    - changes in financial estimates by securities analysts relating to our stock;

    - changes in market valuations of Internet companies generally or in companies in a similar line of business;

    - announcements by us or our competitors of significant contracts, acquisitions, distribution, co-branding and other similar arrangements, joint ventures or capital commitments;

    - loss of a major client or organization with whom we have a distribution, co-branding or other similar arrangement;

    - additions or departures of key personnel; and

    - fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

Shares eligible for public sale after this offering may depress our stock price and impair our ability to raise funds in new stock offerings.

    The market price of our common stock could fall as a result of sales of a large number of shares of our common stock in the market after this offering or as a result of the perception that these sales could occur.

These factors also could make it more difficult for us to sell equity securities in the future at a time and price which we deem appropriate.


    There will be approximately 49,780,805 shares of common stock outstanding immediately after this offering. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 42,080,805 shares and the 12,047,597 shares subject to outstanding options and warrants will be "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act subject to applicable holding period, volume limitations, manner of sale and notice requirements set forth in applicable SEC rules. Commencing 180 days after the date of this prospectus, approximately 35.4 million outstanding shares of these restricted securities will be eligible for sale under Rule 144. In addition, commencing 180 days after the date of this prospectus, stockholders holding approximately 31.6 million outstanding shares of these restricted securities after the offering will, if these shares may not be sold under Rule 144, have registration rights which could allow those holders to sell their shares freely through a registration statement filed under the Securities Act.


    In connection with this offering, our directors and executive officers and the securityholders named in this prospectus, together with other securityholders that collectively hold most of the shares of common stock and shares of common stock issuable upon the exercise of options and warrants, have agreed not to sell their shares without the prior written consent of FleetBoston Robertson Stephens Inc. for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. Robertson Stephens may waive this agreement with respect to one or more of these securityholders in its sole discretion. Robertson Stephens may grant these waivers under a variety of circumstances, including situations in which the market value and/or the average trading volume of our common stock reaches levels that are sufficient to make it likely that a substantial amount of resales by these securityholders would not adversely affect the prices at which our common stock trades, as well as any other circumstances that it deems appropriate.


    After this offering, we will have 19,449,193 shares of common stock reserved for issuance under our stock option plans, employee stock purchase plan and other stock option agreements of which options to purchase 11,257,929 shares were outstanding as of March 25, 2000. Promptly following this offering, we intend to file one or more registration statements on Form S-8 to register these shares which, upon effectiveness, will permit substantial additional sales of shares of our common stock as these shares are issued.


Our officers and directors will have significant influence over all matters requiring the approval of stockholders.


    We anticipate that our executive officers, directors and 5% stockholders will control approximately 42.3% of our outstanding common stock following the completion of this offering or 41.4% if the underwriters exercise their overallotment option in full. These stockholders, if they act together, may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, such as mergers or acquisitions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company in a transaction in which you might otherwise receive a premium for your shares, and might adversely affect the market price of the common stock.


Because we are currently unable to specify the specific uses to which the net proceeds from this offering will be applied, you will be relying on the judgement of our management regarding the application of the proceeds.

    We expect to use the net proceeds from this offering for working capital and general corporate purposes, but we are unable to identify the specific uses to which the net proceeds will be applied. Accordingly, our management will have broad discretion with respect to the expenditure of the proceeds. Although we have included estimates of expenditures for some specified uses under "Use of Proceeds," actual expenditures for expansion of sales and marketing staff, marketing of our brands, product and technology development, capital expenditures and other purposes will depend on market and other conditions existing in the future. You will be relying on the judgment of our management regarding the application of the proceeds.

You will suffer immediate and substantial dilution.

    If you buy shares of common stock in this offering, you will incur immediate and substantial dilution in your investment, since you will pay more for your shares of common stock than the amounts paid by the existing stockholders for their shares or by the persons or entities that may acquire shares by exercising options or warrants that were granted before this offering. Based on an assumed initial public offering price of $10.00 per share, purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $7.87 per share in the net tangible book value of the common stock. In addition, in the past, we issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options or warrants are ultimately exercised, your investment will be further diluted.

Provisions of our charter and bylaws may delay or prevent transactions that are in your best interests.

    Upon consummation of this offering, our restated certificate of incorporation and restated bylaws will contain provisions which may have the effect of deterring takeovers or delaying or preventing changes in control of our company, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you may believe are in your best interests.

    For example, our restated certificate of incorporation and restated bylaws will state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent. These documents also require reasonable advance notice by a stockholder of a stockholder proposal or director nomination. Only the chairman of the board, the chief executive officer, the president or the board of directors may call a special meeting of the stockholders. These provisions may have the effect of precluding the conduct of some types of business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

    The restated certificate of incorporation and restated bylaws will also provide for a classified board of directors with staggered three year terms, and generally will provide that, subject to any rights of holders of preferred stock that we may create, to elect additional directors under specified circumstances, a member of the board of directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of stock enabled to vote generally in the election of directors, voting together as a single class. The provision for a classified board and the director provisions could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. These provisions could also have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

    In addition, the board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock without stockholder approval. Under some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

       CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS; MARKET DATA

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as in this prospectus generally. We generally use words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements for many reasons, including the risks described under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Subject to any obligation that we may have to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.


    This prospectus contains market data, including projections, related to business-to-business e-commerce, the markets for our services, Internet usage in general and estimates regarding their size and growth. This market data has been included in industry reports published by organizations such as International Data Corporation, Forrester Research, Inc. or the Gartner Group. These industry publications generally indicate that they have derived this data from sources believed to be reliable, but do not guarantee the accuracy and completeness of this data. While we believe those industry publications to be reliable, we have not independently verified this data or any of the assumptions on which the projections included in this data are based. These assumptions include increased worldwide business use of the Internet and the absence of any failure of the Internet. If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions and these markets may not grow at the rates projected by such data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business and the market price of our common stock.

                                USE OF PROCEEDS

    We estimate the net proceeds to be received by us from the sale of the 7,000,000 shares of common stock offered by us in this offering will be $63.8 million, assuming an initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate the net proceeds to be received by us will be $74.6 million. We will not receive any proceeds from the offering of shares by Safeguard and CompuCom in the Safeguard Subscription Program.


    The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to public capital markets, to enhance our ability to acquire other businesses and to provide us with increased visibility and credibility in our market. We expect to use the net proceeds from this offering, and the $14.0 million of proceeds from the sale of our common stock to Dell USA in the concurrent placement described below, for working capital and general corporate purposes, including an estimated $5 to $7 million for capital expenditures, an estimated $15 to $20 million for sales and marketing and an estimated $15 to $20 million for product and technology development. We also intend to use $350,000 of the proceeds to repay in full our non-interest bearing promissory note issued in connection with the acquisition of INDUSTRYINSITE.COM. The note was issued on January 12, 2000. We have no specific plans for the remaining proceeds. The actual amounts expended for the specific purposes set forth above may vary from our current expectations and we may reallocate the proceeds of this offering and the concurrent private placement among the categories discussed above or use a portion of the proceeds from the offering and the concurrent private placement for purposes not presently contemplated. As a result, we will have broad discretion as to how the net proceeds of this offering will be used. Our use of the net proceeds of this offering and the concurrent placement may change to respond to conditions and factors affecting our business, particularly competitive and technological developments, the success of our products in the market and of our branding efforts, the growth, if any, of our business and our need to increase our capital expenditures to support any growth in our business.


    We may also use a portion of these proceeds for potential acquisitions of technologies, products or businesses which may be complementary to our business. We currently have no commitments or agreements with respect to any future acquisitions or investments. Pending any use, we intend to invest the net proceeds from this offering in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. Government.


Concurrent Private Placement



    On March 1, 2000, we entered into a stock purchase agreement with Dell USA L.P., an affiliate of Dell Computer Corporation, under which Dell USA has agreed to purchase shares of our common stock for a total purchase price of $14.0 million. Dell USA will purchase the shares at a price equal to the initial public offering price per share less an amount equal to the per share underwriting discounts and commissions received by the underwriters, as set forth on the cover page of this prospectus, except that in no event will Dell USA's purchase price exceed $22.00 per share. Based on an assumed initial public offering price of $10.00 per share, we expect that Dell USA would purchase 1,505,376 shares of our common stock in the concurrent placement. Since Dell USA will purchase the shares directly from us in a private placement, the underwriters will not receive any discount or commission on the sale of the shares. The closing of this concurrent placement is contingent on, and will close simultaneously with, the closing of this offering.



    The shares being sold in the concurrent placement will not be registered for immediate sale under the Securities Act and, subject to limited exceptions involving a sale of the company or a change of control, Dell USA has agreed not to sell its common stock for a one year period. We will also enter into a registration rights agreement with Dell USA under which it will have two demand registration rights and unlimited piggyback registration rights to have its shares of common stock registered for resale under the Securities Act. Dell USA may exercise its demand rights only if the anticipated gross offering price will be at least $3.0 million and only after we are qualified to use Form S-3, a short-form registration statement, to register our securities under the Securities Act, which will be at least one year after completion of this offering. See "Shares Eligible for Future Sale--Registration Rights."



    In connection with Dell USA's purchase of our common stock, Dell Marketing L.P., the marketing affiliate of Dell Computer, will enter into a marketing agreement under which Dell Marketing will provide a prominent link to our website on its website. In addition, Dell Marketing will include us as a featured offer in one issue of its quarterly software and peripherals catalogue. The effectiveness of the marketing arrangement is conditional upon the sale of our shares of common stock to Dell USA in the concurrent placement. The term of the marketing arrangement will initially be for one year.


                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividend in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect our acquisition of PeopleMover as if the acquisition had occurred as of December 31, 1999 and the mandatory conversion of all outstanding shares of our preferred stock into 25,441,091 shares of our common stock on the closing of this offering; and

    - on a pro forma as adjusted basis to reflect the sale of the 7,000,000 shares of our common stock in this offering, at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of 1,505,376 shares of our common stock to Dell USA in the concurrent placement at a price equal to the foregoing assumed initial public offering price less an amount equal to the underwriting discounts and commissions payable to the underwriters in this offering.

    You should read the information set forth below in conjunction with the consolidated and pro forma financial statements and the notes thereto appearing elsewhere in this prospectus. Upon consummation of this offering, our authorized preferred stock will consist of 25,000,000 shares, which may be issued in classes or series from time to time.

                                                                    As of December 31, 1999
                                                             --------------------------------------
                                                                                         Pro Forma
                                                              Actual    Pro Forma (1)   As Adjusted
                                                             --------   -------------   -----------
                                                               (in thousands, except share data)
Series A convertible preferred stock, $0.001 par value;
  8,400,000 shares authorized; 8,284,000 shares issued
  and outstanding, actual; none issued
  and outstanding, pro forma and pro forma as adjusted.....  $      8     $     --        $     --
Series B convertible preferred stock, $0.001 par value;
  8,700,000 shares authorized; 8,676,727 shares issued
  and outstanding, actual; none issued
  and outstanding, pro forma and pro forma as adjusted.....         9           --              --
Common stock, $0.001 par value; 45,000,000 shares
  authorized actual, 150,000,000 pro forma and pro forma as
  adjusted; 10,880,000, 38,954,000 and 47,460,000 shares
  issued and outstanding, actual, pro forma and pro forma
  as adjusted, respectively................................        11           39              47
Additional paid-in capital.................................    63,835       95,713         173,520
Stock subscription receivable..............................      (239)        (239)           (239)
Deferred compensation......................................    (5,469)      (8,603)         (8,603)
Accumulated deficit........................................   (30,425)     (30,425)        (30,425)
Accumulated other comprehensive loss.......................        (3)          (3)             (3)
                                                             --------     --------        --------
    Total stockholders' equity.............................  $ 27,727     $ 56,482        $134,297
                                                             ========     ========        ========

------------------------

(1) Under applicable SEC rules, the historical audited financial statements of Ithority and pro forma financial statements for us reflecting the Ithority acquisition are not required to be included in this prospectus. However, those audited and pro forma financial statements will be filed with the SEC within 75 days of consummation of the Ithority acquisition.

The above table excludes:

    - the issuance of 426,073 shares of our common stock in the Ithority acquisition;

    - 405,631 shares of our common stock held in escrow, together with additional shares of our common stock issuable to the former stockholder of Churchill as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Statements;"


    - 5,340,000 shares of common stock issuable at a weighted average exercise price of $1.09 per share upon the exercise of stock options outstanding at December 31, 1999, 1,401,000 shares of which (including shares of common stock issuable upon the exercise of options that automatically vest upon the consummation of this offering) are currently exercisable, and of which 252,996 have been exercised;



    - the issuance of 606,911 shares of our common stock in January through March 2000 upon the exercise of options;



    - options to purchase 5,313,375 shares of our common stock issued subsequent to December 31, 1999 to officers, directors and employees, including our Chairman and Chief Executive Officer and our new President and Chief Operating Officer, at a weighed average exercise price of $8.73 per share;



    - options to purchase 1,032,606 shares of our common stock held by employees of PeopleMover, at a weighed average exercise price of $4.84 per share, assumed by us in the PeopleMover acquisition, after giving effect to forfeitures and exercises since the date of the acquisition;



    - 8,191,264 shares of common stock reserved for future grant under our stock option and employee stock purchase plans;



    - 945,547 shares of common stock issuable at a weighted average exercise price of $.83 per share upon the exercise of warrants outstanding at December 31, 1999, of which warrants to purchase 840,000 shares of common stock were exercised in January 2000;


    - 9,120 shares of our common stock issuable at an exercise price of $0.01 per share upon the exercise of warrants issued in February 2000 as compensation to a provider of advertising services;

    - the assumed issuance of 450,000 shares of common stock upon the exercise of certain warrants owned by Greenhill & Co., LLC, which acts as a financial advisor to us, which terminate upon consummation of this offering at an exercise price of $3.07 per share;


    - 450,000 shares of common stock issuable upon the exercise of a warrant having an exercise price of $8.21 per share issued in January 2000 to Greenhill under the terms of its financial advisory agreement with us as a result of the consummation of the INDUSTRYINSITE.COM and Ithority acquisitions;


    - 450,000 shares of our common stock issuable upon the exercise of an additional warrant which may be issued to Greenhill under its financial advisory agreement with us upon the completion of a specified number or aggregate value of additional acquisitions and having an exercise price equal to the fair market value of our common stock on the Nasdaq National Market on the date of issuance of the additional warrant;

    - 225,000 shares of our common stock issuable upon exercise of a warrant having an exercise price of $3.33 per share issued to Lucent Technologies Inc. in February 2000 in connection with their agreeing to use our OPUSRM and OPUS XCHANGE services, assist us in the further development of our services and to direct free agents who provide services to Lucent's NetCare Division to FREEAGENT.COM; and

    - shares of our common stock issuable upon the exercise of an additional warrant issued to Lucent in February 2000 in connection with the establishment of the foregoing arrangements, and which is exercisable for that number of shares of our common stock, having a fair value no greater than $2,655,000 using the Black-Scholes option-pricing model, at an exercise price and on a specified effective beginning date, in each case as described in greater detail under "Related Party Transactions--Lucent Agreement."

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was $23.2 million, or $0.59 per common share, after giving effect to our acquisition of PeopleMover as if the acquisition had occurred on December 31, 1999 and the conversion of all outstanding shares of our preferred stock into shares of common stock upon the closing of this offering. Pro forma net tangible book value per common share represents the difference between our total tangible assets and our total liabilities, divided by the total number of shares of common stock outstanding (pro forma to reflect the PeopleMover acquisition and the conversion of our preferred stock referred to above).

    After giving effect to the sale by us of:

    - the 7,000,000 shares of common stock that we are offering at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

    - the 1,505,376 shares of common stock to Dell USA in the concurrent placement at a price equal to the foregoing assumed initial public offering price less an amount equal to the assumed underwriting discounts and commissions payable to the underwriters in this offering, our pro forma net tangible book value as of December 31, 1999 would have been $101.0 million, or $2.13 per common share. This represents an immediate increase in pro forma net tangible book value of $1.54 per common share to existing stockholders and an immediate dilution of $7.87 per common share to the new investors. Dilution is determined by subtracting the pro forma net tangible book value per common share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates this per share dilution:

Assumed initial public offering price.......................              $10.00
    Pro forma net tangible book value per common share as of
      December 31, 1999.....................................   $ 0.59
    Pro forma increase per common share attributable to new
      investors.............................................     1.54
                                                               ------
Pro forma net tangible book value per common share after
  this
  offering..................................................                2.13
                                                                          ------
Pro forma dilution per share to new investors...............              $ 7.87
                                                                          ======

    The following table summarizes on a pro forma basis to reflect the adjustments described above, differences between our existing stockholders as of December 31, 1999 and Dell USA and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by our then existing stockholders, by new investors with respect to the shares to be sold by us in this offering at the assumed initial public offering price of $10.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us and Dell USA in the concurrent placement at a price equal to the foregoing assumed initial public offering price less an amount equal to the underwriting discounts and commissions payable to the underwriters in this offering:

                                    Shares Purchased        Total Consideration
                                  ---------------------   -----------------------   Average Price
                                    Number     Percent       Amount      Percent      Per Share
                                  ----------   --------   ------------   --------   -------------
Existing stockholders...........  38,954,450      82.1%   $ 50,996,000     37.8%       $ 1.31
Dell USA........................   1,505,376       3.2      14,000,000     10.3          9.30
New investors...................   7,000,000      14.7      70,000,000     51.9         10.00
                                  ----------    ------    ------------    -----
    Total.......................  47,459,826     100.0%   $134,996,000    100.0%
                                  ==========    ======    ============    =====

    The foregoing discussion and tables do not reflect:

    - the sale of 700,000 shares of common stock by Safeguard and CompuCom in the Safeguard Subscription Program;

    - the consummation of the Ithority and INDUSTRYINSITE.COM acquisitions and the issuance of 426,073 shares of our common stock in the Ithority acquisition;

    - shares of our common stock issuable upon the exercise of options and warrants outstanding as of December 31, 1999;

    - shares of our common stock issuable upon the exercise of options and warrants issued subsequent to December 31, 1999; and

    - shares of our common stock issuable upon the exercise of options assumed by us in the PeopleMover acquisition. See "Capitalization."

    To the extent outstanding options or warrants are exercised, new investors will suffer further dilution. This offering will benefit our existing stockholders by creating a public market for our common stock. Upon consummation of this offering, the unrealized appreciation in the value of the common stock held by the stockholders identified in the immediately preceding table will be approximately $339.6 million ($457.1 million assuming exercise of all outstanding options and warrants outstanding as of the date of this prospectus), assuming an initial public offering price of $10.00 per share.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma combined statement of operations for the year ended December 31, 1999 gives effect to our acquisitions of Churchill and PeopleMover as if the transactions had occurred on January 1, 1999 and the following unaudited pro forma combined balance sheet gives effect to our PeopleMover acquisition as if it occurred on December 31, 1999.

ACQUISITION OF CHURCHILL

    On May 27, 1999, we acquired all of the outstanding common stock of Churchill in exchange for approximately 946,000 shares of our common stock with a fair market value of approximately $1.85 per share, or $1.75 million, subject to the issuance of additional shares upon an earnout as described below. Amounts included for Churchill in the unaudited pro forma combined statement of operations for the year ended December 31, 1999 represent the pre-acquisition period of January 1, 1999 to May 26, 1999. The acquisition of Churchill has been accounted for using the purchase method. We have allocated the purchase price to Churchill's historical assets and liabilities based on their carrying values, as these carrying values are estimated to approximate the fair market value of the assets acquired and liabilities assumed. The goodwill of $2.1 million created as a result of the Churchill acquisition is being amortized over three years from the acquisition date. See Note 2 of Notes to our Consolidated Financial Statements.

    The former owner of Churchill is potentially entitled to approximately 406,000 additional shares of our common stock, which have been placed in escrow, and, commencing on November 27, 2000, $850,000 of our common stock based on the fair market value of our common stock on May 27, 2000. The shares held in escrow and the shares issuable on November 27, 2000 vest ratably over three years from May 27, 1999 based on the continuous employment of the seller and a key employee and are subject to downward adjustment based on a targeted number of free agents purchasing our FREEAGENT E.OFFICE services by May 27, 2000. As of December 31, 1999, we cannot determine if the former owner of Churchill will be entitled to any of the shares held in escrow or to be issued on November 27, 2000.

    After determination of the number of shares owed to the former owner of Churchill, we will charge to compensation expense that portion of the shares held in escrow and to be issued on November 27, 2000 which have been earned based on the fair market value of our common stock on that date. We will then amortize to compensation expense the unvested portion of these shares over the remaining vesting period.

ACQUISITION OF PEOPLEMOVER


    On February 24, 2000, we acquired all of the outstanding capital stock of PeopleMover for approximately 2,634,000 shares of our common stock. Additionally, we assumed outstanding PeopleMover stock options which were exercisable for approximately 1,189,000 shares of our common stock at a weighted average exercise price of $4.35 per share.


    Approximately 342,000 shares of our common stock issued in the acquisition to stockholders of PeopleMover are subject to a three-year restricted stock vesting agreement under which the shares may be forfeited in the event the stockholder is no longer employed by us. The value of these shares, estimated at approximately $3.1 million, will be recorded as deferred compensation expense and amortized over the term of the vesting agreement.

    We will account for the acquisition of PeopleMover using the purchase method and, accordingly, PeopleMover's results of operations will be included in our consolidated financial statements from the date of acquisition. We intend to preliminarily allocate the purchase price to PeopleMover's assets and liabilities based on their historical carrying values as these carrying values are estimated to approximate fair market value of the assets acquired and liabilities assumed.

    The following pro forma financial statements represent the preliminary allocation of purchase price over historical net book values of the acquired assets and assumed liabilities of PeopleMover at December 31,

1999, and are for illustrative purposes only. Goodwill and other intangibles of approximately $31.6 million expected to be created as a result of the PeopleMover acquisition will be amortized over three years. Actual fair values will be based on financial information as of the acquisition date.

    The unaudited pro forma combined statement of operations does not purport to be indicative of what our actual results of operations would have been had the acquisitions of Churchill and PeopleMover actually been completed on January 1, 1999, and the unaudited pro forma combined balance sheet does not purport to be indicative of what our actual financial condition would have been had the acquisition of PeopleMover actually been completed on December 31, 1999. These unaudited pro forma combined financial statements also do not purport to be indicative of the results of operations or financial condition that we may achieve in the future. Under applicable SEC rules, the historical audited financial statements of Ithority and pro forma financial statements for us reflecting the Ithority acquisition are not required to be included in this prospectus. However, those audited and pro forma financial statements will be filed with the SEC within 75 days of consummation of the Ithority acquisition.

    The unaudited pro forma combined financial statements should be read in conjunction with our consolidated financial statements, the financial statements of Churchill and PeopleMover and the notes to those financial statements included elsewhere in this prospectus.

                              OPUS360 CORPORATION
                   Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1999

                                                       Opus360                            Pro forma       Pro forma
                                                     Corporation    PeopleMover, Inc.   Adjustments(1)     Combined
                                                     ------------   -----------------   --------------   ------------
                      Assets
Current assets:
  Cash.............................................  $  1,326,000      $    241,000      $   (300,000)   $  1,267,000
  Accounts receivable..............................     2,314,000           624,000                --       2,938,000
  Short-term investments...........................    27,137,000                --                --      27,137,000
  Prepaid expenses and other                            3,850,000           215,000                --       4,065,000
                                                     ------------      ------------      ------------    ------------
      Total current assets.........................    34,627,000         1,080,000          (300,000)     35,407,000

Property and equipment, net........................     2,990,000         1,216,000                --       4,206,000
Goodwill...........................................     1,702,000                --        31,626,000      33,328,000
Deferred loan costs................................        16,000                --                --          16,000
Due from PeopleMover...............................       575,000                --          (575,000)             --
Other assets.......................................       806,000           114,000                --         920,000
                                                     ------------      ------------      ------------    ------------
      Total assets.................................  $ 40,716,000      $  2,410,000      $ 30,751,000    $ 73,877,000
                                                     ============      ============      ============    ============
       Liabilities and Stockholders' Equity
Current liabilities:
  Lines of credit..................................  $         --      $    980,000      $         --    $    980,000
  Accounts payable.................................     5,489,000           712,000                --       6,201,000
  Accrued expenses.................................     4,818,000           513,000                --       5,331,000
  Accrued wages                                         2,682,000                --                --       2,682,000
  Deferred revenue.................................            --         1,686,000                --       1,686,000
  Capital lease obligation.........................            --           187,000                --         187,000
  Convertible notes payable........................            --         1,375,000        (1,375,000)             --
  Due to Opus360...................................            --           575,000          (575,000)
                                                     ------------      ------------      ------------    ------------
      Total current liabilities....................    12,989,000         6,028,000        (1,950,000)     17,067,000

  Capital lease obligations, net of current
    portion........................................            --           328,000                --         328,000

      Total Liabilities............................    12,989,000         6,356,000        (1,950,000)     17,395,000
Mandatory redeemable Series A convertible preferred
  stock, 6,000,000 shares designated; 4,935,848
  shares issued and outstanding at December 31,
  1999; zero shares outstanding on a pro forma
  basis............................................            --         5,425,000        (5,425,000)             --
Stockholders' equity
  Series A convertible preferred stock, $0.001 par
    value; 8,400,000 shares authorized; 8,284,000
    shares issued and outstanding; zero shares
    outstanding on a pro forma basis...............         8,000                --                --              --
  Series B convertible preferred stock, $0.001 par
    value; 8,700,000 shares authorized; 8,677,000
    shares issued and outstanding; zero shares
    outstanding on a pro forma basis...............         9,000                --                --              --
  Common stock, $0.001 par value 45,000,000 shares
    authorized; 10,880,000 issued and outstanding;
    38,954,000 shares outstanding on a pro forma
    basis..........................................        11,000             5,000            (2,000)         39,000
  Additional paid-in capital                           63,835,000         1,786,000        30,100,000      95,713,000
  Stock subscription receivable....................      (239,000)                                           (239,000)
  Deferred compensation............................    (5,469,000)         (932,000)       (2,202,000)     (8,603,000)
  Accumulated deficit..............................   (30,425,000)      (10,230,000)       10,230,000     (30,425,000)
  Accumulated other comprehensive loss.............        (3,000)               --                --          (3,000)
                                                     ------------      ------------      ------------    ------------
      Total stockholders' equity...................    27,727,000        (9,371,000)       38,126,000      56,482,000
                                                     ------------      ------------      ------------    ------------
Commitments and contingencies
      Total liabilities and stockholders' equity...  $ 40,716,000      $  2,410,000      $ 30,751,000    $ 73,877,000
                                                     ============      ============      ============    ============

       See accompanying notes to pro forma combined financial statements.

                              OPUS360 CORPORATION
              Unaudited Pro Forma Combined Statement of Operations
                          Year Ended December 31, 1999

                                               The Churchill
                                                  Benefit                                  Pro Forma Adjustments
                                                Corporation                         ------------------------------------
                                                Period from                         The Churchill
                                              January 1, 1999                          Benefit
                                 Opus360      to May 26, 1999   PeopleMover, Inc.    Corporation       PeopleMover, Inc.
                               ------------   ---------------   -----------------   -------------      -----------------
Revenues.....................  $    419,000      $ 298,000         $ 1,302,000
Cost of revenues.............       261,000         29,000             939,000
                               ------------      ---------         -----------
    Gross profit.............       158,000        269,000             363,000
Operating expense:
  Sales and marketing........    11,068,000             --           1,952,000
  Product development........     9,034,000             --           3,824,000
  General and
    administrative...........     7,114,000        460,000           2,341,000         $300,000(2)        $   172,000(3)
  Depreciation and
    amortization.............       629,000          8,000             180,000          295,000(2)         10,540,000(3)
  Amortization of
    equity-based
    compensation.............     2,448,000             --             326,000                              1,045,000(3)
                               ------------      ---------         -----------         --------           -----------
    Total costs and
      expenses...............    30,293,000        468,000           8,623,000          595,000            11,757,000
                               ------------      ---------         -----------         --------           -----------
    Loss from operations.....   (30,135,000)      (199,000)         (8,260,000)
Other income and expense:
  Interest income............       765,000             --                  --
  Interest expense...........       (20,000)            --             (73,000)
                               ------------      ---------         -----------
    Net loss.................   (29,390,000)      (199,000)         (8,333,000)
Historical basic and diluted
  net loss per share (4).....  $      (2.91)
                               ============      =========         ===========         ========           ===========
Shares used in the
  calculation of historical
  basic and diluted net loss
  per share (4)..............    10,083,563
                               ============      =========         ===========         ========           ===========
Pro forma basic and diluted
  net loss per share (4).....  $      (1.12)
                               ============
Shares used in the
  calculation of pro forma
  basic and diluted net loss
  per share (4)..............    26,323,752
                               ============


                                Pro Forma
                                 Combined
                               ------------
Revenues.....................  $  2,019,000
Cost of revenues.............     1,229,000
                               ------------
    Gross profit.............       790,000
Operating expense:
  Sales and marketing........    13,020,000
  Product development........    12,858,000
  General and
    administrative...........    10,387,000
  Depreciation and
    amortization.............    11,652,000
  Amortization of
    equity-based
    compensation.............     3,819,000
                               ------------
    Total costs and
      expenses...............    51,736,000
                               ------------
    Loss from operations.....   (50,946,000)
Other income and expense:
  Interest income............       765,000
  Interest expense...........       (93,000)
                               ------------
    Net loss.................   (50,274,000)
Historical basic and diluted
  net loss per share (4).....  $      (3.91)
                               ============
Shares used in the
  calculation of historical
  basic and diluted net loss
  per share (4)..............    12,868,154
                               ============
Pro forma basic and diluted
  net loss per share (4).....  $      (1.73)
                               ============
Shares used in the
  calculation of pro forma
  basic and diluted net loss
  per share (4)..............    29,108,342
                               ============


       See accompanying notes to pro forma combined financial statements.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) The acquisition of PeopleMover consisted of the following:

    - the issuance of approximately 2,634,000 shares of our common stock valued at approximately $23,990,000, or $9.11 per share;

    - our assumption of outstanding PeopleMover stock options which are exercisable for approximately 1,189,000 shares of our common stock. The options have been valued at approximately $7,875,000 using the Black-Scholes pricing model. These options have an aggregate exercise price of approximately $5,175,000 or $4.35 per share; and

    - estimated acquisition costs of approximately $300,000.

    Assuming the transaction had occurred on December 31, 1999, the preliminary allocation of the purchase price would have been as follows:

Value of approximately 2,292,000 shares not subject to
  restricted stock vesting agreement........................  $20,880,000
Value of stock options issued under Black-Scholes pricing
  model.....................................................    7,875,000
Estimated costs associated with acquisition.................      300,000
Conversion of redeemable preferred stock....................   (5,425,000)
Conversion of notes payable into equity.....................   (1,375,000)
Negative net assets acquired, as of December 31, 1999.......    9,371,000
                                                              -----------
Excess purchase price over net assets acquired..............  $31,626,000

    The purchase price will be preliminarily allocated to PeopleMover's historical assets and liabilities, as these carrying values are estimated to approximate fair market value. The excess purchase price over the net assets acquired in the PeopleMover transaction has been preliminarily assigned to goodwill, which will be amortized over three years, and may be subject to change upon evaluation of the fair value of PeopleMover's acquired assets and liabilities assumed as of the acquisition date as well as the potential identification of certain intangible assets, including customer lists and in-process technology.

    The value of the approximately 342,000 shares which are subject to the three-year vesting agreement is approximately $3,134,000 and will be recorded to deferred compensation expense and amortized over the term of the vesting agreement. Only the vested portion of the restricted shares is included for purposes of calculating basic earnings per share. The unvested portion of the restricted shares is also included for purposes of calculating diluted earnings per share, if such amounts are dilutive.

(2) For the year ended December 31, 1999, the adjustments to pro forma operating expenses include $295,000 of goodwill amortized during the period and $300,000 incremental payroll expenses related to new employment contracts entered into with the former owner and a key employee of Churchill. The adjustment for goodwill represents five months of amortization expense, which is not included in our historical financial statements, in order to reflect the acquisition of Churchill as if it took place on January 1, 1999. The adjustment for payroll expense represents the incremental difference between the actual salaries earned by the former owner and key employee of Churchill and the amounts that they would have earned had their new employment contracts been in effect as of January 1, 1999.

(3) For the year ended December 31, 1999, the adjustments to pro forma operating expenses include $10,540,000 and $1,045,000 of goodwill and deferred compensation amortized during the period, respectively, and $172,000 of incremental payroll expenses related to new employment contracts entered into with some PeopleMover employees. The adjustment for goodwill and stock-based compensation represents 12 months of amortization expense to reflect the acquisition of PeopleMover as if it occurred on January 1, 1999. The adjustment for payroll expense represents the incremental difference between the actual salaries earned by the PeopleMover employees and the amounts that they would have earned had their new employment contracts been in effect as of January 1, 1999.

(4) Basic and diluted historical net loss per share on a pro forma basis is calculated using our historical weighted-average amounts adjusted for the impact of the unrestricted shares of our common stock issued in connection with the Churchill and PeopleMover acquisitions, as if these shares were outstanding from January 1, 1999. Diluted historical net loss per share on a pro forma basis does not include approximately 228,000 unvested restricted shares issued to certain PeopleMover stockholders and the effect of options and warrants to purchase 6,552,000 and approximately 1,396,000 shares of common stock, respectively, including the options we assumed in the PeopleMover acquisition, or approximately 25,441,000 shares of our common stock issuable upon the conversion of our Series A and B preferred stock on an "as-if converted" basis, respectively, as the effect of their inclusion is anti-dilutive.

    Pro forma basic and diluted net loss per share is computed by assuming the conversion of all convertible preferred stock into common stock as if such shares were outstanding from their respective dates of issuance.

    All computations of net loss per share exclude the effect of approximately 406,000 escrowed shares and $850,000 of contingently issuable shares of common stock in connection with the Churchill acquisition as the conditions surrounding the release of such shares have not been satisfied.

                            SELECTED FINANCIAL DATA

    The selected balance sheet data as of December 31, 1998 and 1999 and the selected statement of operations data for the period from August 17, 1998 (our inception) through December 31, 1998 and for the twelve months ended
December 31, 1999 are derived from our audited financial statements, which have been audited by KPMG LLP, included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

    You should read the data set forth below in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.


                                                                    Period from
                                                                  August 17, 1998
                                                              (our inception) through          Year Ended
                                                                 December 31, 1998          December 31, 1999
                                                              -----------------------       -----------------
                                                                   (in thousands, except per share data)
Statement of Operations Data:
Revenues(1).................................................          $    --                   $    419
Cost of revenues(1).........................................               --                        261
                                                                      -------                   --------
Gross profit................................................               --                        158
Operating expenses:
  Sales and marketing, exclusive of $187 reported below as
    amortization of equity-based compensation...............               80                     11,068
  Product development, exclusive of $844 reported below as
    amortization of equity-based compensation...............              552                      9,034
  General and administrative, exclusive of $1,417 reported
    below as amortization of equity-based compensation......              407                      7,114
  Depreciation and amortization.............................                2                        629
  Amortization of equity-based compensation.................               --                      2,448
                                                                      -------                   --------
    Total operating expenses................................            1,041                     30,293
                                                                      -------                   --------
  Loss from operations......................................           (1,041)                   (30,135)
Other income, net...........................................                6                        745
                                                                      -------                   --------
  Net loss..................................................          $(1,035)                  $(29,390)
                                                                      =======                   ========
Basic and diluted net loss per share:.......................          $ (0.11)                  $  (2.91)
                                                                      =======                   ========
Weighted average number of shares used in calculating basic
  and diluted net loss per share(2).........................            9,120                     10,084
                                                                      =======                   ========
Pro forma basic and diluted net loss per share..............                                    $  (1.12)
                                                                                                ========
Pro forma weighted average number of shares used in
  calculating basic and diluted net loss per share(2).......                                      26,324
                                                                                                ========


------------------------------


(1) Since we only recognize as revenue the monthly fees charged to our FREEAGENT E.OFFICE employees and not the gross billings we receive from organizations that contract for the services of these employees, we do not record as an expense in our statement of operations the amounts we pay to these employees out of these gross billings. These amounts principally include the FREEAGENT E.OFFICE employees' salaries, related taxes and benefits and expense reimbursements.



(2) Reflects the automatic conversion of each share of our outstanding preferred stock into 1.5 shares of our common stock as if these shares were outstanding from their respective dates of issuance.


                                                                    As of December 31,
                                                              -------------------------------
                                                                 1998                1999
                                                              -----------         -----------
                                                                      (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities............    $5,818              $28,463
Working capital.............................................     5,199               21,638
Total assets................................................     5,886               40,716
Convertible preferred stock.................................         5                   17
Total stockholders' equity..................................    $5,253              $27,727

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

Overview

    We provide Internet-based services for putting people and projects together across the labor supply chain. Our e-commerce services streamline the procurement and management of professional resources by using advanced technologies to enable buyers requiring individuals with specific professional skills to fulfill project needs to identify and procure those professionals. Our three services, each of which is offered and can be used as a stand-alone application and is designed to be integrated and used with each other, consists of:

    - FREEAGENT.COM: a website that enables free agents to efficiently and cost effectively manage their independent careers by offering them access to multiple project opportunities, our FREEAGENT E.OFFICE and E.PORTFOLIO services and an online marketplace of corporate products and services.

    - OPUS XCHANGE: an Internet service which is designed to enable corporations, professional services firms, staffing companies and other buyers requiring individuals with specific professional skills to easily and rapidly procure professionals from FREEAGENT.COM. Our enhanced version of OPUS XCHANGE for corporate customers will also allow these organizations to procure professionals from each other in an exchange-based environment by using technologies to match individuals with projects and by automating the requisition, approval and engagement processes.

    - OPUSRM: a labor resource management service designed to centralize resource and project information and enable organizations to more efficiently manage their professional resources.


    We were founded in August 1998 and have a limited operating history. During the period from August 1998 through our acquisition of Churchill in May 1999, we did not have any revenues and our activities consisted primarily of the development and testing of our Internet-based services, capital raising activities and building our corporate infrastructure. We launched our FREEAGENT.COM website in July 1999. We purchased the worldwide rights to some of the intellectual property underlying the OPUSRM technology from USWeb Corporation in September 1998 for common stock. We expect the general release of OPUSRM to occur in the second quarter of 2000. We launched OPUS XCHANGE in September 1999. We expect to release the enhanced version of OPUS XCHANGE, which has been designed for use by large corporate customers, in the second quarter of 2000, and to integrate OPUSRM with the enhanced version of OPUS XCHANGE in the second half of 2000. OPUSRM has been released to a limited number of selected customers for implementation and final testing prior to full commercial availability. We are currently in the final stages of internal testing of the enhanced version of OPUS XCHANGE prior to our releasing it to a limited number of customers for implementation and further testing.


    On May 27, 1999, we acquired all of the outstanding stock of Churchill in exchange for approximately 946,474 shares of our common stock. Churchill's employee benefit services, which had historically been provided offline to approximately 190 contract technology professionals, have been integrated into our FREEAGENT E.OFFICE services. The former owner of Churchill is potentially entitled to an additional 405,631 shares of our common stock, which have been placed in escrow, and, commencing on November 27, 2000, $850,000 of our common stock based on the fair market value of our stock on May 27, 2000. The shares held in escrow and the shares to be issued on November 27, 2000 vest ratably over three years from the date of the agreement based on the continuous employment of the seller and a key employee and are subject to downward adjustment based on a targeted number of free agents purchasing our FREEAGENT E.OFFICE services by May 27, 2000. As of December 31, 1999, we cannot determine if the former owner of Churchill will be entitled to any of the shares held in escrow or to be issued on November 27, 2000. After determination on

May 27, 2000 of the number of shares owed to the former owner of Churchill, we will charge to compensation expense that portion of the shares held in escrow and to be issued on November 27, 2000 that have been earned based on the fair market value of our common stock on May 27, 2000. We will then amortize to compensation expense the unvested portion of these shares over the remaining vesting period. These compensation expense charges could be substantial and will increase if our stock price increases.

    Our limited operating history makes an evaluation of our future prospects very difficult. We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. These risks include our need to:

    - increase usage of our services and derive revenue from these services;

    - enter into additional distribution, co-branding and other similar arrangements with organizations that provide complementary products or services or that will give us access to their user base, thereby broadening our access to potential free agents and employers in need of individual professional talent;

    - expand our marketing and sales efforts;

    - effectively respond to competitive developments;

    - integrate the business, products, services and technology of our recent and pending acquisitions and any future acquisitions; and

    - manage our anticipated growth.

We may not successfully address any of these risks. See "Risk Factors."

    We have incurred substantial losses since inception to develop our products and brands and anticipate that these losses will continue into the future. Our accumulated deficit at December 31, 1999 was $30.4 million. For financial reporting purposes, our reportable operating segments are as follows:

    - Application and Procurement Services--which represents the business of OPUSRM and OPUS XCHANGE; and

    - FreeAgent Services--which represents the services and products we offer to free agents through FREEAGENT.COM.

    The table below presents information about our reportable segments:

                                                             Application and
                                                               Procurement     FreeAgent
                                                                Services       Services     Total
                                                             ---------------   ---------   --------
                                                                         (in thousands)
Year ended December 31, 1999:
  Revenues.................................................      $    --        $   419    $    419
  Gross profit.............................................           --            158         158
  Net loss before equity-based compensation charges........      (18,943)        (7,999)    (26,942)
  Total assets at period end...............................       37,864          2,852      40,716
Period from August 17, 1998 (inception) to December 31,
  1998:
  Revenues.................................................      $    --        $    --    $     --
  Gross profit.............................................           --             --          --
  Net income (loss)........................................       (1,035)            --      (1,035)
  Total assets at period end...............................        5,886             --       5,886

    Over 95% of our revenues during our short operating history have been derived from the fees paid by free agents who purchase our FREEAGENT E.OFFICE services. The remaining portion of our revenues principally consisted of FREEAGENT.COM advertising revenue. Free agents who purchase our FREEAGENT E.OFFICE services are our contractual employees for federal income tax purposes for whom we prepare IRS Form W-2s. We enter into contracts with organizations for the projects to be performed by our FREEAGENT E.OFFICE employees, process invoices on their behalf and, upon our receipt of amounts due from the contracting organizations for the services rendered by our FREEAGENT E.OFFICE employees, remit these amounts to them after deducting the initial and monthly fees and payroll taxes and directing a portion of these amounts to their health insurance and 401(k) plan, as instructed by the free agent.

Recent Acquisitions

PEOPLEMOVER, INC.

    On February 24, 2000, we acquired 100% of the outstanding capital stock of PeopleMover, Inc. for an aggregate purchase price of $31.6 million payable in common stock as described below. PeopleMover, which is headquartered in Manhattan Beach, California, is a developer of Internet-based resource management application services similar to our OPUSRM service, principally focused on the needs of staffing firms. Its principal application service, PEOPLEMOVER/STAFFING, enables professional staffing firms to recruit and assign people to jobs based on skills and availability. PEOPLEMOVER/STAFFING manages information regarding a staffing firm's resources and applicants, customer accounts, including job and project openings, and sales activity. PEOPLEMOVER/STAFFING supports many of the needs of large staffing firms, including:

    - resume scanning and matching against openings;

    - tracking of skills and availability of contractors and applicants;

    - time and expense processing; and

    - integration with back office systems for billing, payroll and human resources.

    Our acquisition of PeopleMover expands our product line by providing a service for the staffing industry. We believe that staffing firms are key intermediaries in the labor market and, therefore, important participants for our ability to put people and projects together. PEOPLEMOVER/STAFFING will also be able to be integrated with our OPUS XCHANGE service. PeopleMover currently provides its PEOPLEMOVER/STAFFING service to 11 staffing companies. For the year ended December 31, 1999, PeopleMover had revenues of $1.3 million, a net loss before preferred stock dividends of $8.3 million and a net loss after preferred stock dividends of $8.8 million.


    Under the merger agreement, the former stockholders of PeopleMover received on the closing of the acquisition 2,633,359 shares of our common stock. In addition, we assumed options outstanding under the PeopleMover stock option plan which, subject to vesting, were exercisable for 1,189,078 shares of our common stock at a weighted average exercise price of $4.35 per share. At closing, approximately 342,000 shares were placed into escrow and are subject to forfeiture at their original valuation of $9.11 per share in order to satisfy any breaches of representations, warranties, covenants and other indemnity obligations of PeopleMover and some of its former stockholders. All of the shares in escrow are also subject to a three-year vesting agreement that requires the individuals receiving these shares to remain employed by us in order to obtain them without restriction at the end of the vesting periods. We made loans to PeopleMover in connection with the acquisition. The outstanding indebtedness was recorded as a contribution to capital upon consummation of the acquisition. As of December 31, 1999, the amount due from PeopleMover was $575,000. See "Unaudited Pro Forma Combined Financial Statements."


ITHORITY CORPORATION

    On January 20, 2000, we acquired 100% of the outstanding capital stock of Ithority Corporation for an aggregate purchase price of $8.0 million payable in common stock and cash as described below. Ithority, which is headquartered in San Francisco, California, provides an online marketplace where people in need of expert advice are connected with providers of expert advice on subjects such as technology, software development, strategic consulting, graphic design and finance. Ithority receives a percentage of the fee received by the provider of the expert knowledge. We plan to integrate this knowledge marketplace into our

FREEAGENT.COM service offering, which will expand our free agent marketplace to anyone who chooses to buy or sell expert knowledge. The Ithority website was launched in September 1999 and Ithority had nominal revenues and a net loss of $0.1 million (unaudited) in 1999. As of January 31, 2000, Ithority had approximately 900 registered users.

    Under the merger agreement, the former shareholders of Ithority received 243,474 shares of our common stock at the closing and $500,000 in cash, of which $250,000 was paid at closing and $250,000 is payable upon the integration of the Ithority website with FREEAGENT.COM. The former owners are also entitled to receive 182,599 shares of our common stock, which were placed in escrow at closing, on the first anniversary of the closing, and additional shares of common stock valued at $4.0 million based on the fair market value of our common stock on the first anniversary of the closing. The escrowed shares and 97% of the additional shares are subject to forfeiture, at their original valuation of $8.21 per share, in order to satisfy any breaches of representations, warranties, covenants and other indemnity obligations of Ithority and its former principal shareholders set forth in the merger agreement. 178,240 of the escrow shares and 97% of the additional shares issuable to the former principals of Ithority are also subject to a three-year vesting agreement that requires the individuals receiving these shares to remain employed by us in order to obtain them without restriction at the end of the vesting periods.

INDUSTRYINSITE.COM

    On January 12, 2000, we acquired from Brainstorm Interactive, Inc. all of the assets and liabilities of INDUSTRYINSITE.COM, a website operated by Brainstorm, for an aggregate purchase price of $1.0 million, of which $650,000 was paid in cash on the closing date and the remainder is represented by a promissory note due upon the earlier to occur of 90 days after the closing date, three business days after the consummation of this offering or upon our change of control. See "Use of Proceeds." As of December 31, 1999, INDUSTRYINSITE.COM had a network of approximately 63,000 professional users that work either full-time or as free agents in various professional industries such as management consulting, information technology, computer software and marketing. By accessing the INDUSTRYINSITE.COM website, these professionals can create a profile of their skills, academic background, work experience and interests to market themselves to potential employers, communicate online with professionals in similar industries, receive content, news and information on industry events, create a personal e-mail, and search for job opportunities. By June 30, 2000, we plan to integrate INDUSTRYINSITE.COM into our FREEAGENT.COM service offering and convert the approximately 63,000 member profiles into E.PORTFOLIOS so that these members will be able to be matched to projects through OPUS XCHANGE.

PRO FORMA REVENUE AND ACCUMULATED DEFICIT

    On a pro forma basis, as if we acquired Churchill and PeopleMover on January 1, 1999, our revenues for the year ended December 31, 1999 would have been $2.0 million and our net loss would have been $50.3 million. On a pro forma basis as if the PeopleMover acquisition had been consummated as of December 31, 1999, our accumulated deficit would have been $30.4 million. Under the rules of the SEC, we have not included in this prospectus pro forma information relating to our acquisitions of Ithority and INDUSTRYINSITE.COM. See "Unaudited Pro Forma Combined Financial Statements."

Classification and Recognition of Revenues

    We classify and recognize our revenues within our reportable segments as follows:

FREEAGENT SERVICES REVENUE


    FREEAGENT E.OFFICE revenues consist of an initial sign-up fee of $199 and monthly fees, ranging from approximately $120 to $275 depending on the level of services package requested, paid by free agents who purchase our FREEAGENT E.OFFICE services. We recognize the initial sign-up fee over the period of the free agent's initial contract term. Free agents may elect to terminate the receipt of FREEAGENT E.OFFICE services at any time and for any reason; however, we have no obligation to return any fees previously paid by the free agent. We do not recognize as revenues the gross billings we receive from organizations that contract for the services of our FREEAGENT E.OFFICE employees. See Note 1(d) of Notes to our Consolidated Financial Statements included elsewhere in this prospectus.



    FREEAGENT business services revenues consists of commission-based or fee-based e-commerce services for products provided through FREEAGENT.COM by our business partners. Registered users of FREEAGENT.COM, whether or not purchasing our FREEAGENT E.OFFICE services, may procure various business services and products provided by these business partners. These services will consist of a variety of support services, including training, health benefits, and products designed to help free agents establish and manage their careers. We will be paid and only recognize a commission or a fee, either on a fixed or variable basis, based on the purchase price for each service used by, or product purchased by, each registered free agent. Business service revenues that are transaction-based will be recognized as revenues when the transaction is consummated, provided that no significant obligations on our part exist, including refunds, and collection of the resulting receivable is probable.



    FREEAGENT.COM advertising revenue, consists of advertising revenues sold on a monthly or extended-term basis and fees from sponsorship arrangements which allow advertisers to sponsor an area of FREEAGENT.COM. Banner advertising revenues are recognized as revenue over the period in which the ads are displayed, and sponsorship revenues will be recognized over the term of sponsorship. These revenues are derived either through third party advertising organizations which sell advertising space on FREEAGENT.COM, in which case we will receive and recognize a negotiated percentage of the advertising fee charged by the organization to the advertiser, or directly from the advertiser who purchases the advertising space from us.


APPLICATION AND PROCUREMENT SERVICES REVENUE


    OPUS XCHANGE project listing revenues consist of fees that are paid by organizations that list projects on OPUS XCHANGE. An organization may either pay a fixed fee of $50 for each specific project listed or a quarterly fee of $500 for unlimited listings during that quarter. These fees will be recognized as revenues over the applicable period for which the project is listed. Through December 31, 1999, project listings were offered to organizations without charge.



    OPUS XCHANGE project placement revenues consist of a negotiated fixed base fee and/or a variable fee, generally ranging between 1% to 10% of the total procurement dollar value. These fees to be paid by the contracting organization will generally be recognized as revenue either when a person is engaged for a project if the person is not a FREEAGENT E.OFFICE employee, or over the term of the contract with the buyer if the person is our FREEAGENT E.OFFICE employee. Through December 31, 1999, we did not charge organizations for project placements.



    OPUSRM and OPUS XCHANGE integration revenues consist of fees based on our standard billing rates paid for the integration, installation and customization of OPUSRM and the enhanced version of OPUS XCHANGE and are recognized as the specific services are performed.



    OPUSRM service revenues will consist of subscription fees paid by clients for each managed employee resource, or "seat," within their internal OPUSRM database, and will be recognized as revenues over the subscription term. These fees will be negotiated with each organization and are expected to vary based on the number of seats managed in the OPUSRM database. Unlike traditional software pricing models, which employ one-time license fees and annual maintenance and upgrade fees, our OPUSRM service is offered as a subscription-based service where users are charged on a quarterly basis. We anticipate that during the first several years of our sales efforts, we will offer OPUSRM at a discounted price in order to increase our client base and the number of seats.

    As noted above, through December 31, 1999, over 95% of our revenues were fees for our FREEAGENT E.OFFICE services. The remaining portion of our revenues principally consisted of FREEAGENT.COM advertising revenue. In January 2000, we began to recognize FREEAGENT business services and FREEAGENT.COM advertising revenues and began to charge OPUS XCHANGE project listing fees. We expect to charge for OPUS XCHANGE project placement fees beginning in the second quarter of 2000 and to begin to recognize OPUSRM and enhanced OPUS XCHANGE integration and service revenues in the second quarter of 2000. Over time, we expect that the revenues derived from our application and procurement services segment will comprise an increasing percentage of our total revenues.


Classification of Cost of Revenues and Operating Expenses

    We classify our cost of revenues and operating expenses within our operating segments as follows:


    COST OF REVENUES. Cost of revenues included in our FREEAGENT services segment include salaries paid to staff that help administer our FREEAGENT E.OFFICE services and other costs associated with operating FREEAGENT.COM, including certain technical personnel, equipment leasing costs, telecommunications charges and depreciation. We expect cost of revenues for our FREEAGENT services to increase as a percentage of revenues in the near term as we continue to build staff and technology resources capable of sustaining our anticipated growth. Since we only recognize as revenue the monthly fees charged to our FREEAGENT E.OFFICE employees and not the gross billings we receive from organizations that contract for the services of these employees, we also do not record as an expense in our statement of operations the amounts we pay to these employees out of these gross billings. These amounts principally include the FREEAGENT E.OFFICE employees' salaries, related taxes and benefits and expense reimbursements.


    Cost of revenues associated with operating our Application and Procurement Services includes the costs of providing integration services to OPUSRM and enhanced OPUS XCHANGE customers as well as other costs associated with operating OPUS XCHANGE and OPUSRM, including certain technical personnel, equipment leasing costs, telecommunications charges and depreciation.

    We expect the cost of revenues to increase in subsequent quarters as we continue to add staff and infrastructure to support the growth of our integrated services.

    SALES AND MARKETING EXPENSES. Sales and marketing expense consists primarily of agency fees, production fees, marketing and advertising for OPUS XCHANGE and OPUSRM, salaries and benefits paid to our sales and marketing staff, sales commissions, public relations expenses, trade shows and conferences, and consulting fees. Changes in the timing and magnitude of marketing initiatives for OPUS XCHANGE and OPUSRM will continue to cause fluctuations in sales and marketing expense as a percentage of revenues. We intend to aggressively market our services to increase our brand awareness. Consequently, we expect to increase our sales and marketing expenses in future periods as we increase our advertising efforts and add staff to our sales and marketing departments. Sales and marketing expense will increase in future periods as we continue to grow our business and as a result of our recent acquisitions. For example, we currently estimate that we will use approximately $15 to $20 million of the net proceeds of this offering for sales and marketing. See "Use of Proceeds."


    PRODUCT DEVELOPMENT EXPENSES. Product development expense consists primarily of costs associated with the compensation of internal and external personnel used to develop OPUS XCHANGE and OPUSRM, and the continuing efforts of our development staff to enhance the content, features and functionality of FREEAGENT.COM, OPUS XCHANGE and OPUSRM. Also included in product development expense are a portion of the costs associated with the development and maintenance of our websites. We expect these costs to increase in 2000 as we add staff and consultants to our development team. Product development expense are expected to increase in future periods as we continue to develop our products and services and as a result of our acquisition of PeopleMover. For example, we currently estimate that we will use approximately $15 to

$20 million of the net proceeds of this offering for product and technology development. See "Use of Proceeds."


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expense consists primarily of lease expenses for our office facilities, compensation and benefits for administrative and executive staff, general office expenses, fees for professional services, recruiting and relocation expenses. We expect these costs to increase in future quarters as we continue to add administrative personnel and implement our strategy of attracting and retaining high-quality professionals. Another significant component of general and administrative costs has been the cost of leasing additional space to support our growth. We expect general and administrative expenses to increase in future periods to support our expanded operations and the added expenses of being a public company. General and administrative expense will increase in future periods as we continue to grow our business and as a result of our recent acquisitions.

Results of Operations

    We have a short operating history and have incurred substantial losses since our inception. From the date of our inception in August 1998 through December 31, 1998, we incurred net losses of approximately $1.0 million. For the year ended December 31, 1999, we incurred net losses of approximately
$29.4 million. As of December 31, 1999, we had an accumulated deficit of approximately $30.4 million. Our net losses and resulting accumulated deficit are primarily due to the costs we incurred to develop our products and services and to expand our sales and marketing programs.

    We intend to devote significant resources to advertising and brand-marketing programs designed to attract free agents to FREEAGENT.COM and promote our OPUS XCHANGE, OPUSRM and PEOPLEMOVER/STAFFING services. We anticipate increasing advertising spending in the future. This will result in sales and marketing expenses increasing as a percentage of total revenues. We also expect to increase our internal staff, particularly in the areas of sales and marketing and product development.

    As a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years, especially in the areas of sales and marketing and brand promotion, we expect to incur additional losses from operations for the foreseeable future. To the extent these increases in our operating expenses precede and are not followed by commensurate increases in revenues, or if we are unable to adjust operating expense levels accordingly, our operating losses may exceed our expectations for those periods. We cannot be sure that we will ever achieve or sustain profitability.

    The following table presents our quarterly operating results for the four quarters ended December 31, 1999.

                                                              Three Months Ended
                                    -----------------------------------------------------------------------
                                    March 31, 1999   June 30, 1999   September 30, 1999   December 31, 1999
                                    --------------   -------------   ------------------   -----------------
                                                                (in thousands)
Revenues..........................     $    --          $    64          $       177           $    178
Cost of revenues..................          --                9                  139                113
                                       -------          -------          -----------           --------
                                                             55                   38                 65
Operating expenses excluding
  deferred compensation...........       1,976            3,721                6,494             15,654
                                       -------          -------          -----------           --------
Net loss from operations before
  deferred compensation...........     $(1,976)         $(3,666)         $    (6,456)          $(15,589)

Year Ended December 31, 1999 Compared to Period from August 17, 1998 (Inception) to December 31, 1998

    REVENUES

    For the year ended December 31, 1999, our revenues were $0.4 million, substantially all of which consisted of the initial sign-up fees and monthly fees paid by our FREEAGENT E.OFFICE employees. We had no revenues for the period August 17, 1998 (inception) to December 31, 1998. At January 31, 2000, we had over 64,000 registered users of FREEAGENT.COM, of whom 286 were FREEAGENT E.OFFICE employees, approximately 190 of whom joined us through our May 1999 acquisition of Churchill.

    COST OF REVENUES

    Cost of revenues for the year ended December 31, 1999 were $0.3 million and were $0 for the period from August 17, 1998 (inception) to December 31, 1998.

    OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses of $11.1 million for the year ended December 31, 1999 consisted primarily of marketing and advertising expenses for FREEAGENT.COM, salaries and benefits paid to our sales and marketing staff and consulting fees. Sales and marketing expense excludes approximately $0.2 million reported as amortization of equity-based compensation. During this period, we added sales and marketing staff and commenced an advertising campaign to coincide with the launch of FREEAGENT.COM in an effort to increase our brand awareness and develop business relations. Sales and marketing expense in 1999 included non-cash charges of $0.2 million related to the fair market value of warrants issued as partial consideration for advertising services provided by Kirshenbaum Bond & Partners. See Note 10 of Notes to our Consolidated Financial Statements included elsewhere in this prospectus. A portion of the advertising services will continue to be paid on a quarterly basis by the issuance of additional warrants having an exercise price of $0.01 per share through the consummation of this offering. The next quarterly payment will be made at the end of February 2000. As a result, we expect to incur additional non-cash charges in the first quarter of 2000. The amount of these non-cash charges in 2000 through the consummation of this offering is currently not determinable since it will be based on the fair market value of our common stock on the date of issuance of the warrants determined under the Black-Scholes pricing model, some variables of which will not be known until the date of grant. For the period from our date of inception in August 1998 to December 31, 1998, sales and marketing expenses were $0.1 million.



    PRODUCT DEVELOPMENT. Product development expenses of $9.0 million for the year ended December 31, 1999 consisted primarily of salaries and consulting fees paid to our development engineers. Product development expense excludes approximately $0.8 million reported as amortization of equity-based compensation. Product development during this period related to the development of FREEAGENT.COM and the development of our OPUS XCHANGE and OPUSRM services. Product and development expense in 1999 included non-cash charges of approximately $24,000 related to the amortization of the fair market value of warrants and stock issued as consideration for product and development services provided by Sapient Corporation and J.P. Morgan & Co. Incorporated, respectively. See Note 10 of Notes to our Consolidated Financial Statements included elsewhere in this prospectus. Product development expenses of $0.6 million for the period from the date of our inception in August 1998 to December 31, 1998 related to our initial OPUSRM development.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses of $7.1 million for the year ended December 31, 1999 consisted primarily of salaries and benefits, general office expenses, rent and utilities, recruiting fees and professional fees. General and administrative expense excludes approximately $1.4 million reported as amortization of equity-based compensation. General and administrative expense in 1999 included non-cash charges of $0.4 million related to the amortization of the fair market value of warrants to purchase 450,000 shares of our common stock issued as consideration for financial and advisory services provided by Greenhill & Co., LLC, one of our stockholders. In accordance with our financial advisory agreement with Greenhill, warrants to purchase an additional 450,000 shares of our common stock were issued to Greenhill in January 2000 upon consummation of the Ithority and INDUSTRYINSITE.COM acquisitions. As a result, we recorded the remaining $0.2 million of amortization associated with the first warrants and we recorded a prepaid expense of approximately $0.8 million associated with the second warrants which will be amortized over one year. Accordingly, we will reflect additional non-cash charges of approximately
$0.2 million per quarter in 2000 as a result of this issuance. See Note 10 of Notes to our Consolidated Financial Statements included elsewhere in this prospectus. General and administrative expenses for the period August 17, 1998 (inception) to December 31, 1998 were $0.4 million.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $0.6 million for the year ended December 31, 1999 consisted primarily of amortization of goodwill associated with the Churchill acquisition and depreciation of equipment. Depreciation and amortization expense was negligible in the 1998 period. Depreciation and amortization expense will increase substantially in future periods, primarily reflecting amortization of goodwill and intangible assets associated with our acquisitions of PeopleMover, Ithority and INDUSTRYINSITE.COM, and depreciation of assets acquired in these acquisitions. As a result of the PeopleMover acquisition, depreciation and amortization expense will increase approximately $10.5 million for each of the next three years. See "Unaudited Pro Forma Combined Financial Statements."


    AMORTIZATION OF EQUITY-BASED COMPENSATION. The amortization of equity-based compensation for the year ended December 31, 1999 was $2.4 million and consisted principally of deferred compensation expense for options to purchase common stock granted to employees, directors and non-employees having exercise prices below the fair market value of our common stock at the date of grant. Of this amount, $0.8 million was amortization of deferred compensation expense associated with option grants to employees, officers and directors and included amounts related to the acceleration of certain options granted to directors. In addition, we recognized $0.2 million of compensation expense upon the purchase of shares of our common stock by our Chairman and Chief Executive Officer from a former employee at the employee's original purchase price in accordance with a repurchase agreement. See Note 10 of Notes to our Consolidated Financial Statements included elsewhere in this prospectus. In the first quarter of 2000, we issued options to purchase 2,189,425 shares of common stock at exercise prices below the fair market of our common stock at the date of grant to directors, officers and employees, principally to our new President and Chief Operating Officer. After giving effect to the issuance of these additional options, we have recorded total deferred compensation of $13,083,000, which we expect to recognize as compensation expense in future periods as follows:



                                                                 Deferred
                         Period                            Compensation Expense
---------------------------------------------------------  --------------------
Year ending December 31, 2000............................       $5,487,000
Year ending December 31, 2001............................        3,260,000
Year ending December 31, 2002............................        3,260,000
Year ending December 31, 2003............................        1,076,000


    In connection with the grant of 322,000 stock options in 1999 to non-employees, we recorded deferred compensation expense of approximately
$1.9 million for the year ended December 31, 1999. In December 1999, we fully vested 245,000 of the options granted to non-employees which would have otherwise vested over a three-year period. Accordingly, we revalued and immediately expensed the fair market value of these options and amortized to compensation expense any previously unamortized deferred compensation related to these options. The amount recognized as expense during the year ended
December 31, 1999 relating to non-employee options, including in respect of the accelerated options, was $1.4 million. In February 2000, we issued to non-employees options to purchase an additional 32,250 shares of our common stock, also subject to a three-year vesting period. We will amortize deferred compensation for those options issued to non-employees and will record compensation expense for the fair market value of the options at each interim vesting date over which the options vest. We cannot presently determine the amount of future compensation expense we may record related to the 109,250 non-vested options issued to non-employees as these amounts are subject to adjustment based on the fair market value of the underlying options at each vesting date. The compensation expense charges could be substantial and will increase if our stock price increases.

    As a result of the acquisition of Ithority, we recorded approximately
$5.3 million of deferred compensation expense in the first quarter of 2000 related to the shares placed in escrow and additional shares issuable to the former owners of Ithority which are subject to the three-year vesting arrangement. See "--Recent Acquisitions." We will amortize this amount over the vesting period. Accordingly, we will reflect additional non-cash charges related to these shares of approximately $0.4 million per quarter.

    As a result of the PeopleMover acquisition, we recorded approximately
$3.1 million of deferred compensation expense in the first quarter of 2000 related to a portion of the shares to be placed in escrow which will be subject to the three-year vesting arrangement. See "--Recent Acquisitions." We will amortize this amount over the vesting period. Accordingly, we expect to reflect additional non-cash charges related to these shares of approximately
$0.3 million per quarter.


    As a result of the foregoing, we expect to have deferred compensation expenses of approximately $8.3 million in 2000, $6.1 million in each of 2001 and 2002 and $1.1 million in 2003. These amounts do not reflect compensation expense which will be recorded in connection with the vesting of the remaining 109,250 options issued to non-employees as described above.


    OTHER INCOME. Interest income, net of $0.7 million for the year ended December 31, 1999 consisted primarily of interest income from short-term investments. Interest income, net was negligible in the 1998 period. We have invested our cash primarily in U.S. government agency securities.

    INCOME TAX EXPENSE. We have not recorded a provision for income tax expense as we have incurred substantial losses in every fiscal period since our inception. At December 31, 1999, we had a net operating loss carryforward of $26.7 million which gives rise to substantially all of our $11.7 million gross deferred tax asset. We have recorded a valuation allowance in the amount of $11.7 million to fully eliminate the deferred tax asset as management believes sufficient uncertainty exists regarding the realization of the deferred tax asset. We have not yet analyzed, under certain complex tax rules, whether there will be limitations placed on the use of our net operating loss carryforward to offset future income, if any. Such limitations may occur as a result of this offering.

Liquidity and Capital Resources

    We have funded our operations primarily with the sale of our equity securities, through which we have raised net proceeds of approximately
$53.4 million through December 31, 1999. Between December 1998 and April 1999, we raised in a private placement approximately $11 million from the sale of 8,284,000 shares of our Series A preferred stock. We also issued 852,000 warrants to purchase common stock in connection with the issuance of the Series A preferred stock. During September and October 1999, in another private placement, we raised $40 million from the sale of 8,676,727 shares of our Series B preferred stock. We have obtained a $1 million line of credit from Silicon Valley Bank, of which $650,000 is used to guarantee a letter of credit for collateral against our leasehold interest obligation. In August 1999, we entered into an additional $1,500,000 equipment facility with Silicon Valley Bank. In connection with these credit arrangements, we issued warrants to purchase an aggregate of 46,500 shares of our common stock. The facilities contain various non-financial covenants, and the maintenance of $2.0 million of tangible net worth covenant. At December 31, 1999, we were in compliance with all of these covenants. Amounts borrowed under the facilities are secured by our current assets. At December 31, 1999, our cash and short-term investments totaled $28.5 million.

    Cash used in operating activities for the year ended December 31, 1999 totaled $20.8 million, primarily due to our net loss of $29.4 million, adjusted for various non-cash charges including non-cash compensation and depreciation and amortization, and changes in operating assets and liabilities, including changes in our accounts receivable, accounts payable and accrued expenses. Cash used in operating activities totaled $0.3 million for the period from our date of inception in August 1998 to December 31, 1998. Because we will continue to need substantial amounts of working capital to fund the growth of our business, we expect to experience significant negative operating cash flows for the foreseeable future.

    Cash used in investment activities for the year ended December 31, 1999 totaled $30.7 million. We used $27.1 million derived from our financing activities to acquire short-term investments. Cash used in investing activities for the period from our inception in August 1998 to December 31, 1998 was less than $0.1 million. We moved into our new principal offices during the first quarter of 2000 and expect to spend approximately $3.5 million in capital expenditures as part of the design and development of these new facilities. In addition, we also expect to have additional capital expenditures of approximately $3 to $7 million during 2000.


    Net cash provided by financing activities for the year ended December 31, 1999 was $47.0 million. The cash from financing activities resulted primarily from the sale of our Series B preferred stock and additional shares of our Series A preferred stock. Cash flow provided by financing activities for the period from our inception in August 1998 to December 31, 1998 totaled
$6.2 million and consisted of proceeds from the initial sale of our Series A preferred stock and sales of our common stock. Each share of the Series A preferred stock and Series B preferred stock will automatically convert into 1.5 shares of common stock upon consummation of this offering.

    In December 1999 and January 2000, we entered into separate agreements with Alta Vista (through Worldlife Solutions, Inc.), CareerPath.com and Vault.com, pursuant to which the parties have agreed to promote each party's respective content, products and services and jointly develop either a co-branded website or feature each party's services within their respective web sites. We have agreed to spend in the aggregate a minimum of approximately $0.1 million in development costs as well as approximately $5.0 million in advertising to market the new sites. In addition, the terms of some of these agreements require us to share a portion in varying amounts of the revenues generated on the site, including advertising and e-commerce revenues, with these parties. The terms of these agreements vary from one to five years. We have also entered into an agreement with PricewaterhouseCoopers pursuant to which we have agreed to purchase development and implementation services through September 2000. The aggregate annual commitment under these agreements does not exceed $4.0 million in 2000 or $1.5 million thereafter.

    We currently anticipate that the net proceeds from this offering, together with our current cash and marketable securities and available borrowings under our bank facilities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If we are unable to complete this offering and the concurrent placement or if the net proceeds from this offering and the concurrent placement are significantly less than we anticipate, we may not be able to expand our operations in the manner that we currently plan. In the future, we may need to raise additional funds through public or private financings, or other arrangements to fund our operations and potential acquisitions, if any. We currently have no plans to effect any other offerings. We cannot assure you that any financings or other arrangements will be available in amounts or on terms acceptable to us or at all and any new financings or other arrangements could place operating or other restrictions on us. Our inability to raise capital when needed could seriously harm the growth of our business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these equity securities could have rights, preferences or privileges senior to our common stock.

Qualitative and Quantitative Disclosure About Market Risk

    As of December 31, 1999, we had $27.1 million in short term investments, which were held primarily in the form of short term, investment grade U.S. government securities. As a result, our interest income is sensitive to changes in the general level of U.S. interest rates. However, due to the short-term nature of our investments and the fact that we generally hold these instruments until their maturity dates, we believe that we are not subject to any material risks as a result of this exposure.

Year 2000 Compliance

    Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. However, these systems and software products now need to accept four-digit entries to distinguish 21st century dates from 20th century dates. While computer systems and software used by many companies and governmental agencies have been upgraded to comply with these year 2000 requirements, existing systems and software at some companies may still need to be upgraded to comply with these year 2000 requirements or risk system failure or miscalculations which could cause disruptions of normal business activities.

    We designed all of our products to be year 2000 compliant when configured and used in accordance with the related documentation, provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are year 2000 compliant. We have defined year 2000 compliant as the ability to:

    - correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    - function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century;

    - respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

    - store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

    - recognize year 2000 as a leap year.

    We have been informed by our material software component vendors and our Internet service providers that the products and services we use are year 2000 compliant. We purchased or developed our systems within the past two years, and believe that we do not have legacy systems that have been historically identified to have year 2000 issues. We have applied vendor patches for relevant software to bring them into compliance with vendor-defined year 2000 standards. We are not currently aware of any remaining material operational issues or costs associated with preparing our internal information technology for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

    Despite testing by us and current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability to our customers. Moreover, the failure to adequately address year 2000 compliance issues in our technology and our information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    We have funded our year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material.

    We do not currently have any information concerning the year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our products and services. There is a risk that orders for our products will be reduced or delayed as information technology departments within companies reallocate their capital expenditures to resolve year 2000 problems. In addition, year 2000 compliance issues also could cause a significant number of companies, including our current customers, to reevaluate their current system needs and, as a result, consider switching to other systems and suppliers. In addition, these customers may not be able to utilize the systems necessary to access our products and services.

    In addition, governmental agencies, utility companies, Internet service providers, third-party service providers and others outside our control may not be year 2000 compliant. The failure by such entities to be

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
year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our products and services to our customers, decrease the use of the Internet or prevent users from accessing the websites of companies with whom we have entered into business alliances.

    Based on our assessment completed to date, we believe that the reasonably likely worst case scenario with respect to year 2000 issues could be:

    - portions of FREEAGENT.COM may be down while programmers fix our systems or the systems of Internet service providers or other third parties;

    - temporary data loss could occur while back-up copies of data are retrieved from tape;

    - lengthy outages could occur while programmers work to repair or restore corrupted or missing database files;

    - our internal corporate, billing and accounting system may be down while programmers fix our system;

    - the inability of our customers to use our products and services;

    - claims from our customers asserting liability, including liability for breach of warranties related to the failure of our products and services to function properly, and any resulting settlements or judgments; and

    - our inability to manage our own business.

    Although these events could have an adverse effect on our business in the short term, we do not believe that year 2000 issues will materially and adversely affect our business, results of operations or financial condition over the long term. As of the date of this prospectus, we have not experienced any year 2000 problems and are not aware of any material year 2000 problems experienced by our customers or potential customers.

    We have also prepared a contingency plan, which includes the availability of year 2000 compliant software on our servers and the availability of trained information services support staff to respond to unforeseen desktop failures. We have redundant servers for a variety of our operating systems to minimize potential outages of server operations. Regular backups will be supplemented and relocated offsite to ensure our ability to reconstruct any failed systems quickly. Secondary servers throughout our operations will maintain our connections to the Internet.

Recent Accounting Pronouncements

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We have adopted SOP 98-1 which requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 did not have a material effect on our financial condition or results of operations.

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Cost of Start-Up Activities". SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. We implemented SOP 98-5 on January 1, 1999.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning June 15, 2000. The statement is not expected to affect us because we currently do not engage or plan to engage in derivative instruments or hedging activities.

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                                    BUSINESS

Overview

    Opus360 provides Internet-based services for putting people and projects together across the labor supply chain. Our business-to-business service uses advanced technologies to enable corporations, professional services firms, staffing companies and other organizations to identify and procure professionals with technology, creative, strategic consulting and other expertise required for their projects. Our strategy is to build the largest community of free agents by providing them with access to multiple project opportunities and to create a marketplace that will attract large buyers of professional resources to fulfill their project needs. We believe organizations will use our labor resource management services in order to more efficiently manage their highly skilled internal and external professional resources.

    Our three services, each of which is offered and can be used as a stand-alone application and is designed to be integrated and used with each other, consists of:

    - SERVING THE FREE AGENT COMMUNITY. FREEAGENT.COM is a website where free agents can efficiently and cost-effectively manage their independent careers by accessing multiple project opportunities, our FREEAGENT E.OFFICE and E.PORTFOLIO services and a marketplace of corporate products.

    - MATCHING BUYERS WITH PROFESSIONALS FOR PROJECTS. OPUS XCHANGE is an Internet service designed to enable buyers requiring individuals with specific professional skills to quickly and easily procure those professionals through matching technologies in an online environment. Our enhanced version of OPUS XCHANGE for large corporate customers is designed to enable corporations, professional services firms, staffing companies and other organizations to easily and rapidly procure professionals from all sources across the labor supply chain using more advanced matching technologies and by automating the requisition, approval and engagement processes.

    - MANAGING LABOR RESOURCES. OPUSRM is a labor resource management service designed to centralize resource and project information and enable organizations to more efficiently manage their professional resources.

    We introduced FREEAGENT.COM on July 4, 1999 and OPUS XCHANGE on September 6, 1999. During the first half of 2000, we expect to commercially release OPUSRM and our enhanced version of OPUS XCHANGE.

Industry Background

GROWTH OF THE INTERNET AND BUSINESS-TO-BUSINESS E-COMMERCE

    The Internet has grown rapidly in recent years. International Data Corporation estimates that at the end of 1998 the Internet had over 142 million users worldwide, of which approximately 63 million were in the U.S., and that by 2003 the number of users worldwide will grow to approximately 502 million, of which approximately 177 million will be in the U.S. The widespread adoption of the Internet as a communications solution has created a foundation for business-to-business e-commerce that will enable organizations to streamline complex processes, lower costs and improve productivity. According to Forrester Research, business-to-business e-commerce is expected to grow from an estimated $43 billion in 1998 to $1.3 trillion in 2003. Organizations are increasingly using Internet technologies to improve traditional operations such as customer service, supply chain management, employee recruiting and training, and communications.

RAPIDLY INCREASING DEMAND FOR QUALIFIED PROFESSIONALS

    Faced with an increasingly competitive environment, organizations are refocusing on their core competencies and recognizing their increasing need to use external resources. The rapid growth of e-commerce has fueled the demand for professionals with skills including strategic consulting, creative design and systems engineering. In response, many organizations externally source, on a project-by-project basis, different aspects of the development, design and maintenance of their e-commerce strategies and applications to qualified independent professionals, professional services firms and staffing companies to capitalize on their accumulated strategic, creative and technical expertise. International Data Corporation estimates that U.S. corporate spending on outsourcing services will grow from $51 billion in 1998 to $81 billion in 2003.

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According to the Gartner Group, by 2004, 60% of enterprises will use externally sourced workers to fulfill more than 50% of their information technology-related activities.

ORGANIZATIONS REQUIRE EFFICIENT RESOURCE MANAGEMENT ACROSS THE LABOR SUPPLY
  CHAIN

    Faced with shorter deadlines, increased demand for services and rapid technological change within their complex enterprises, organizations must attract, recruit, retain and effectively use and manage their resources across the labor supply chain, including internal employees, workers supplied by professional services firms or staffing companies and free agents. Historically, organizations typically employed decentralized systems, or combined manually implemented, ad hoc procedures, to gather data and manage projects and procure, allocate and deploy skilled labor resources. These systems generally have had only limited ability to report real time project-related information or capture data for post-project performance analysis. Managing professionals across the labor supply chain on multiple projects has been, and continues to be, a resource intensive, paper based, and error prone process, resulting in increased costs, inefficient utilization and decreased profits.

INEFFICIENT MARKETPLACE FOR PROCURING PROFESSIONALS

    As organizations and individuals increasingly embrace more flexible work arrangements made possible by advances in technology and telecommunications, a community of independent professionals that desire to work outside of the corporate environment has emerged. The primary obstacle impeding an organization's ability to easily and rapidly reach professionals has been the lack of an efficient solution to connect them with professionals from numerous professional services firms, staffing companies and other organizations and free agents. Because of the Internet's ability to centralize information and disseminate it widely, a growing number of organizations are using it as a solution for improving their labor procurement processes. According to Forrester, of the six million businesses in the U.S., only 15,000 currently procure labor online, with this number forecasted to rise to 124,000 by 2003. We believe a more efficient marketplace for connecting organizations with professionals will lead to an increase in the number of organizations that procure external labor online.

LARGE MARKET OF UNDERSERVED FREE AGENTS

    While free agents enjoy the freedom of selecting the organizations they work for, they typically lack a community in which to interact and share knowledge. In addition, many free agents do not readily have access to benefits, services and products comparable to those available in a traditional corporate setting. Free agents require:

    - COMMUNITY, CONTENT, INFORMATION SHARING AND NETWORKING. Free agents require in-depth and up-to-date content and information, such as reference and training materials, business and legal forms and other industry data, to improve their skills and maintain their businesses. Members of the free agent community who are unaffiliated with organizations also require a forum to share information, discuss common issues and form project teams.

    - CORPORATE-LEVEL BENEFITS AND BACK-OFFICE SERVICES. The ability of free agents to participate in group-oriented benefits and achieve volume discounts on corporate products and services is limited by their unaffiliated status and lack of access to readily available information. Free agents also lack convenient, fully automated back-office administrative services to allow them to focus their time and energy on projects.

Our Services

    We provide Internet-based services for putting people and projects together across the labor supply chain. Our business-to-business e-commerce service is designed to streamline the procurement and management of professional resources and to enable corporations, professional services firms, staffing companies and other buyers requiring individuals with specific professional skills to identify and procure these professionals to

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fulfill project needs and to enable free agents to search for and secure project assignments. Our services consist of the following:

SERVING THE FREE AGENT COMMUNITY

    FREEAGENT.COM is a website where free agents can access multiple project opportunities from corporations, professional services firms and staffing companies and more effectively market themselves using E.PORTFOLIOS, which are standardized, machine-readable and in an easily searchable format. An E.PORTFOLIO, in addition to containing traditional resume information such as their skills, experiences, references and other professional information, allows free agents to, among other things, upload their photographs, audio/video clips, graphic design snapshots, and PowerPoint files. In contrast to the typically static paper-based resume, an E.PORTFOLIO is a multimedia, online service that is easily updatable to reflect a real-time snapshot of a free agent's availability, work experiences and preferences and current project pipeline. Through FREEAGENT.COM, free agents can interact with each other, receive industry-related content and research project offerings. Free agents can also subscribe for corporate-style benefits and administrative services to assist them in managing their careers.

    As of February 29, 2000, we had over 76,800 registered free agents, over 26,300 E.PORTFOLIOS and over 4,000 active projects posted on FREEAGENT.COM.

MATCHING BUYERS WITH PROFESSIONALS FOR PROJECTS


    OPUS XCHANGE is an Internet-based, business-to-business service that is designed to enable organizations to post projects through FREEAGENT.COM and procure free agents that match the specific skills, qualifications and preferences required by these organizations. Our enhanced version of OPUS XCHANGE, which is designed for use by large clients such as corporations, professional services firms and staffing companies, enable these organizations to perform, sophisticated and customized searches to identify and procure professionals from any source in the labor supply chain. It will also facilitate the transactions among them by automating the requisition, approval and engagement processes. We believe our enhanced version of OPUS XCHANGE will assist organizations by capturing data each time the service is used on the time, efficiency, cost-competitiveness and quality of professionals and suppliers of professionals. We have established these performance metrics and refer to them collectively as TCQ(2) or Time, Cost, Quality and Quantity, an internally developed performance tracking system that evaluates the service of vendors and free agents. There are numerous metrics traced in each TCQ(2) category. For example, under the category Time, we will track the time in number of days elapsed from the moment a staffing vendor receives a requisition to the time that the staffing firm responds back to the client with qualified candidates. There will be similar metrics tracked by the OPUS XCHANGE service in the other TCQ(2) categories. We also believe that access to this performance data will eventually help these large clients in evaluating the performance of their suppliers of professionals as well as better understanding of the prevailing billing rates and skills of such project-based professionals. We expect to commercially release our enhanced version of OPUS XCHANGE during the second quarter of 2000.


MANAGING LABOR RESOURCES


    OPUSRM is a labor resource management service that is designed to centralize resource and project information, permitting organizations to manage their professional resources more efficiently in a project-driven environment. OPUSRM is designed to realize efficiencies in all project phases, including budgeting, forecasting, resource allocation, information capture, real-time project accounting, knowledge sharing and post-transaction analysis. OPUSRM allows organizations to build a central database of information on all current and future projects, and all information on the professionals within the organizations, including their background, skills sets and availability. By having a central database of project needs as well as the skills and availability of the workforce, staffing managers within the organization will be able to quickly and efficiently identify, match and assign professionals to the appropriate projects. OPUSRM can either be run as an e-service through strategic hosting partners or be installed and integrated with an organization's legacy systems. OPUSRM is designed to easily and rapidly integrate with OPUS XCHANGE and our FREEAGENT.COM community, enabling organizations to procure, manage and track the project performance of external resources in the


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same manner as full-time employees. We expect to launch OPUSRM in the second quarter of 2000 and integrate OPUSRM with the enhanced version of OPUS XCHANGE in the second half of 2000.


Our Strategy

    Our goal is to be the leading provider of Internet-based services for putting people and projects together across the labor supply chain by providing services that enhance the efficiency of the procurement and management of highly-skilled professional resources. The key components of this strategy include:

BUILD A LARGE COMMUNITY OF FREE AGENT TALENT

    We believe it is critical to build a large community of free agents by continuing to aggressively market our services. We will also seek to enter into additional distribution, co-branding and other similar arrangements with companies that will provide us with access to a larger base of free agent talent through their existing customer bases. We intend to attract and enhance the retention of free agents by continuing to sell products and services that will enable them to efficiently operate their businesses and expand their knowledge in their particular areas of expertise.

ATTRACT LARGE BUYERS OF PROJECT-BASED PROFESSIONALS

    We intend to rapidly increase the volume of transactions in OPUS XCHANGE by providing an efficient marketplace, establishing a large pool of free agents and aggressively marketing our services to large buyers requiring professionals to fulfill project needs. We believe that creating an easy-to-use, open marketplace based on XML standards that allow buyers and professionals to interact easily and rapidly with each other will increase the flow of projects to our OPUS XCHANGE marketplace. We expect that our direct sales and marketing efforts to attract large buyers of professionals will be augmented by the sales and marketing efforts of organizations with which we enter into strategic relationships and that have existing relationships with these buyers.

CAPTURE IMPORTANT DATA ON PROFESSIONALS AND ORGANIZATIONS

    The enhanced version of OPUS XCHANGE is designed to capture and manage performance information about suppliers of project-based professionals, such as staffing companies, professional services organizations and other recruiting, search and placement firms, as well as performance information about the professional after completion of the project. Vendor performance information will enable organizations to analyze the timeliness of vendor response, appropriateness of individual candidates provided by the vendor and the cost competitiveness of the vendor service. We expect to develop and maintain an extensive database of professionals and vendor information through relationships with internal, vendor, client and free agent sources. Each time a professional completes a project, we will attempt to gather information about the individual's skills and expertise and the client's evaluation of their project performance. This data will enable us to provide organizations with industry information that they cannot easily produce themselves or obtain from other sources, including performance metrics and the prevailing billing rates for specific project expertise. We believe the availability of data about the vendor and professionals will encourage organizations to procure talent through our OPUS XCHANGE marketplace on a recurring basis and provide a useful tool for staffing vendors to improve their performance.

DEVELOP AND STRENGTHEN CLIENT RELATIONSHIPS FOR OPUSRM AND OPUS XCHANGE


    We target our sales and marketing for OPUSRM and our enhanced version of OPUS XCHANGE, which we expect to commercially release during the second quarter of 2000, to resource-intensive, project-focused service organizations, such as information technology, web consulting firms, internal information technology departments of Fortune 1000 companies, information technology staffing companies and other service firms. We also intend to provide additional consulting and support services to these organizations and believe that these on-going relationships will enable us to sell new services as they are developed. We believe that organizations using either OPUS XCHANGE or OPUSRM alone will find it attractive to use both services because


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they have been designed to integrate with one another to provide organizations with a single service for the procurement and management of their internal and external professional resources.


CONTINUE TO ENHANCE FUNCTIONALITY OF SERVICES


    We intend to provide the best available services and tools to empower buyers requiring professionals to fulfill project needs to more effectively manage their labor procurement processes. We will continue to develop enhancements to our services to improve our user interfaces, searching capabilities and workflow and collaboration tools. During the second quarter of 2000, we plan to release our enhanced version of OPUS XCHANGE designed for large corporate customers, which will provide advanced vendor management, performance tracking and enhanced matching capabilities. The enhanced version of OPUS XCHANGE will also capture key performance information in an easily searchable database to help organizations evaluate the efficiency, cost-competitiveness, and quality of their suppliers of project talent. We will continue to invest capital to create a first-class client service organization that will work with clients to develop and further enhance our services.


PURSUE STRATEGIC ACQUISITIONS

    We have recently completed the acquisitions of Ithority, INDUSTRYINSITE.COM and PeopleMover. These acquisitions expand or are complementary to our business and we expect that we will continue to evaluate from time to time acquisition and investment opportunities in complementary businesses, products and technologies. We intend to explore opportunities which may accelerate our growth, attract buyers requiring individuals with specific professional skills to fulfill project needs, increase our free agent talent pool, add new content and advertisers, enhance our product and services, develop new technologies or assist us in penetrating new markets, including the international markets.

Products and Services

FREEAGENT.COM

    FREEAGENT.COM is a website designed to aggregate a large pool of free agent talent and enable free agents to more efficiently access project opportunities and manage their careers. FREEAGENT.COM offers a broad range of services to meet the needs of the free agent community, including back-office administrative services, corporate-style benefits, project assignments, third-party commercial and professional products and services, community, content, information sharing and networking. As of February 29, 2000, over 76,800 free agents were registered users of FREEAGENT.COM. FREEAGENT.COM currently includes the following services:

    E.PORTFOLIOS AND PROJECT OPPORTUNITIES. FREEAGENT.COM enables free agents to create E.PORTFOLIOS to market themselves to organizations seeking project-based professionals. The typical E.PORTFOLIO includes the free agent's background, skills, work, project and educational histories, professional references and any other information which the free agent chooses to include to better market his or her services, and allows the free agent to upload his or her photograph, audio/visual clips, graphic design snapshots and PowerPoint files. With an E.PORTFOLIO professionals can include in one standardized, machine-readable and easily searchable format information that would in a paper-based format include numerous pages and attachments. As organizations list projects on OPUS XCHANGE, our search technologies match their project requirements with suitable free agents based on the skills and experience described in their E.PORTFOLIOS. In addition, by browsing E.PORTFOLIOS on our system, free agents can locate and team with other free agents who have complementary skills to collectively respond to projects. In the future, we expect to incorporate additional functionality into our E.PORTFOLIO service, such as video interviewing capabilities. As of February 29, 2000, over 26,300 of our registered free agents had created E.PORTFOLIOS on FREEAGENT.COM.

    COMMUNITY, CONTENT, INFORMATION SHARING AND NETWORKING. FREEAGENT.COM provides a forum where free agents can exchange ideas with professionals who share common skills and interests or perform complementary services. Free agents can access content targeted to them through journals, case studies, daily and weekly challenges, expert advice, Q&A columns, user reviews and success stories. FREEAGENT.COM enables free agents to participate in online discussions, training and interactive seminars. As we enter into additional distribution, co-branding and other similar arrangements, we expect to provide in the future individual sites

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within FREEAGENT.COM which will contain industry-specific content designed for specific segments of our free agent community, such as the technology, creative and strategic consulting segments. We also plan to provide free agents with professional networking opportunities by offering them access to specialized databases of other professionals where they can find potential mentors and contacts across a range of professions, backgrounds and interests. In addition, we also expect to facilitate the organization of free agents into project teams, by providing them with web pages on FREEAGENT.COM where they can manage critical project information and documents and hold interactive work sessions.

    FREEAGENT E.OFFICE SERVICES. FREEAGENT.COM offers free agents a broad range of back-office administrative services and corporate-level benefits designed exclusively for them, which we call FREEAGENT E.OFFICE services. These services and benefits consist of project invoicing, billing and collections, payroll tax withholding, project expense reimbursement, general liability insurance, group health insurance, a 401(k) plan and Opus360 stock options.

    Free agents typically do not readily have access to these services and benefits on terms that are comparable to those offered in a traditional corporate setting. Our FREEAGENT E.OFFICE services offer, on a pre-tax basis, project expense reimbursement and group medical, dental and life insurance coverage at premiums priced to reflect the collective purchasing power of the free agents who buy coverage, as well as the right to participate in a 401(k) plan with a variety of investment funds. We also offer participating free agents the opportunity to receive Opus360 stock options. As of February 29, 2000, approximately 284 of our registered free agents had elected to receive our FREEAGENT E.OFFICE services. As of December 31, 1999, 234 organizations have used our FREEAGENT E.OFFICE employees. These organizations include large and medium-sized companies that operate across a broad range of industries, including computer software, computer hardware, finance, telecommunications and aerospace.

    Free agents who purchase our FREEAGENT E.OFFICE services can choose between two different membership plans, the terms of which differ based on whether the free agent desires to receive group healthcare insurance and be eligible to participate in our 401(k) plan. We expect to offer additional plans in the future. Free agents who purchase our FREEAGENT E.OFFICE services are our employees, for whom we withhold payroll taxes and provide IRS Form W-2s.

    We believe that our FREEAGENT E.OFFICE services are especially valuable to free agents who must expend substantial amounts of time managing their projects, must purchase expensive general liability, errors and omissions or other insurance to satisfy clients, and must spend significant amounts of time searching for cost-effective health benefits and pension plans. In addition, many organizations require IRS Form W-2 hourly contracts, which our FREEAGENT E.OFFICE services provide. The benefits provided by our FREEAGENT E.OFFICE services are fully portable, enabling free agents to work on whatever projects they choose with the knowledge and security that their benefits will remain in place.

    BUSINESS PRODUCTS AND SERVICES. FREEAGENT.COM is also an online marketplace where free agents can buy commercial and professional products and services which they can use for their businesses. These products and services, which are provided by third party vendors with whom we have entered into distribution arrangements, include computers, business cards, industry group membership, fax and communication equipment, office supplies and training and reference materials. We generally will be paid a commission or fee, either on a fixed or variable basis, based on the purchase price for each service used by, or product purchased by each registered free agent. To date, we have not generated any significant revenues from these relationships. We expect that as the FREEAGENT.COM community continues to grow, we will be able to take greater advantage of the purchasing power of this community to obtain volume price discounts from product and service vendors that desire to participate in this marketplace.

ITHORITY

    Our recent acquisition of Ithority expands our FREEAGENT.COM marketplace to include any buyer or seller of expert knowledge. Ithority's knowledge marketplace connects experts on a variety of subjects, such as technology, software development, strategic consulting and graphic design with buyers requiring such knowledge. These buyers and sellers generally negotiate a fee for the sale of this knowledge. Ithority has

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charged, and we will charge, a percentage of the fee received by the provider of the expert knowledge. We plan to integrate Ithority into FREEAGENT.COM during the first half of 2000.

OPUS XCHANGE

    OPUS XCHANGE is an Internet service that enables corporations, professional services firms and staffing companies to post projects and procure free agents for project assignments. OPUS XCHANGE is designed to perform a detailed match of a project manager's specific project skill requirements with the corresponding skills set forth in E.PORTFOLIO, producing a more accurate match than a traditional text-based resume search. OPUS XCHANGE ranks each candidates E.PORTFOLIO against the project manager's requisition of required skills, performances and availability. In addition, the project manager is able to review multiple E.PORTFOLIOS concurrently.

    Our enhanced version of OPUS XCHANGE is designed to enable our customers to identify and procure professionals using more sophisticated matching technologies and to reduce candidate search and procurement costs. The typical process today for procuring external, project-based workers is often a manual, paper-based and inefficient process. Our enhanced version of OPUS XCHANGE will provide an Internet service which facilitates the procurement of contract professionals from any source in the labor supply chain. We believe each of our OPUS XCHANGE services will benefit both buyers and professionals by creating a more efficient labor procurement marketplace.

    Our enhanced version of OPUS XCHANGE is designed to facilitate the following steps of the labor procurement process:

    - THE COMPLETION OF AN ONLINE REQUISITION FOR A PROFESSIONAL. Today, requisitions are often completed on a piece of paper and faxed to the supplier or communicated by telephone. OPUS XCHANGE is designed to allow project managers to enter their exact requirements online and to instantaneously send this requisition to various suppliers with the press of a button rather than sending multiple faxes or making multiple phone calls.

    - THE EVALUATION OF QUALIFIED CANDIDATES FOR A PROJECT. Using OPUS XCHANGE, suppliers and individuals will be able to submit their E.PORTFOLIO directly for viewing by the project manager. OPUS XCHANGE will allow the project manager to view and automatically rank against the required skills, performances, and availability all E.PORTFOLIO responses from suppliers and individuals, through a single easily accessible and searchable OPUS XCHANGE webpage. This is in contrast to the typical process of receiving multiple paper-based or e-mail resumes which must be manually reviewed, compared and categorized.

    - THE SCHEDULING OF CANDIDATE INTERVIEWS. Through OPUS XCHANGE, suppliers and individuals will be able to suggest available interview times when they submit their response forms. Project managers may then accept the appropriate interview times online when they select the candidate for interviews.

    - THE COMPLETION OF ONLINE EVALUATION FORMS. Rather than a paper-based evaluation form or even a wordprocessor-based evaluation form, OPUS XCHANGE will supply an on-line evaluation form for interviewees and project managers. These evaluation forms will also be distributed automatically to the project manager with a reminder to complete the evaluation. Today, this process is often completed manually. By compiling and storing evaluation forms on-line the organization will be able to easily search completed evaluations in connection with new project requisitions and better evaluate candidates based on past performance.

    - THE COMPLETION OF PROJECT TIME AND EXPENSE REPORTS. Through OPUS XCHANGE, professionals will be able to complete online time and expense reports. These time and expense reports will then be automatically routed to the various approvers on both the buyer and supplier sides of the transaction. Today, the time and expense reports are typically completed manually, on spreadsheets or paper-based forms. Often buyers and suppliers have their own time and expense systems which are often different or incompatible so that the information must be entered twice because there is often no connection between the buyer and supplier systems.

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    OPUS XCHANGE is designed to be accessed and used as a stand-alone application or it can be used together with OPUSRM AND FREEAGENT.COM as an integrated service. To facilitate transactions in the OPUS XCHANGE marketplace, we are implementing open XML standards that will enable corporations, professional service firms, staffing companies and other buyers and providers of professionals to connect their existing and new systems to OPUS XCHANGE including OPUSRM or other resource management applications.

    We expect to commercially release the enhanced version of OPUS XCHANGE for large corporate clients during the first half of 2000 that will incorporate more advanced matching capabilities and the TCQ(2) vendor management tracking system. TCQ(2) is an internally developed performance tracking system that evaluates the service of vendors and free agents based on time, cost, quality and quantity. The enhanced version of OPUS XCHANGE will capture TCQ(2) data and develop performance metrics for all transactions conducted through the OPUS XCHANGE marketplace.

    TCQ(2) data will be supplied to buyers of project-based professionals to enable them to make better sourcing decisions, such as evaluating competing bids by professional services firms or free agents for projects or project deliverables. This data will also be offered to staffing companies and sellers of project-based professionals in a generalized form to establish benchmarks to enable them to compare themselves to peers and to improve project performance.

OPUSRM

    OPUSRM provides organizations with a labor resource management tool designed to centralize resource and project information to enable organizations to more efficiently manage complex projects, increase utilization rates, streamline project schedules, coordinate project data, predict resource shortages and surpluses and provide access to performance results. OPUSRM is designed to optimize core business processes by:

    - assigning the most-qualified professionals to a particular project by matching project requirements with individual skills, expertise and availability;

    - monitoring internal and external labor resource utilization organization-wide, across projects, industries, geographic regions and personnel groups, to decrease downtime costs and improve profitability;


    - delivering real-time project and resource related information online, with detailed reporting on project finances and labor utilization, to eliminate the need for labor-intensive, manually generated project and financial reports; and


    - disseminating project information on a timely basis to project field managers for analysis that previously was available only after the completion of a project through a review of multiple accounting reports.

    The technologies employed by OPUSRM match the qualifications and criteria needed by an organization's project manager with the qualifications and experience of the organization's employees as set forth in his or her E.PORTFOLIO contained in the organization's OPUSRM database. OPUSRM allows a project manager or staffing manager to search for professional resources based on numerous criteria, including technical skills, level of skill, number of years of experience, availability, geographic location and industry experience. Once identified, OPUSRM then allows the project or staff manager to allocate the professional to the project.

    OPUSRM's flexible Internet architecture makes it customizable to the specific requirements of organizations without substantial additional cost or lengthy implementation cycles. OPUSRM is designed to manage internal labor resources and, if integrated with OPUS XCHANGE, will also manage the procurement of external resources for projects. OPUSRM can be integrated with existing systems and incorporate company data. Through web browsers, our OPUSRM service will permit user access through the Internet from remote hosting facilities located anywhere in the world, enabling organizations and free agents to interface and work as teams on assigned projects using a common service.

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
    We believe customers will increasingly use Internet applications instead of traditional client-server systems, which are often difficult to learn and costly to maintain. We intend to form strategic relationships with complementary systems integrators, web integrators, and web consulting firms to create a valuable support and implementation organization for OPUSRM.

PEOPLEMOVER

    On February 24, 2000, we acquired PeopleMover. PeopleMover is a developer of Internet-based resource management application services, similar to our OPUSRM service, principally focused on the needs of staffing firms. Its principal application service, PEOPLEMOVER/STAFFING, enables professional staffing firms to recruit and assign people to jobs based on skills and availability. PEOPLEMOVER/STAFFING manages information regarding a staffing firm's resources and applicants, customer accounts including job and project openings and sales activity. PEOPLEMOVER/STAFFING supports many of the needs of large staffing firms including:

    - resume scanning and matching against openings;

    - tracking of skills and availability of contractors and applicants;

    - time and expense processing; and

    - integration with back office systems for billing, payroll and human resources.

    PeopleMover currently provides its PEOPLEMOVER/STAFFING service to 11 staffing companies.

Customer and Business Relationships

    We have entered into a three-year agreement with CAREERPATH.COM, a full time recruiting services company that provides career counseling and job placement services over the Internet, to jointly develop a co-branded web site featuring content and services geared toward free agents. Under the agreement, FREEAGENT.COM will be CAREERPATH.COM's exclusive service for the procurement of project-based professionals. The co-branded website will:

    - allow CAREERPATH.COM's affiliated network of over 100 national and regional newspapers to list projects on OPUS XCHANGE;

    - allow employers to procure professionals for projects through the co-branded website and individuals to obtain all of the products and services available on FREEAGENT.COM; and

    - allow CAREERPATH.COM's current database of over 1,000,000 individuals to be matched to projects through OPUS XCHANGE.

    We agreed with CAREERPATH.COM to jointly share the costs associated with building the co-branded website which we estimate to be $180,000. Any amounts in excess of this estimate will be our responsibility. We have agreed to share a portion of the revenues generated from transactions conducted through the co-branded website with CAREERPATH.COM, including with respect to revenues generated from project listing and placement fees, subscriptions for products and services and advertising revenue. We agreed to pay CAREERPATH.COM an advance on its first year revenue share and for advertising fees to promote the co-branded website in their affiliated newspapers through the issuance of 245,355 shares of our common stock valued at $2.0 million. Based on an assumed initial public offering price of $10 per share, these shares have a market value of $2,453,550. Our agreement with CAREERPATH.COM limits our ability to enter into similar integrated co-branding arrangements with their direct competitors in the full time recruiting marketplace for a period of 18 months from the date of the launch of the co-branded site.

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
OPUS XCHANGE

    The following companies have entered into agreements with us to post projects to OPUS XCHANGE:

Aegis Software                            ISAM                                People Unlimited Consulting
Cambridge Technology Partners             J.P. Morgan & Co.                   Primenet
CompuCom Systems                          Klein Management Systems            recruit.com
Concise Design                            Lucent Technologies                 RCM Technologies
Eland Solutions                           MDTSC                               SVR Group
ETR Technology Center                     MISI Co.                            The Sporn Group
Gregory & Gregory Legal Staffing          NSP                                 TIS Worldwide
International Informaric Solutions        Paragon Computer Professional

    In addition, Cambridge Technology Partners, CompuCom Systems, Inc., J.P. Morgan & Co. and Lucent Technologies Inc. have entered into agreements with us to use our enhanced version of OPUS XCHANGE.

OPUSRM

    The following companies have entered into agreements with us to use OPUSRM:

CompuCom Systems                    Lucent Technologies                Sapient Corporation
CyberSafe Corporation               PRT Group

    PricewaterhouseCoopers has agreed to be an integration and implementation services provider for our OPUSRM product.

PEOPLEMOVER/STAFFING

    The following companies have entered into agreements with PeopleMover to use PEOPLEMOVER/STAFFING:

Aetea Information Technology    Global Employment Solutions     Seltman, Cobb & Bryant
DM Stone                        Net-Strike Worldwide            Superior Technical Resources
Dunhill Staffing Systems        Re: source Connection           The TriStaff Group
Furst Staffing Services         Robert Half International

Product and Service Providers


    We have relationships with 38 product and service providers which promote their offerings through FREEAGENT.COM either directly or through third parties. We receive a percentage, typically between 5% and 30%, of any revenues generated by 24 of these parties from the sale of these products and services to users of FREEAGENT.COM. In addition, we receive a fixed fee per transaction from 13 of these parties. Some product and service providers also pay us a sponsorship fee for listing their products on our website. We do not receive any revenue from one provider. To date, we have not generated any significant revenues from these relationships.


Content and Distribution Relationships


    We currently have agreements with the following companies which provide content to FREEAGENT.COM and/or feature FREEAGENT.COM products and services and OPUS XCHANGE on their websites or on co-branded websites:


AltaVista (through Worklife Solutions, Inc.)  Career Exchange      Wall Street Journal Interactive Edition
Contract Professional                         Gartner Institute    Vault.com
CareerPath.com                                Screaming Media

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
Sales and Marketing

    We sell our integrated services through our direct sales organization and distribution, co-branding and other similar arrangements. As of December 31, 1999, our direct sales force consisted of 10 sales professionals. We plan to expand our direct sales force in the near future, with regional sales managers located in Chicago, Atlanta, San Francisco, Toronto and other major metropolitan areas. We have commenced an aggressive marketing campaign which includes print, radio and online advertising to build our existing base of registered free agents and to further promote FREEAGENT.COM.

    For our OPUSRM service, which we expect to release during the first half of 2000, we typically target our direct sales efforts at senior executives and chief technology officers within large professional services companies, Fortune 1000 information technology departments, large information technology staffing companies and the service divisions of large software/hardware organizations that require assistance in managing a workforce of varying skills and staffing projects across a wide corporate enterprise. We work with prospective clients to analyze how OPUSRM can best be integrated into existing management systems. We intend to use these larger clients to develop a sales channel into mid-market firms.

Technology

    We have developed Internet applications that are designed for high-level performance and reliability using standard tools and computer languages. We believe that these applications lower an organization's total cost of ownership because they are relatively easy to use and maintain and to integrate into an existing intranet or Internet framework. Due to the ease of use and intuitive nature of web browser interfaces, the training required for the use of these applications is minimal (two to three hours for an end user, and one to two days for OPUS XCHANGE and two to three days for OPUSRM for an organization's internal resource manager), so that organizations are more likely to use these applications. Upgrades of Internet-based applications are much easier to implement across organizations since the upgrades do not need to be directly installed on our clients' systems. We believe that these Internet-based applications are also generally well-suited for the application service provider model, which simplifies the installation, upgrade and maintenance process for these applications.

    We are able to leverage existing third-party tools, such as web application servers, to provide standard services which enhance the performance, reliability and redundancy of our applications. Use of these tools and frameworks allows us to focus on higher value-added business functionality rather than building and maintaining complex infrastructure code. These tools and frameworks provide advanced services, including message queuing, resource pooling, transaction distribution and management, and security, and enable our services to be deployed on a variety of server platforms such as Unix or WindowsNT.

    Our Internet applications, OPUSRM and OPUS XCHANGE, are written in the Java programming language. We use open standards, such as XML (extensible markup language) as our means of communicating between our systems, which facilitates our integration with customers and partners in an open, network environment. We use other open, Internet standards such as SSL (secure sockets layer) for secure transmission of data and HTML (hypertext markup language) and DHTML (dynamic hypertext markup language) for presentation of information in web browsers.

    Our development team employs object-oriented analysis and design principles in order to guide the development of software code. Our methodology allows us to exploit the capabilities of object-oriented programming languages like Java to build reusable components and designs. This methodology helps to reduce the risks inherent in developing complex systems and also helps us design our services to meet the varied needs of our customers.

    Parts of our application services were based on intellectual property that we acquired from PRT Group and USWeb Corporation. In December 1998, we purchased from PRT the worldwide rights for intellectual property and any and all work covering a vendor management application. This intellectual property for the

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
vendor management application was created in the course of PRT's consulting services for several large financial institutions assisting these companies in their vendor reorganizations. Some of our design concepts for OPUS XCHANGE are based on this intellectual property. In 1998, we purchased from USWeb the worldwide rights to the intellectual property and all work surrounding an internal staffing application, which was developed first at Gray Peak Technologies and, following USWeb's acquisition of Gray Peak, later at USWeb. Some of this intellectual property was used to help design part of our OPUSRM application service.

Competition

    The market for each of our integrated services is intensely competitive and rapidly changing, and competition is expected to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services that they offer. In addition, because there are relatively low barriers to entry in some of the markets in which we offer services, we expect further competition from established and emerging companies, as these markets continue to grow.

    Our FREEAGENT.COM service competes with traditional offline companies that offer back office, administrative and benefit services to independent professionals, and new web-based companies, that have created Internet communities with content, products and services geared toward independent professionals.

    Our OPUS XCHANGE service competes with traditional recruiting, search and placement firms such as headhunters, including those that implement online services, and online "job board" services, such as Monster Talent Market, and large Internet information portals, that provide online job search services for project-based professionals. We may experience competition from potential customers, such as professional services firms and information technology consulting companies, if they are able to develop their own search services for project-based professionals internally. We may experience additional competition if online providers of recruiting services relating to full-time employment enter the market for project-based labor.

    Our OPUSRM service will compete with companies offering traditional enterprise resource planning services, particularly those that adopt resource management services and implement web-based technologies, including companies which provide competitive project labor management services, and business application software vendors that may broaden their software offerings by internally developing, acquiring or partnering with independent developers of project labor management software.

    We believe that there are a number of companies that offer services that provide one or more aspects of the functionality of our services, such as Niku Corporation. However, we do not believe that there are any competitors which are dominant in our market.

    Many of our competitors and potential competitors have longer operating histories, larger customer bases, wider brand recognition and greater financial, technical, marketing and other resources than we do. Our current and potential competitors may make strategic acquisitions or develop cooperative relationships, in addition to the ones they have established, in order to expand their business or offer more comprehensive services than we do. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us.

    We believe that companies in our target market compete primarily on the basis of:

    - the number of features their services provide to end users;

    - the extent of their relationships with organizations across the labor supply chain, including professional services firms, staffing companies and other suppliers of professional resources, that procure professionals and individuals who are available for projects;

    - product quality and performance;

    - product features and functionality; and

    - ease of integration and customization.

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
We believe we distinguish ourselves from our competitors by offering a full complement of services geared toward the procurement and management of project-based professionals. However, the rapid pace at which the market is evolving, both in terms of technological innovation, increased functionality and service offerings, will require us to continually improve our infrastructure and our Internet service. We cannot assure you that we will be able to respond adequately to these competitive challenges. If we are not able to compete successfully against current and future competitors, our business could be materially adversely affected.

Intellectual Property

    We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws. We seek to avoid disclosure of our trade secrets by implementing procedures, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source codes. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights with respect to our products and services will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    We presently have one U.S. patent application pending for the "OPUS360 Knowledge Worker Network" which describes the processes and technology involved in implementing an Internet-based supply chain solution for matching people and projects. It is possible that the patent that we have applied for, if issued, or patents we may apply for in the future, if any, may be successfully challenged or that no patent will be issued. It is also possible that we may not develop proprietary products, including technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages or that the patents of others will seriously harm our ability to do business. We have filed applications with the U.S. Patent and Trademark Office for service marks that include OPUS360, OPUS FREEAGENT, FREEAGENT.COM, OPUSRM, E.PORTFOLIO, FREEAGENT E.OFFICE, FREEAGENT, OPUS XCHANGE and FREEAGENT XCHANGE.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the U.S. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

    There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. We cannot be certain that our products, content and brand names do not or will not infringe upon valid patents, copyrights or other intellectual property rights held by others. We expect that the number of infringement claims will increase as more participants enter our markets.

    In July 1999, we received a letter from counsel to the San Jose Mercury News alleging that our use of the service mark FREE AGENT and our registration of the domain name WWW.FREEAGENT.COM with Network Solutions, Inc. infringed upon Mercury News' federal registration of the mark FREE AGENT for a computerized online matching service and violated Network Solutions' Domain Name Dispute Policy. The letter requested that we cease all use of the mark FREE AGENT for online job searching services and transfer the domain name WWW.FREEAGENT.COM to the Mercury News. Based on the advice of counsel, we believe we have viable defenses to these claims. However, while we believe we have valid defenses to the claims, in the event we are unable to resolve this issue with the Mercury News and it decides to bring an infringement claim against us or to institute an arbitration proceeding against us under Network Solutions'

Domain Name Dispute Policy, we would likely incur significant expense in defending against the claim or in connection with the arbitration proceeding. In addition, if a claim of infringement is made and we are not successful in defending against the claim, we could be liable for substantial damages. We could also be required to cease use of the FREE AGENT mark and transfer our WWW.FREEAGENT.COM domain name to the Mercury News. We have expended, and will continue to spend, substantial amounts in order to promote the WWW.FREEAGENT.COM brand name, the benefits of which would be lost if we could no longer use that mark. In addition, we would need to incur substantial additional expenses to promote a new brand name. Until such time as free agents and buyers requiring individuals with specific professional skills to fulfill project needs became aware of any new brand name and website, our transaction volume could be substantially limited.

    It is possible that in the future other third parties may claim that we or our current or potential future products or services infringe their intellectual property. We expect that software product developers and providers of electronic commerce services will increasingly be subject to infringement claims as the number of services, products and competitors in our segment of the industry grows and the functionality of services and products in different segments of the industry overlaps. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in the introduction of service or product enhancements or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

Industry Regulation

    By entering into employment relationships with the free agents who purchase FREEAGENT E.OFFICE services, we assume a variety of obligations, responsibilities and liabilities of an employer under federal and state laws. Many of these federal and state laws were enacted prior to the development of non-traditional employment relationships, such as temporary employment and outsourcing arrangements, and do not specifically address the obligations and responsibilities applicable to us by reason of our FREEAGENT E.OFFICE services. Whether certain laws apply to us depends in many cases upon whether we are deemed to be an "employer" for purposes of the law. The definition of "employer" under these laws is not uniform and, therefore, the application of these laws to our business is not always certain. In many cases, a person's status as an "employer" is determined by application of a common law test involving the examination of several factors to determine an employer/employee relationship. Uncertainty as to the application of laws governing "employer" relationships is particularly important to us in federal employment tax and employee benefit matters.

    EMPLOYER STATUS. The common law test of employment, as applied by the IRS for employment tax and employee benefit plan purposes, involves an examination of approximately 20 factors to ascertain whether an employment relationship exists between a worker and a company. That test is generally applied to determine whether an individual is an independent contractor or an employee for federal employment tax and employee benefit plan purposes. An important factor in making this determination is whether or not a company has the right to exercise control over a worker with respect to how work is performed, as evidenced by factors such as the extent of instructions, training and the nature of the work. Other factors considered by the IRS include the financial control or the economic aspects of the relationship; and the intended relationship of the parties, such as how the relationship is described in written agreements, how compensation is reported for income and employment tax purposes, whether employee benefits are provided, and whether services are ongoing or for a particular project.

    EMPLOYMENT TAXES. We assume the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to our FREEAGENT E.OFFICE employees out of the gross amounts received by us from the organizations to whom they have provided services through us. There are three types of federal employment taxes with respect to wages and salaries paid to employees: withholding of income tax requirements, obligations under the Federal Income Contributions Act, and

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
obligations under the Federal Unemployment Tax Act. Employers have the obligations to withhold and remit the employer portion and, where applicable, the employee portion of these taxes. To date, the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold. Upon an examination of our operations, the IRS or other taxing authorities may determine that we are not the employer of the free agents who purchase FREEAGENT E.OFFICE services under the Code provisions applicable to federal employment taxes and, consequently, that the organizations using these free agents for projects through our FREEAGENT E.OFFICE services are exclusively responsible for payment of employment taxes on wages and salaries paid to these free agents. A determination by the IRS or other taxing authorities that we are not the employer of free agents who purchase FREEAGENT E.OFFICE services would negatively impact our ability to report employment taxes for these free agents. An adverse determination of this type could also result in joint and several liability for any organization that has used these free agents through our FREEAGENT E.OFFICE services if we have failed to remit the proper amount of employment taxes with respect to these free agents. While we believe that we have a reasonable basis for assuming the withholding obligation for free agents based on our employment relationships with them, there can be no assurance as to the ultimate resolution of the issue. A definitive adverse resolution of this issue to the effect that free agents are not our employees for employment tax purposes, could substantially limit our ability to aggregate a large community of free agents and attract organizations to use free agents through our FREEAGENT E.OFFICE services.

    EMPLOYEE BENEFIT PLANS. FREEAGENT.COM offers various benefit plans to the free agents who purchase FREEAGENT E.OFFICE services. These plans include a 401(k) plan, a group health plan, a group life insurance plan, and a group disability insurance plan. Generally, employee benefit plans are subject to provisions of both the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In order to qualify for favorable tax treatment under the Code of the payments or contributions made with respect to these plans, the plans must be established and maintained by an employer for the exclusive benefit of its employees. An IRS examination of us and/or an organization using free agents for projects through our FREEAGENT E.OFFICE services may determine that we are not the employer of these free agents under the Code provisions applicable to employee benefit plans. Consequently, we may be unable to offer free agents who purchase FREEAGENT E.OFFICE services benefit plans that qualify for favorable tax treatment. If the IRS or other taxing authorities were to conclude that we are not the employer of these free agents for plan purposes, these free agents could not continue to make tax favored deductions or contributions with respect to these benefit plans. This conclusion by the IRS or other taxing authorities would prevent us from continuing to provide an important corporate-style benefit as part of our FREEAGENT E.OFFICE services and could have a material adverse effect on our continuing ability to aggregate a large community of free agents. While we believe that we have a reasonable basis for concluding that free agents who purchase our FREEAGENT E.OFFICE services are our employees for purposes of these laws and regulations, there can be no assurance as to the ultimate resolution of these issues.

    Employee pension and welfare benefit plans are also governed by ERISA. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. A definitive judicial interpretation of the employer in the context of the type of arrangement provided by our FREEAGENT E.OFFICE services has not been established. If we were found not to be an employer for ERISA purposes, our plans would not be subject to ERISA. As a result of a finding of this type, we and our plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.


    STATE REGULATION. As the employer-employee relationship has evolved, states in the U.S. have regulated the various aspects of this relationship to varying lengths. Because many of these labor laws were enacted before the rise of alternative employment arrangements and services, like those contemplated by our FREEAGENT E.OFFICE services, the full extent to which these laws cover us is uncertain. FREEAGENT E.OFFICE services have attributes that may trigger compliance requirements under state employee leasing laws,


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

employment agency laws or temporary employment laws, as well as under other state laws, including laws relating to the payment of wages. Some states regulate employee leasing companies, employment agencies and temporary staffing companies, while most states focus on only one or two of these types of businesses. Some states have not yet regulated any of these types of businesses. State statutory definitions and requirements concerning these types of businesses are occasionally similar, but generally all of them differ in several important respects, requiring us to consider our legal obligations on a state-by-state basis. To the extent we are governed by any of these state regulations, we may be subject to additional licensing requirements and financial oversight. We expect to incur substantial expenses in order to comply with these laws. We may also become liable for payment of wages to our FREEAGENT E.OFFICE employees even if the employee has not obtained an assignment or we have not received payment from the organizations contracting with us for the services performed by these employees.


Employees

    As of December 31, 1999, we had 425 full-time employees, including 270 free agents who had purchased our FREEAGENT E.OFFICE services, and 155 corporate staff members. Of our corporate staff, 63 were in programming and technical development, 39 were in sales, marketing, and business development, 26 were in customer support and operations and 27 were in finance and administration. In addition, we expect to hire a significant number of new employees for our corporate staff in the near future. None of our employees is represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good. We have added four and 90 additional employees in connection with our acquisitions of Ithority and PeopleMover.


    Free agents who purchase our FREEAGENT E.OFFICE services are treated as our employees. Each of these free agents signs an agreement with us acknowledging that the free agent will be our employee for so long as the free agent elects to receive our FREEAGENT E.OFFICE services, subject to our right under these agreements to terminate the free agent's employment. The free agent locates, chooses and negotiates the details of a project assignment with the assistance of a relationship manager, in the same manner as the free agent would before becoming our legal employee. While the free agent may be our legal employee, we allow the free agent to retain complete discretion as to the free agent's procurement, selection and negotiation of project assignments. For quality assurance reasons, we require that each free agent who purchases our FREEAGENT E.OFFICE services has a project assignment for which the free agent will use the service prior to signing up to our services initially. In connection with each assignment, the FREEAGENT E.OFFICE employee advises us of the details of the project and we enter into an agreement with the organization assigning the project that sets out the details of the project and specifies that the free agent shall be our employee assigned to the project. During the engagement, the free agent submits to us a time record on an easy-to-complete online form, specifying the hours worked on the project assignment. We prepare and send a professional invoice to the party responsible for payment under the project who makes payment directly to us, and we provide detailed reporting to the free agent of the status of each project. Upon the request of the free agent, we may also handle collections from delinquent payors. Following our receipt of project-related payments, we pay or reimburse the free agent's project-related expenses, pay the premiums for the free agent's insurance coverage, including health care coverage if the coverage has been elected, make the free agent's desired 401(k) plan contributions, if this service has been elected, withhold any required federal, state and local taxes and prepare any required IRS
Form W-2's or other tax forms. These amounts are not reflected as expenses in our statement of operations. See Notes 1(d) and 1(e) of Notes to our Consolidated Financial Statements included elsewhere in this prospectus. Thereafter, we remit a portion of all of the remaining funds to the free agent as wages and salary. We are currently adopting procedures to ensure that our FREEAGENT E.OFFICE employees meet appropriate standards, such as the completion of background and credit checks, ongoing monitoring of project status, the solicitation of performance reviews from the organizations to whom services are provided and the standardization of contracts with such organizations. We believe that the contracts that we enter into with our FREEAGENT E.OFFICE employees and the client organizations place the risks for performance of the project principally on our FREEAGENT E.OFFICE employees. However, we may be subject to claims from organizations for


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

whom FREEAGENT E.OFFICE employees perform work based upon the negligence or gross negligence in their performance of projects and the failure of the work produced by these employees to conform to required specifications.


Facilities


    Our corporate headquarters are currently located at 39 West 13th Street, 3rd Floor, New York, New York 10011, where we occupy approximately 25,000 square feet of office space under a lease that will expire in August 2009. We also lease an office located at 425 Market Street in San Francisco, California.


Legal Proceedings

    Although we are not currently a party to any litigation, we may from time to time become involved in litigation relating to claims arising from our ordinary course of business.

                                   MANAGEMENT

    The following table sets forth information relating to our directors and executive officers:


Name                             Age                              Position(s)
----                           --------                           -----------
Ari B. Horowitz..............     31      Chairman of the Board and Chief Executive Officer
Richard S. Miller............     41      President, Chief Operating Officer and Director
Carlos B. Cashman............     27      Chief Technology Officer
Shawn D. Kreloff.............     36      Executive Vice President, Business Development
Ram Chillarege, Ph.D.........     44      Executive Vice President, Engineering
Allen Berger, Ph.D...........     56      Senior Vice President; General Manager, FREEAGENT.COM;
                                          Chief Marketing Officer
Richard McCann...............     31      Senior Vice President; Chief Financial Officer and
                                          Secretary
Wendy M. Petty...............     36      Senior Vice President of Sales
Edyse Vogel..................     50      Senior Vice President of Operations
Mary Anne Walk...............     52      Senior Vice President, Human Resources
Andrew Grygiel...............     40      Vice President, General Manager, Application and
                                          Procurement Services Group
James Cannavino..............     55      Director
John L. Drew.................     43      Director
John K. Halvey...............     39      Director
Irwin Lieber.................     60      Director
William R. Nuti..............     36      Director
Barry Rubenstein.............     56      Director
Roger J. Weiss...............     60      Director


    ARI B. HOROWITZ, our co-founder, has served as Chairman of the Board since inception, as Chief Executive Officer since April 1999 and as President from November 1999 to January 2000. From June 1998 to March 1999, Mr. Horowitz served as a Senior Managing Partner of USWeb/CKS. From March 1997 to June 1998, he served as President and Chief Financial Officer of Gray Peak Technologies, a network consulting company. From September 1994 to March 1997, he served as Chief Financial Officer and as Vice President, Finance and Business Development of ICon CMT Corp., an Internet service provider. From July 1992 until
September 1994, Mr. Horowitz was a Principal and Director of Finance and Business Development of Conley Corporation, a developer of storage management software. Mr. Horowitz currently serves as a director of NetVendor Systems, a provider of e-markets for the industrial, electronics and automotive sectors. Mr. Horowitz holds a B.A. degree in Economics from the University of Pennsylvania.

    RICHARD S. MILLER has served as our President and Chief Operating Officer and as a director since February 2000. From December 1998 to January 2000, he served as President of the Global Services Division at AT&T which provides telecommunication services to AT&T's largest corporate clients. From
September 1995 to November 1998, he was Vice President of the Eastern Region in Global Services and served as a member of the leadership team of AT&T's Business Services Unit. From January 1995 to August 1995, he was Vice President and General Manager, Communications Services Division at Unisys Corporation. From January 1992 to December 1994, he served as Regional Vice President at Unisys. Prior to 1994, he held a series of sales, marketing and general management assignments at Unisys where he began his career in 1980. Mr. Miller graduated with a B.S. degree in Business Management from Bentley College and holds an M.B.A. from Columbia University.

    CARLOS B. CASHMAN, our co-founder, has served as Chief Technology Officer since November 1999, as a director from inception until January 2000; and as President from inception until November 1999. From June 1997 until June 1998, Mr. Cashman served as Chief Information Officer of Gray Peak Technologies. From February 1996 to June 1997, he served as Chief Technology Officer of Frankfurt Balkind Partners, an intranet and web design firm. From July 1994 to January 1996, he was Manager of UNIX Engineering at Conley Corporation, handling software development, hardware engineering and OEM contracts for Unix products. Mr. Cashman holds a degree in Information Systems Engineering from the Massachusetts Institute of Technology.

    SHAWN D. KRELOFF has served as Executive Vice President, Business Development, since April 1999. From June 1998 to March 1999, Mr. Kreloff served as a Senior Managing Partner of USWeb/CKS. From March 1997 to June 1998, he served as Chairman and Chief Executive Officer of Gray Peak Technologies. From 1995 through March 1997, he served as Vice President, On-line Services Business Development, and Director of Operations at Bertelsmann AG. From 1988 through 1995, he served as Vice President of Network Services at Credit Suisse First Boston. Mr. Kreloff holds a B.S. degree in Operations Research (Industrial Engineering) from Syracuse University.


    DR. RAM CHILLAREGE has served as Executive Vice President, Engineering, since March 2000. From July 1994 to March 2000, Dr. Chillarege headed the Center for Software Engineering at the IBM Thomas J. Watson Research Center. Before founding the Center in 1994, he served as the Manager of Continuous Availability at IBM Research, beginning in October 1990. Dr. Chillarege originally joined IBM as a research staff member in 1986. Dr. Chillarege is an Institute of Electrical and Electronics Engineers (IEEE) Fellow and served as the chair of the IEEE Software Reliability Engineering Conference held in 1996. He currently serves as the chairman of the IEEE Charter Committee for Software Reliability Engineering. Dr. Chillarege holds a Ph.D. degree in Computer Engineering from the University of Illinois, Urbana-Champaign, a M.E. degree in Automation and a B.E. degree in Electrical Engineering from the Indian Institute of Science, Bangalore, and a B.Sc. degree in Physics and Mathematics from the University of Mysore.


    DR. ALLEN BERGER has served as Senior Vice President, General Manager, FREEAGENT.COM, and as Chief Marketing Officer since April 1999. From May 1994 to March 1999, Dr. Berger served as a partner and Vice President, Marketing and Sales, at Cirrus Healthcare Products, a provider of travel health products which he co-founded. From 1987 to 1994, he served as Chief Executive Officer of North American Marketing Enterprises, a company specializing in direct marketing to the packaged goods industry. From 1982 to 1987, he was a Vice President and General Manager at Nestle Food Co. From 1979 to 1982, he served as Senior Marketing Director at Gallo Wine Co. From 1967 to 1979, he served as Marketing Director at Mars, Inc. Dr. Berger holds a Ph.D. degree in Industrial Psychology from New York University.

    RICHARD MCCANN has served as Senior Vice President and Chief Financial Officer since August 1999 and as Secretary since February 2000. From June 1998 to July 1999, Mr. McCann served as Finance Partner of USWeb/CKS. From July 1997 to June 1998, he served as the Controller of Gray Peak Technologies. From January 1993 to July 1997, he worked in the field of public accounting, specializing in corporate taxation, for the firms of Kahan, Steiger & Co., LLP and Richard A. Eisner & Co., LLP. Mr. McCann holds a B.S. degree in Business Management from the University of Vermont and is a certified public accountant.

    WENDY M. PETTY has served as Senior Vice President of Sales since
October 1999. From October 1996 to October 1999, Ms. Petty served in various senior sales executive positions at Computer Associates International, most recently as Senior Vice President of Channel Sales. From November 1990 to October 1996, she held various sales and sales management positions at Cheyenne Software Inc. While at Cheyenne, Ms. Petty served as Director, North American Sales, Manager, Corporate Accounts and Western Regional Sales Manager. From 1989 to 1990, she was a consultant to NEC's Computers and Communications division. From 1987 to 1989, she was the Director of Software Implementations at ENCORE Systems, a developer of hospitality management software. Ms. Petty holds a B.A. degree from Fairleigh Dickinson University.

    EDYSE VOGEL has served as Senior Vice President of Operations since
June 1999. From July 1996 to June 1999, Ms. Vogel served as Director of Managed Services for Bell Atlantic Network Integration at the Pinnacle Alliance, the technology management unit of J.P. Morgan. From 1985 to 1996, Ms. Vogel served as the Vice President of front office technology at Credit Suisse First Boston. From 1976 to 1985, Ms. Vogel served as a Senior Manager of Financial and Administrative Systems at Revlon Consumer Products Corporation. Ms. Vogel holds a B.A. degree from Hofstra University and an M.A. degree from Kean College.

    MARY ANNE WALK has served as Senior Vice President, Human Resources since February 2000. From March 1999 until February 2000, Ms. Walk served as Vice President, Human Resources at AT&T where she was responsible for global human resources, policies and practices. From January 1996 until March 1999, she served as Vice President, Labor Relations and Human Resources Business Management for AT&T. From August 1992 to January 1996, Ms. Walk served as Human Resources Vice President for the Business Communications Services Unit of AT&T. From May 1964 to August 1992, Ms. Walk held various positions at AT&T and Southwestern Bell Telephone Company. She is currently the Chairman of the Board of Directors for the Employment Policy Foundation and a member of the Board of Directors for the Labor Policy Association. Ms. Walk holds a B.S. Degree in Business Administration from Tarkio College, an M.B.A. in Marketing from Fairleigh Dickinson University and a M.D. in Management from the Massachusetts Institute of Technology as a Sloan Fellow.

    ANDREW GRYGIEL has served as Vice President, General Manager of our Application and Procurement Services Group since February 2000. Prior thereto, Mr. Grygiel served as Vice President of Product Marketing, Application and Procurement Services Group, since November 1999. From March 1999 to
October 1999, Mr. Grygiel served as Senior Director, Enterprise Solutions at Chemdex Corporation. From March 1997 to March 1999, he served as Director, Industry Marketing, of Documentum Inc., a developer of software for e-commerce applications. From February 1995 to March 1997, he served as Product Manager of Hewlett Packard Corporation. From January 1992 to February 1995, he served as Marketing Manager of Perkin-Elmer Corporation. From 1989 to 1992, he served as Vice President, Marketing, and co-founder of Analytical Solutions, Inc., a developer of software for wholesale and retail distribution markets. From 1987 to 1989, he served as Vice President, Information Systems, at National Medical Services Inc. Mr. Grygiel holds a B.S. degree from Temple University.

    JAMES CANNAVINO has served as a director since January 1999. Mr. Cannavino is Chief Executive Officer and Chairman of the Board of CyberSafe Corporation, a developer of software used for security applications. Prior to joining CyberSafe, Mr. Cannavino served as President and Chief Operating Officer for Perot Systems Corporation. Until March 1995, he also held a variety of senior executive positions at IBM, serving as senior vice president for strategy and development at the time of his departure from IBM. Mr. Cannavino has served as a member of the IBM Corporate Executive Committee and Worldwide Management Council and as a member of the board of directors of IBM's Integrated Services and Solutions Company. He currently serves as Chairman of the Internet Technology Committee of Computer Concepts and as Chairman of the Board of Softworks, a provider of enterprise data, storage and performance management products and services.

    JOHN L. DREW has served as a director since October 1999. Mr. Drew currently is the Chief Executive Officer of the NetCare Professional Services Division of Lucent Technologies, and an Executive Vice President of Lucent Technologies.
Mr. Drew joined Lucent in October 1999 following Lucent's acquisition of International Network Services (INS), a network consulting company, at which Mr. Drew was the President and Chief Executive Officer. Mr. Drew joined INS in June 1994 as Vice President of Operations and was promoted to President in January 1996. During the ten years before he joined INS, he held a variety of senior executive positions at Unisys Corporation, serving as Vice President and General Manager for the Network Enabled Systems Integration Business at the time of his departure. Mr. Drew is also a Director of Linuxcare. Mr. Drew holds a B.S. degree in Engineering from the U.S. Military Academy at West Point and an M.S. degree in Business Policy from Columbia University.

    JOHN K. HALVEY has served as a director since September 1999. Mr. Halvey currently serves as a Senior Vice President at Safeguard Scientifics, Inc., a holding company focused on acquiring and operating companies in the e-commerce, e-business and e-communications sectors, where he is in charge of Safeguard's e-business services operations. Prior to joining Safeguard, Mr. Halvey was a partner at the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he served as the head of its Global Technology Transactions Group.

    IRWIN LIEBER has served as a director since January 1999. Mr. Lieber currently serves as Chairman and Chief Investment Officer of GeoCapital, which he founded in 1979, and as a director of, or advisor to,

Learonal, Inc., Ariel Corporation, Giga Information Group, Inc. and ScanSource, Inc. Mr. Lieber has served as President of Wheatley Partners, L.L.C., the General Partner of Wheatley Partners, L.P., since its inception in 1996. In 1994, he co-founded 21st Century Partnerships, where he currently serves as a principal. In 1992, he co-founded Applewood, an investment partnership, where he currently serves as a principal.

    WILLIAM R. NUTI has served as a director since June 1999. Since April 1992, Mr. Nuti has been employed by Cisco Systems in a variety of positions, most recently as Senior Vice President responsible for the Europe, Middle East and Africa Region. From May 1990 to April 1992, he served as a sales manager with Netrix Corporation, a developer of equipment for integrating voice, data and video transmission over networks. From May 1988 to April 1990, he was a sales manager at Network Equipment Technologies. From June 1982 to April 1988, he was employed in sales and as a senior sales staff member at IBM. Mr. Nuti holds a B.S. degree in Finance and Economics from Long Island University.

    BARRY RUBENSTEIN has served as a director since January 1999.
Mr. Rubenstein currently serves as President and as a director of InfoMedia Associates, Ltd., which is a General Partner of the 21st Century Partnerships. He is also Chief Executive Officer of Wheatley Partners, L.L.C. and the General Partner of Wheatley Foreign Partners, L.P., Seneca Ventures and Woodland Venture Fund, each of which is an investment partnership. Mr. Rubenstein was a founder of Novell, Inc., Applied Digital Data Systems, Inc. and Cheyenne Software, Inc. Mr. Rubenstein also serves as a director of Infonautics, Inc., The Milbrook Press, Inc. and Source Media Inc.

    ROGER J. WEISS has served as a director since January 1999. Mr. Weiss was a founding principal and is currently a Senior Managing Director of Weiss, Peck & Greer Investments and chairman of all of the firm's mutual funds. Previously, he was associated with A.G. Becker & Co., Inc. and the law firm of Cleary, Gottlieb, Steen & Hamilton. He also was of counsel to the law firm of Schulte Roth & Zabel LLP. Mr. Weiss serves as a trustee fellow of Cornell University and is a member of the Board of Overseers of the Cornell Medical College and Vice Chairman of the Investment Committee of Cornell University. Mr. Weiss holds A.B. and J.D. degrees from Cornell University.

Officers

    Our officers serve at the discretion of the board of directors and hold office until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Directors' Terms

    Upon completion of this offering, our board of directors will be divided into three classes that serve staggered three-year terms as follows:

Class                                  Expiration              Board Member
-----                                  ----------              ------------
Class I..............................     2001      Messrs. Cannavino, Nuti and Lieber
Class II.............................     2002      Messrs. Drew, Halvey and Weiss
Class III............................     2003      Messrs. Horowitz, Miller and
                                                    Rubenstein

    As a result, approximately one-third of our board of directors will be elected each year. Each director will hold office until the appropriate annual meeting of stockholders, as determined by the year of that director's election to the board of directors, and until his or her successor has been duly elected and qualified. It is expected that a person nominated by the former stockholders of PeopleMover will be elected to our board of directors.


    Pursuant to a stockholders agreement, our board of directors has consisted of nine directors, two of which, Messrs. Rubenstein and Lieber, were designated by a majority of the holders of our outstanding Series A preferred stock, one of which, Mr. Halvey, was designated by a majority of the holders of our outstanding Series B preferred stock, two of which, Messrs. Weiss and Nuti, were designated by Ari B. Horowitz, two of which, Messrs. Horowitz and Miller, were designated by a majority of the holders of our outstanding common stock, and two of which, Messrs. Cannavino and Drew were designated by the board. The stockholder agreement will terminate upon consummation of this offering.


Committees of the Board of Directors


    The board of directors established a compensation committee and a stock option committee in January 1999. The compensation committee reviews and makes recommendations regarding our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administers the 2000 Plan, 1998 Plan and the PeopleMover Plan. Until its dissolution in March 2000, the stock option committee also reviewed and determined stock-based compensation for our directors, officers, employees and consultants and administered the 1998 Plan. The members of the compensation committee are Messrs. Weiss and Halvey, who were appointed on January 20, 1999 and October 21, 1999, respectively. Until its dissolution, the stock option committee consisted solely of Ari B. Horowitz, who was appointed on January 20, 1999.



    In March 2000, the board established an audit committee effective upon completion of this offering. The purpose of the audit committee is to provide assistance to the board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee will oversee the audit efforts of our independent accountants and take those actions it may deem necessary to satisfy itself that the auditors are independent of management. The members of the audit committee are Messrs. Cannavino, Nuti and Lieber.


Director Compensation

    Directors do not receive any stated salary for their services as directors or as members of board committees. However, in its discretion the board of directors in the future may determine to pay directors a fixed annual fee for serving as a director and/or a fixed fee and expenses for attendance at each meeting of the board of directors or committee. Directors have been eligible to receive stock option grants and stock purchase rights under our 1998 Stock Option Plan. The following table sets forth information relating to option grants to our current directors under the plan.

                          Number of                                        Appreciated
Name                       Shares     Exercise Price     Date of Grant      Value(4)
----                      ---------   --------------   -----------------   -----------
James Cannavino (1).....   135,000         $0.83       December 24, 1998   $1,237,950
William R. Nuti (2).....    67,500         $1.85       June 1, 1999        $  550,125
John L. Drew (3)........    67,500         $3.07       October 1, 1999     $  467,775

------------------------

(1) This option was accelerated and vested and became immediately exercisable on December 31, 1999 pursuant to action by the Stock Option Committee.

(2) This option vests ratably on an annual basis over a three-year period and are exercisable until the tenth anniversary of the date of grant.

(3) This option was accelerated and vested and became immediately exercisable on December 31, 1999 pursuant to action by the Stock Option Committee and was exercised in its entirety on January 1, 2000.

(4) Based on an initial public offering price of $10.00 per share less the exercise price multiplied by the number of shares of common stock issuable upon exercise.


    We have adopted the Opus360 Corporation 2000 Stock Option Plan for Non-Employee Directors. The following summary of the plan is qualified in its entirety by reference to the full text of the plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Each of our directors who is not our employee or the employee of any of our subsidiaries and who was not initially elected to the Board, and was not our employee or the employee of any of our subsidiaries, within the previous 12 months will, immediately following each annual stockholders meeting, commencing with the annual meeting in 2001, automatically receive an annual grant of options to purchase 12,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock at the date of grant of the option. Each non-employee director, upon initially joining our board of directors, will also receive under the plan an initial grant of options to purchase 12,000 shares of our common stock at an exercise price equal to 100% of the fair market value of the common stock as of such date. A total of 1,125,000 shares of our common stock have been reserved for issuance under the plan. Options granted under the plan will vest ratably over a three-year period, commencing on the first anniversary of the date of grant. The options will vest upon a change of control.


Compensation Committee Interlocks and Insider Participation

    No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Executive Compensation

    The following table sets forth information concerning the compensation paid by us for services rendered for the fiscal year ended December 31, 1999 to our Chief Executive Officer and our other executive officers whose salary and bonus exceeded $100,000 during 1999. We did not pay any other executive officer over $100,000 in annual compensation during 1999.

                           Summary Compensation Table

                                                                 Annual          Long Term
                                                              Compensation      Compensation
                                                              ------------   ------------------
                                                                                 Securities
                                                                 Salary      Underlying Options
Name and Principal Position                                       ($)               (#)
---------------------------                                   ------------   ------------------
Ari B. Horowitz(1)..........................................     125,000           750,000
  Chairman and Chief Executive Officer

Carlos B. Cashman...........................................     100,000                --
  Chief Technology Officer

Allen Berger................................................     100,000           367,500
  Senior Vice President and Chief Marketing Officer

------------------------

(1) Mr. Horowitz also served as our President from November 1999 through January 2000. Effective February 1, 2000, Mr. Horowitz's annual base salary was increased to $250,000.

          Option Grants During the Fiscal Year Ended December 31, 1999

    The following table sets forth information concerning grants of options to purchase shares of common stock to each of the officers named in the summary compensation table above during the fiscal year ended December 31, 1999.

                                            Percentage of
                                            Total Options                                Potential Realizable Value at Assumed
                           Number of         Granted to                               Annual Rates of Stock Price Appreciation for
                           Securities         Employees     Exercise                                Option Term (3)
                       Underlying Options      During       Price per   Expiration   ----------------------------------------------
Name                      Granted (1)          Period       Share(2)       Date          0%               5%               10%
----                   ------------------   -------------   ---------   ----------   -----------      -----------      ------------
Ari B. Horowitz......        750,000             17.2%        $0.37        4/1/04     7,222,500        9,294,612        11,801,325
Carlos B. Cashman....             --               --            --            --
Allen Berger.........        367,500              8.4%        $0.33       4/13/09     3,553,725        5,864,913         9,410,729

------------------------

(1) These options were granted under the 1998 Plan and vest over a four-year period, with 25% of the related option shares vesting at the one-year anniversary of the date of grant and the remaining option shares vesting in equal monthly installments over the next 36 months. These options are exercisable as to vested shares for five years from the date of grant in the case of Mr. Horowitz and 10 years from the date of grant in the case of Mr. Berger. The options will vest and become immediately exercisable upon a change of control. Options to purchase 270,000 shares of common stock granted to Mr. Horowitz will vest immediately upon the completion of this offering.

(2) Mr. Horowitz's options are incentive stock options and the exercise price is equal to 110% of the fair market value on the date of grant which our board of directors determined to be $0.33 or less. In determining the fair market value of common stock for these options granted in April 1999, the board considered the fact that we did not have any revenues, that our activities consisted primarily of developing and testing our Internet-based services, capital raising activities and building corporate infrastructure, that we were experiencing significant operating losses primarily due to the substantial costs incurred in order to develop our products and services, that we were still formulating our application strategy and had not yet developed an internal working model of OPUSRM, that we were facing liquidity problems and continually seeking financing in order to fund our business and that our common stock was extremely illiquid.

(3) These amounts represent hypothetical gains that could be achieved if those options are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon an assumed initial public offering price of $10.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                     Option Values as of December 31, 1999

    The following table sets forth information concerning the options held by each of the officers named in the above summary compensation table.

                                                             Number of Securities
                                                            Underlying Unexercised         Value of Unexercised
                               Shares                               Options                in-the-Money Options
                              Acquired                       at December 31, 1999        at December 31, 1999 (1)
                                 on           Value       ---------------------------   ---------------------------
Name                        Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                        ------------   ------------   -----------   -------------   -----------   -------------
Ari B. Horowitz(2)........          --             --            --        750,000            --         7,222,500
Carlos B. Cashman.........          --             --            --             --            --                --
Allen Berger..............          --             --            --        367,500            --         3,553,725

------------------------

(1) The information set forth in these columns is based on an assumed initial public offering price of $10.00 per share, less the exercise price, multiplied by the number of shares underlying the option.

(2) Options to purchase 270,000 shares granted to Mr. Horowitz will become immediately exercisable upon the completion of this offering.

Employment and Repurchase Agreements


    We have entered into employment agreements with Ari B. Horowitz, our Chairman and Chief Executive Officer, Richard S. Miller, our President and Chief Operating Officer, Carlos B. Cashman, our Chief Technology Officer, Ram Chillarege, our Executive Vice President, Engineering, and Allen Berger, our Senior Vice President and Chief Marketing Officer. Our employment agreements with Messrs. Horowitz, Miller, Cashman, Chillarege and Berger provide for annual base salaries of $150,000, $250,000, $125,000, $250,000 and $150,000,
respectively. Effective February 1, 2000, our board increased Mr. Horowitz's annual base salary to $250,000. These executive officers may also receive discretionary bonuses as determined by our Compensation Committee.


    Our employment agreements with these executive officers generally provide for three-year terms of employment that are automatically renewable for successive one-year terms unless either party to the agreement gives the other prior written notice of non-renewal. Each agreement specifies the compensation payable by us if the officer's employment with us terminates. In the case of Mr. Horowitz, if his employment with us is terminated for any reason other than termination by us for cause or his resignation without good reason, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period of two years after the date of termination and his options shall vest and become immediately exercisable. In the event of a change of control, Mr. Horowitz's options shall also vest and become immediately exercisable. In the case of Mr. Cashman, if his employment with us is terminated by us without cause or because he resigns with good reason, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period of one year after the date of termination and our right to repurchase any shares of common stock subject to vesting and held by Mr. Cashman or his transferees shall lapse. If Mr. Cashman's employment with us is terminated by us by reason of his disability or due to his death, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period of three months after the date of termination and our right to repurchase any shares of common stock subject to vesting and held by Mr. Cashman or his transferees shall lapse. In the case of Mr. Berger, if his employment with us is terminated without cause or because he resigns with good reason, he, or his legal representative, shall be entitled to continue to receive his salary and benefits for a period of one year after the date of termination. If Mr. Berger's employment with us is terminated by us by reason of his disability or due to his death, he, or his legal representatives, shall be entitled to continue to receive his salary for a period of three months after the date of termination. In the event Mr. Berger's employment with us is terminated by us without cause, or because he resigns with good reason, a portion of any then unvested options that Mr. Berger holds on the date of his termination will vest and become immediately exercisable, such number of shares being equal to the number of shares that would have been vested and become exercisable as of the first anniversary of his termination.


    Mr. Miller is employed under an employment agreement that expires on January 31, 2003. Under the agreement, Mr. Miller's base salary is $250,000, with an annual increase at the discretion of our board of directors. Mr. Miller is eligible to receive an annual bonus of no less than $100,000 during each calendar year of his employment period based upon his achievement of performance criteria mutually agreed upon by Mr. Miller and us. In addition, we have granted to Mr. Miller options to purchase up to 1,507,500 shares of our common stock. Options to purchase 32,918 shares have an exercise price of $9.11 per share. Options to purchase 900,000 shares have an exercise price of $2.67 per share and options to purchase 574,582 shares have an exercise price of $8.00 per share. Moreover, at least once each year commencing in 2001, we will consider
Mr. Miller for future annual or other grants of stock options and other equity awards. If we terminate Mr. Miller's employment pursuant to an involuntary termination or for poor or incompetent performance, he, or his legal representatives, shall receive his salary and benefits for a period of 12 months and shall be credited with one additional year of employment for purposes of calculating his vested interest in his options and any other equity awards granted to him during his employment period with us. If Mr. Miller's employment is terminated by us without cause or by Mr. Miller with good reason, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period lasting the longer of 12 months or the remainder of his employment period and shall become fully vested in all of his options and any other equity awards granted to him during his employment period with us.



    Dr. Chillarege is employed under an employment agreement that expires on March 24, 2003. Under the agreement, Dr. Chillarege's base salary is $250,000, with an annual increase at the discretion of our board of directors.
Dr. Chillarege is eligible to receive an annual bonus of no less than $100,000 during each calendar year of his employment period based upon his achievement of performance criteria mutually agreed upon by Dr. Chillarege and us. In addition, we have granted to Dr. Chillarege options to purchase up to 500,000 shares of our common stock. Options to purchase 250,000 shares have an exercise price of $5.00 per share and options to purchase 250,000 shares have an exercise price of $10.00 per share. Moreover, at least once a year commencing in 2001, we will consider Dr. Chillarege for future annual or other grants of stock options and other equity awards. If we terminate Dr. Chillarege's employment in an involuntary termination or for poor or incompetent performance, he, or his legal representatives, shall receive his salary and benefits for a period of 12 months and shall be credited with one additional year of employment for purposes of calculating his vested interest in his options and any other equity awards granted to him during his employment period with us. If Dr. Chillarege's employment is terminated by us without cause or by Dr. Chillarege with good reason, he, or his legal representatives, shall be entitled to continue to receive his salary and benefits for a period lasting the longer of 12 months or the remainder of his employment period and shall become fully vested in all of his options and any other equity awards granted to him during his employment period with us.



    Our employment agreements with Messrs. Horowitz, Miller, Cashman, Chillarege and Berger contain non-compete provisions that restrict them from competing against us for specified time periods. If Mr. Horowitz's employment with us is terminated for any reason during the term of his employment with us, he cannot compete with us for two years following the date of termination. In the case of Messrs. Miller, Cashman, Chillarege and Berger, they cannot compete with us for one year following the termination of their employment with us.



    On March 23, 2000, Mr. Miller exercised options to purchase 300,000 shares of our common stock at an exercise price of $2.67 per share. In connection with Mr. Miller's exercise of these options, we loaned him $1,538,000, at an interest rate of 7% per annum, compounded annually. The term of the loan is three years, subject to acceleration upon the occurrence of an event of default, including, the termination of Mr. Miller's employment with us for any reason whatsoever. The loan funded $790,000 of the purchase price of $800,000 paid by Mr. Miller in connection with his exercise of the options and $748,000 of the federal and state withholding taxes arising as a result of the exercise. Mr. Miller paid the remaining $10,000 of the purchase price. In connection with our loan to him, Mr. Miller pledged the 300,000 shares to us as collateral security for the repayment in full of the loan to us.


    Mr. Cashman has entered into a share repurchase agreement with us. The agreement provides that the 1,100,000 shares of Common Stock held by him when he entered into the agreement shall be subject to vesting during 2000, with the shares vesting in equal monthly installments over the year. If Mr. Cashman's employment with us is terminated for any reason, the shares of Common Stock which are not then vested shall cease to vest and all or any portion of the then unvested shares shall be subject to repurchase by us for 360 days after the date of termination at the price per share originally paid by Mr. Cashman for them.

    Mr. Cashman may transfer all or any portion of the shares of Common Stock subject to vesting and repurchase by us, if the transferee of the shares agrees that the shares being transferred shall continue to be subject to vesting and repurchase by us. Mr. Cashman's employment agreement with us provides for the immediate vesting of all unvested shares of Common Stock and the lapse of our repurchase rights with respect to the shares if his employment with us is terminated under the circumstances described therein.

1998 Stock Option Plan



    As of March 25, 2000, 5,717,158 shares of common stock were issuable upon the exercise of outstanding options granted under the 1998 Plan at a weighted average exercise price of $2.09. At that date, 252,996 shares of common stock had been issued upon the exercise of options granted under the 1998 Plan. Except for the shares of our common stock issuable upon the exercise of outstanding options granted under the 1998 Plan, no further shares may be granted under the 1998 Plan.



    The 1998 Plan may be administered by the board of directors or a committee appointed by the board of directors to administer the 1998 Plan. The administrator has the authority, among other things, to reduce the exercise price of any option to the then current fair market value of the common stock.



    Outstanding stock options granted under the 1998 Plan were granted to employees and directors of, and consultants to, Opus360 and its subsidiaries. These options consist of nonqualified options and incentive stock options. These options have terms of not more than ten years and, in the case of incentive stock options granted to persons owning stock that represents more than 10% of the total combined voting power of all classes of stock of Opus360, terms of five or less years. After the termination of an optionee's employment, directorship or consulting relationship with Opus360, the optionee's vested stock options shall remain exercisable for specified time periods but not exceeding the applicable option terms and, in the absence of any specified time periods, for time periods which vary based on whether the termination occurs as a result of death, disability or otherwise. The exercise prices of all incentive stock options equal at least the fair market value of the common stock at the time of grant, except in the case of incentive stock options granted to persons owning stock that represents more than 10% of the total combined voting power of all classes of the outstanding capital stock of Opus360, in which case the exercise price equals at least 110% of the fair market value of the common stock at the time of grant.



    Options granted under the 1998 Plan are generally not transferable, although the administrator has the discretion to allow their transferability. In the event of a merger or consolidation of Opus360 with or into another corporation where the successor corporation issues its securities to Opus360 stockholders or the sale of all or substantially of Opus360's assets, each outstanding option and stock purchase right shall be assumed or an equivalent option or stock purchase right shall be substituted by the successor corporation. If the successor corporation refuses to assume outstanding options, or make substitutions for them, each unvested option or stock purchase right shall fully vest and be exercisable. In the event of a proposed liquidation or dissolution, the administrator may provide that each outstanding option or stock purchase right granted under the 1998 Plan shall be exercisable and any Opus360 repurchase right applicable to such option or right shall lapse, provided the proposed liquidation or dissolution occurs as contemplated.


2000 Stock Option Plan


    Our 2000 Plan serves as the successor to our 1998 Plan. We have reserved 7,500,000 shares of our common stock for issuance under this plan, plus an additional 179,847 shares of our common stock, representing the number of shares of our common stock which remained available for future issuance under the 1998 Plan at the time of its termination. In addition, any shares issued under the 1998 Plan that are forfeited to or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under our 2000 Plan. Shares will again be available for grant and issuance under our 2000 Plan that are subject to issuance upon exercise of an option granted under our 2000 Plan that cease to be subject to the option for any reason other than exercise of the option, or have been issued upon the exercise of an option granted under our 2000 Plan that are subsequently forfeited or repurchased by us at the original purchase price.


    On each January 1, the aggregate number of shares reserved for issuance under our 2000 Plan will increase automatically by a number of shares equal to 5.0% of our outstanding shares on December 31 of the preceding year.

    Our 2000 Plan terminates ten years from the date our board of directors approved the plan, unless it is terminated earlier by our board of directors. The plan authorizes the award of options.



    Our 2000 Plan is administered by our compensation committee. The compensation committee has the authority to construe and interpret the plan, make option grants and make all other determinations necessary or advisable for the administration of the plan.



    Our 2000 Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options are available for grant only to our employees or employees of our subsidiaries. All nonqualified options are available for grant to our employees, officers, directors and consultants or of any of our subsidiaries. The exercise price of incentive stock options will be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders will be at least equal to 110% of that value.



    Options granted under the 2000 Plan may be exercisable only as they vest or may be immediately exercisable with the shares issued subject to a right of repurchase by us that lapses as the shares vest. In general, outstanding options will vest over a four-year period. The maximum term of options granted under our 2000 Plan may not exceed ten years.



    Options granted under our 2000 Plan may not be transferable in any manner other than by will or by the laws of descent and distribution. They may be exercisable only by the optionee during his or her lifetime. The compensation committee is authorized to determine otherwise and provide for alternative provisions in option agreements with respect to nonqualified options. Options granted under our 2000 Plan generally are exercisable for a period of time after the termination of the optionee's service to us or any of our subsidiaries. Options under our 2000 Plan generally terminate immediately upon termination of employment for cause.



    Options to purchase 2,863,563 shares of our common stock were granted in February and March 2000 under the 2000 Plan, of which options to purchase 1,500,000 shares were granted to our executive officers, including options to purchase 960,000 shares to Mr. Horowitz, options to purchase 150,000 shares to Mr. Miller and options to purchase 30,000 shares to Mr. Chillarege. The exercise price of these options is $10.00 per share except that Mr. Horowitz's exercise price is $11.00 per share for 18,180 of the shares subject to his option.


Employee Stock Purchase Plan

    Our 2000 Employee Stock Purchase Plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market. We have initially reserved 2,250,000 shares of our common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under the Stock Purchase Plan will increase automatically by a number of shares equal to 1.0% of our outstanding shares on December 31 of the preceding year. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under the Stock Purchase Plan may not exceed 15,000,000 shares.

    The Stock Purchase Plan will be administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding.

    Employees generally will be eligible to participate in the Stock Purchase Plan if they are employed before the beginning of the applicable offering period, are customarily employed by us, or any subsidiaries that we designate, for 20 hours or more per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of us or our designated subsidiaries. Participation in the Stock Purchase Plan will end automatically upon termination of employment for any reason.

    Under the Stock Purchase Plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 15% of their compensation and are subject to maximum purchase limitations.

    Except for the first offering period, each offering period under the Stock Purchase Plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. Offering periods and purchase periods will begin on May 1 and November 1 of each year. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be May 1 or November 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.


    The Stock Purchase Plan will provide that the purchase price for our common stock purchased under the plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The compensation committee will have the power to change the offering dates, purchase dates and durations of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.



    The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The plan will terminate 10 years from the date of the adoption of the plan by our board of directors, unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan.


    Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the Stock Purchase Plan. The board will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

PeopleMover 1999 Stock Incentive Plan


    Upon our acquisition of PeopleMover, we assumed the options granted under the PeopleMover 1999 Stock Incentive Plan. As part of the acquisition, all stock options outstanding under the PeopleMover Plan to purchase shares of common stock of PeopleMover were converted into options, a portion of which are subject to vesting periods, to purchase up to 1,032,606 shares of our common stock from us, after giving effect to forfeitures and exercises since the date of the acquisition. These options were issued to employees of PeopleMover. The maximum term of these options is ten years. Except for the shares of our common stock issuable upon the exercise of these options, no further shares may be granted under the PeopleMover Plan.


    The PeopleMover Plan may be administered by our board of directors or a committee approved by our board of directors to administer the PeopleMover Plan. The administrator has the authority, among other things, to reduce the exercise price of any option outstanding under the PeopleMover Plan to not less than 85% of the fair market value of our common stock on the date of the grant of the option.

                           RELATED PARTY TRANSACTIONS

Issuances of Shares and Warrants

    From time to time we have issued and sold shares of our common stock, preferred stock and warrants to purchase common stock to our employees, directors and stockholders known to us to beneficially own more than 5% of our common stock as follows:

    In December 1998, we sold shares of our common stock to our executive officers, as follows:

                                                           Number     Purchase Price   Appreciated
Name                                    Title             of Shares     Per Share       Value(1)
----                         ---------------------------  ---------   --------------   -----------
Ari B. Horowitz............  Chairman and Chief           3,000,000       $0.03        $29,910,000
                             Executive Officer
Carlos B. Cashman..........  Chief Technology Officer     1,500,000        0.03         14,955,000
Shawn Kreloff..............  Executive Vice President,    1,500,000        0.03         14,955,000
                             Business Development
Richard McCann.............  Senior Vice President and      187,500        0.13          1,850,625
                             Chief Financial Officer

------------------------

(1) Based on an assumed initial public offering price of $10.00 per share.

    In connection with the purchase by Mr. Horowitz, we loaned him $100,000 at an interest rate of 7% per annum, compounded annually. Mr. Horowitz repaid his loan in full in April 1999. We also loaned Mr. Horowitz $20,000 in September 1999 in connection with his purchase of 85,715 shares of common stock from a former employee. The rate of interest on this loan is 7%. The loan remained outstanding on December 31, 1999 and is payable on demand.

    In December 1998, in connection with our Series A preferred stock financing, we also granted warrants to purchase an aggregate of 852,000 shares of our common stock prior to December 24, 2005 at an exercise price of $0.83 per share. The following table summarizes the warrants issued to executive officers, directors or their affiliates or immediate family members.

                                                                                         Appreciated
Name                                     Relationship to Opus360    Number of Warrants    Value(2)
----                                   ---------------------------  ------------------   -----------
Irwin Lieber.........................  Director                           240,000        $2,200,800
Barry Rubenstein.....................  Director                           240,000         2,200,800
Roger J. Weiss.......................  Director                            90,000(1)        825,300
Leonard Horowitz.....................  Father of Ari B. Horowitz           30,000           275,100
Gerald Cashman.......................  Father of Carlos B. Cashman         12,000           110,040

------------------------

(1) Shares purchased by a partnership of which Mr. Weiss is the general partner.

(2) Based on an assumed initial public offering price of $10.00 per share less the exercise price of the warrants, multiplied by the number of shares of common stock issuable upon exercise.

The warrants issued to Messrs. Lieber, Rubenstein and Horowitz and to the affiliated partnership of Mr. Weiss were exercised in January, 2000.

    In September 1998, we entered into a software conveyance agreement with USWeb whereby USWeb assigned rights it held to internally developed software with a market value of $95,120 to us in exchange for 407,657 shares of common stock that were issued on December 24, 1998. From June 1998 to March 1999, Ari
B. Horowitz served as a Senior Managing Partner of USWeb and Shawn Kreloff served as a Senior Managing Partner of USWeb. From June 1998 to July 1999, Richard McCann served as a Finance Partner of USWeb. We believe that this transaction was on terms no less favorable to us than those that would have been available to us in an arm's-length transaction with an unaffiliated party.

    Between December 1998 and April 1999, we sold an aggregate of 8,284,000 shares of our Series A Preferred Stock at a price of $1.25 per share in a private placement. In September and October of 1999, we sold an aggregate of 8,676,727 shares of our Series B preferred stock at a price of $4.61 per share in a private placement. The following table summarizes the shares of preferred stock purchased by our executive officers, directors and 5% stockholders or their affiliates or family members.


                                                                                    Appreciated
Name                           Relationship to Opus360    Series A     Series B       Value(4)
----                         ---------------------------  ---------   -----------   ------------
Wheatley Partners, LLC(1)    5% stockholder and           1,600,000       433,839   $ 26,507,588
                             affiliate of Barry
                             Rubenstein and Irwin
                             Lieber, two of our
                             directors
Seneca Ventures              Affiliate of Mr.               160,000        43,384      2,650,760
                             Rubenstein, one of our
                             directors
Woodland Venture Fund        Affiliate of Mr.               160,000        43,384      2,650,760
                             Rubenstein, one of our
                             directors
Barry Rubenstein             Director                       160,000        43,384      2,650,760
Irwin Lieber                 Director                     200,000(2)       32,537      3,088,059
G&R Partnership, L.P.        Affiliate of Roger J.          100,000        75,921      2,163,819
                             Weiss, one of our directors
CrossPoint Venture           5% stockholder               1,600,000     1,084,598(3)   33,268,973
  Partners, L.P.
Various family members of    Mr. McCann is our Senior        80,000        31,452      1,426,786
  Richard McCann             Vice President and Chief
                             Financial Officer
Entities affiliated with     5% stockholder; Mr. Halvey,    800,000     2,819,955     40,299,332
  Safeguard Scientific,      one of our directors, is a
  Inc.                       Senior Vice President of
                             Safeguard
John L. Drew                 Director                            --       216,919      2,253,788
Applegreen Partners          Entity in which family              --        10,845        112,680
                             members of Mr. Lieber, one
                             of our directors, are
                             affiliated
Gerald Cashman               Father of Carlos Cashman,        8,000            --        110,000
                             our Chief Technology
                             Officer
Leonard Horowitz             Father of Ari B. Horowitz,      20,000         5,422        331,335
                             our Chairman and Chief
                             Executive Officer
Various trusts and family    Mr. Weiss is one of our             --        55,313        574,702
  members of Roger J. Weiss  directors


------------------------

(1) Shares purchased by two partnerships of which Wheatley Partners, LLC is the general partner.

(2) Includes shares sold to Mr. Lieber's family members.

(3) Shares purchased by partnerships of which CrossPoint Venture Partners, L.P. is the general partner.

(4) Represents the appreciated value of the underlying common stock based on an assumed initial public offering price of $10.00 per share, multiplied by the number of shares of common stock issuable upon conversion.

    Each share of Series A preferred stock and Series B preferred stock automatically converts into 1.5 shares of our common stock upon consummation of this offering.

CyberSafe License Agreement

    In August 1999, we entered into a license agreement with CyberSafe Corporation under which we granted a license to CyberSafe to use OPUSRM in object code form and only for use in CyberSafe's internal business. James Cannavino, a member of our board, is the Chairman and Chief Executive Officer of CyberSafe. Under this license agreement, we agreed that up to 15 concurrent users of CyberSafe will be permitted to have access to a version of OPUSRM we provided to early adopters of OPUSRM during the period from August 1999 until the earlier of February 15, 2000 and our release to CyberSafe of the production version of OPUSRM in exchange for CyberSafe's performance of promotional services for us, such as representatives speaking at tradeshows, serving as a spokesman and providing favorable references to our potential partners or customers. CyberSafe's access to the production version of OPUSRM will end on August 14, 2002. In addition, we perform consulting services for CyberSafe at hourly rates of $200 or $250 per hour, depending upon the experience level of our staff members that provide these services. We believe that the terms of our license agreement with CyberSafe is on terms no less favorable to us than those that would have been available to us in an arm's-length transaction with an unaffiliated party.

USWeb Agreements

    From October 1998 until November 1999, USWeb provided us with consulting, software development and related services for which we paid USWeb, one of our stockholders, approximately $1.2 million.

    In April 1999, we subleased approximately 6,933 square feet in the building located at 733 Third Avenue, New York, New York for the period from April 1999 through August 1999 from USWeb for monthly rental payments of $25,000. The total amount paid to USWeb during 1999 under the lease was $190,000. This agreement terminated when we entered into a lease agreement with the owner of the building with respect to the same office.

    We believe that the terms of the consulting and software development arrangement and the lease with USWeb were on terms no less favorable to us than those that would have been available to us in an arm's-length transaction with an unaffiliated party.

Investment Advisory Agreement with Weiss, Peck & Greer

    In September 1999, we entered into an investment advisory agreement with Weiss, Peck & Greer. Roger J. Weiss, a member of our board, is a Senior Managing Director of Weiss, Peck & Greer. Under the agreement, Weiss, Peck & Greer acts as the investment manager of our portfolio of short-term investments. See Note 1(f) of Notes to our Consolidated Financial Statements. During 1999, we obtained services from Weiss, Peck & Greer having an aggregate cost of approximately $22,000 under the agreement. We believe the terms of this agreement are on terms no less favorable to us than those that would have been available in an arm's-length transaction with an unaffiliated third party.

Lucent Agreement

    In February 2000, we entered into a three-year strategic relationship with Lucent. John L. Drew, a member of our board, is the Chief Executive Officer of the NetCare Professional Services Division of Lucent and an Executive Vice President of Lucent. Our strategic relationship with Lucent requires Lucent to use its reasonable best efforts to cause free agents who provide services to Lucent's NetCare Division to become registered users of FREEAGENT.COM, post their E.PORTFOLIOS on FREEAGENT.COM and purchase FREEAGENT E.OFFICE services. In turn, we are required to offer these free agents our FREE AGENT E.OFFICE services and to provide Lucent with consolidated billing services for all services provided by these free agents to Lucent's NetCare Division. As part of this relationship, Lucent has agreed to list projects on OPUS XCHANGE which require the services of professionals with information technology expertise and to use OPUSRM to manage each of Lucent's information technology employee resources entered into the OPUSRM database. We have agreed to provide to Lucent set-up and implementation services for OPUS XCHANGE and OPUSRM.

    In conjunction with our entry into a strategic relationship with Lucent, we issued to Lucent two warrants to purchase shares of our common stock. The first warrant entitles Lucent to purchase up to 225,000 shares of our common stock at the exercise price of $3.33 per share for one year from the date of grant, subject to extension if this offering does not close by March 31, 2000. In connection with the granting of the first warrant to Lucent, we recorded deferred costs of approximately $1.3 million, regarding the fair market value of the warrant calculated using the Black-Scholes option-pricing model which will be amortized over two years. The second warrant will be exercisable for a three-year period commencing on the 240th day after the effective date of the registration statement of which this prospectus is a part. The exercise price of the second warrant is equal to the average market price of our common stock during the 10 trading days immediately preceding the date the warrant first becomes exercisable. The number of shares issuable upon the exercise of the second warrant will be determined by dividing $2,655,000 by the present value of a warrant to purchase one share of our common stock, as determined by the Black-Scholes option-pricing model, with the strike price and the market price assumed to be the actual exercise price and the volatility rate assumed to be 100%. We believe that the terms of our strategic relationship with Lucent and the warrants are on terms no less favorable to us than those that would have been available to us in an arm's-length transaction with an unaffiliated party.

Legal Services

    Since our inception, Leonard Horowitz, the father of Ari B. Horowitz, our Chairman of the Board and Chief Executive Officer, has provided us with legal services. For these legal services, we paid Mr. Horowitz approximately $36,000 in 1998 and $107,000 in 1999. We believe that fees paid to Mr. Horowitz for legal services were no less favorable to us than those we could have obtained in an arm's-length transaction with an unaffiliated party.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of common stock as of March 1, 2000 and as adjusted to reflect the sale of the shares of common stock offered by us in this offering and the concurrent placement for:


    - each person or entity known by us to beneficially own more than 5% of the common stock;

    - each executive officer named in the summary compensation table;

    - each of our directors; and

    - all executive officers and directors as a group.


    Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including warrants and options. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of March 1, 2000, but excludes shares of common stock underlying options or warrants held by any other person.


    Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


    Percentage of beneficial ownership is based on 40,390,691 shares of common stock outstanding as of March 1, 2000 assuming the conversion of all of our outstanding shares of preferred stock, and 49,780,805 shares of common stock outstanding after completion of this offering. The table assumes that the underwriters' over-allotment option is not exercised and excludes any shares purchased in this offering by the respective beneficial owners, including any shares offered in the Safeguard Subscription Program. Beneficial ownership after the offering and the concurrent placement assumes that 1,505,376 shares are sold to Dell USA in the concurrent placement based on an assumed initial public offering price of $10.00 per share.

                                                Beneficial Ownership Before Offering
                                   ---------------------------------------------------------------
                                                     Common Stock
                                                      Underlying
                                                     Options and
                                                       Warrants
                                                     Exercisable      Total Owned                                  Total Owned
                                    Common Stock      Within 60        Prior to                      Shares to        After
Name of Beneficial Owner            Outstanding          Days          Offering       Percentage     be Offered     Offering
------------------------           --------------   --------------   -------------   -------------   ----------   -------------
CrossPoint Venture Partners           4,026,896               --       4,026,896               9.9%                 4,026,896
  L.P.(1)
  18552 MacArthur Boulevard,
  Suite 400
  Irvine, California 92612
Safeguard Scientifics, Inc.(2)        5,429,931               --       5,429,931              13.4%   700,000       4,729,931
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, Pennsylvania 19087-1945
Wheatley Partners, L.L.C. (3)         3,050,758               --       3,050,758               7.6%                 3,050,758
  80 Cuttermill Road, Suite 311
  Great Neck, New York 11021
Ari B. Horowitz..................     3,235,716          270,000(10)   3,505,716               8.6%                 3,505,716
Richard S. Miller................            --               --         300,000(4)        *                          300,000
Carlos B. Cashman................     1,650,000               --       1,650,000               4.1%                 1,650,000
Allen Berger.....................            --               --              --              --                           --
James Cannavino..................            --          135,000         135,000               *                      135,000
John L. Drew(5)..................       392,878                          392,878               1.0%                   392,878
John K. Halvey(6)................            --               --              --              --                           --
Irwin Lieber(7)..................     3,399,563                        3,399,563               8.4%                 3,399,563
William R. Nuti..................            --               --              --              --                           --
Barry Rubenstein(8)..............     4,205,986                        4,205,986              10.4%                 4,205,986
Roger J. Weiss...................       353,881(9)                       353,881           *                          353,881
All executive officers and
  directors as a group
  (18 persons)(12)...............    12,024,766        1,030,000(11)  13,054,766              31.5%                13,054,766


                                     Beneficial
                                   Ownership After
Name of Beneficial Owner              Offering
------------------------           ---------------
CrossPoint Venture Partners                   8.1%
  L.P.(1)
  18552 MacArthur Boulevard,
  Suite 400
  Irvine, California 92612
Safeguard Scientifics, Inc.(2)                9.5%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, Pennsylvania 19087-1945
Wheatley Partners, L.L.C. (3)                 6.1%
  80 Cuttermill Road, Suite 311
  Great Neck, New York 11021
Ari B. Horowitz..................             7.0%
Richard S. Miller................         *
Carlos B. Cashman................             3.3%
Allen Berger.....................            --
James Cannavino..................             *
John L. Drew(5)..................         *
John K. Halvey(6)................            --
Irwin Lieber(7)..................             6.8%
William R. Nuti..................            --
Barry Rubenstein(8)..............             8.5%
Roger J. Weiss...................         *
All executive officers and
  directors as a group
  (18 persons)(12)...............            25.7%


------------------------------

*   Less than 1%.


(1) Includes 2,400,000 shares held by CrossPoint Venture Partners, L.P., 650,758 shares held by CrossPoint Venture Partners 1997, L.P. and 976,138 shares held by CrossPoint Venture Partners LS 1999, L.P. CrossPoint Venture Partners, L.P. is the general partner of each of CrossPoint Venture Partners 1997, L.P. and CrossPoint Venture Partners LS 1999, L.P.



(2) Includes 650,759 shares held by CompuCom Systems, Inc., 1,525,378 shares held by Pennsylvania Early Stage Partners, L.P. and 3,253,795 shares held by Safeguard 99 Capital L.P. Up to 400,000 of the shares held by Safeguard 99 Capital, and up to 300,000 of the shares held by CompuCom will be offered in the Safeguard Subscription Program. To the extent that less than all of the shares offered in the Safeguard Subscription Program are not purchased by Safeguard's stockholders, the number of shares held by Safeguard after the offering will increase accordingly. The majority stockholder of CompuCom is Safeguard Scientifics. The general partner of Pennsylvania Early Stage is Pennsylvania Early Stage Partners GP, L.L.C., a member of which is SSI Partnership Holdings (Pennsylvania), Inc., which is a wholly owned subsidiary of Safeguard Scientifics, of which Mr. John K. Halvey, one of our directors, is a senior vice president.



(3) Includes 2,806,698 shares held by Wheatley Partners, L.P. and 244,060 shares held by Wheatley Foreign Partners, L.P. The general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P. is Wheatley Partners, LLC, the members of which are Irwin Lieber and Barry Rubenstein, two of our directors, Jonathan Lieber, Seth Lieber and Barry Fingerhut. Each of these members disclaims beneficial ownership of the shares held by the Wheatley funds, except to the extent of their respective pecuniary interests therein arising from their ownership interests.



(4) These options were exercised in March 2000. See "Management--Employment and Repurchase Agreements."



(5) Excludes shares of our common stock issuable upon exercise of warrants held by Lucent Technologies Inc. See "Related Party Transactions--Lucent Agreement." Mr. Drew, one of our directors, is the Chief Executive Officer of NetCare Professional Services Division of Lucent and an Executive Vice President of Lucent. Mr. Drew disclaims beneficial ownership of these shares.



(6) Excludes the 5,429,931 shares before the offering and the 4,729,931 shares after the offering held indirectly by Safeguard Scientifics referred to in
    Note 2 above. Mr. Halvey, one of our directors, is a senior vice president of Safeguard Scientifics. Mr. Halvey disclaims beneficial ownership of these shares.



(7) Includes the 3,050,758 shares held by the Wheatley funds referred to in
    Note 3 above and 348,805 shares held by Mr. Lieber. Mr. Lieber, one of our directors, disclaims beneficial interest of the 3,050,758 shares held by the Wheatley funds referred to in Note 3 above, except to the extent his pecuniary interest therein arising from his ownership interest.

(8) Includes the 3,050,758 shares held by the Wheatley funds referred to in
    Note 3 above, the 305,076 shares held by Seneca Ventures, the 305,076 shares held by Woodland Venture Fund, the 240,000 shares held by Brookwood, L.P. and the 305,076 shares held by Mr. Rubenstein. Mr. Rubenstein is the general partner of Brookwood, L.P. and the sole stockholder of Woodland Services Corp., which is the sole general partner of each of Seneca Ventures and Woodland Venture Fund. Mr. Rubenstein, one of our directors, disclaims beneficial ownership of the 3,050,758 shares held by the Wheatley funds referred to in Note 3 above, except to the extent his pecuniary interest therein arising from his ownership interest.



(9) Shares held by G&R Partnership, L.P., the general partner of which is Mr. Weiss, one of our directors.



(10) Options to purchase 270,000 shares granted to Mr. Horowitz on April 1, 1999 will become immediately exercisable upon the completion of this offering.



(11) Includes the 270,000 shares underlying the option held by Mr. Horowitz referred to in Note 8 above, as well as 225,000 shares underlying an option held by Richard McCann which will be exercisable in full upon the completion of this offering.



(12) Excludes the 5,429,931 shares held indirectly by Safeguard Scientific referred to in Note 2 above as to which Mr. Halvey, one of our directors, disclaims beneficial ownership. Also excludes the shares issuable upon exercise of warrants held by Lucent referred to in Note (4) above as to which Mr. Drew, one of our directors, disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK


    Upon the completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. As of March 1, 2000, 14,949,600 shares of common stock were outstanding, 8,284,000 shares of Series A preferred stock were outstanding and 8,676,727 shares of Series B preferred stock were outstanding. Each share of preferred stock will automatically convert into 1.5 shares of common stock upon the completion of this offering.


    The following description of our capital stock, provisions of our restated certificate of incorporation and our restated bylaws are summaries thereof and are qualified in their entirety by reference, and our restated certificate of incorporation and our restated bylaws. Forms of our restated certificate of incorporation and our restated bylaws have been filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part.

Common Stock

    The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our restated certificate of incorporation will not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

    Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

    As of the closing of this offering, no shares of our preferred stock will be outstanding. Under our restated certificate of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes specified types of mergers, asset sales, and other transactions resulting in a financial benefit to the "interested stockholder." Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

Anti-takeover Provisions of Our Charter and Bylaws

    Some of the provisions of our restated certificate of incorporation and restated bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Opus360 Corporation. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of our stockholders.

CLASSIFIED BOARD OF DIRECTORS

    Our restated certificate of incorporation will divide our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock that we may issue. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help us to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    Our restated certificate of incorporation will provide that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of meeting. Our restated bylaws will provide that special meetings of stockholders may be called only by our board of directors or our Chairman, Chief Executive Officer or President. Our stockholders will not be permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

ADVANCE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES

    Our restated bylaws will establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. This stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice of such stockholder's intention to bring such business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified types of information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, that business shall not be discussed or transacted.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    Our restated certificate of incorporation and restated bylaws provide that our board of directors will consist of not less than three nor more than 15 directors, other than directors elected by holders of any preferred stock that we may issue, the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation and restated bylaws will authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal, or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship will hold office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our restated certificate of incorporation and restated bylaws will also provide that, subject to the right of holders of preferred stock to elect additional directors under specified circumstances, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class The effect of these provisions will be to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

RESTATED CERTIFICATE OF INCORPORATION

    The provisions of our restated certificate of incorporation that would have anti-takeover effects as described above are subject to amendment, alteration, repeal, or recession by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting securities. This requirement will make it more difficult for stockholders to make changes to the provisions in our restated certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our restated certificate of incorporation.

RESTATED BYLAWS

    Our restated certificate of incorporation will provide that our restated bylaws are subject to adoption, amendment, alteration, repeal, or recession either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting securities. This provision will make it more difficult for stockholders to make changes in our restated bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our restated bylaws.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

    We have obtained directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

    The limitation of liability and indemnification provisions in our restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Transfer Agent and Registrar

    The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market or the perception that these sales could occur could adversely affect prevailing market prices of our common stock and could also adversely affect our ability to raise capital at a time and on terms favorable to us.


    Upon completion of this offering, we will have outstanding a total of 49,780,805 shares of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are held by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 42,080,805 shares of common stock held by existing stockholders and the 12,047,597 shares subject to outstanding options and warrants are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.


    Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares including shares issued on exercise of outstanding options or warrants, assuming exercise on the last day of the term of the option or warrant, will become available for sale in the public market as follows:


Number of Shares                               Date
----------------                               ----
   23,726,836      90 days after the date of this prospectus, shares saleable under Rule 144 (subject to volume limitations)

   11,743,331      After 180 days after the date of this prospectus (in some
                     cases subject to volume limitations of Rule 144)

    4,805,761      One year after the date of this prospectus (in some cases
                     subject to volume limitations of Rule 144)

      675,000      Two years after the date of this prospectus (in some cases subject to volume limitations of Rule 144)



    After this offering, we will have 19,449,193 shares of common stock reserved for issuance under our stock option plans, employee stock purchase plan and other stock option agreements of which options to purchase 11,257,929 shares were outstanding as of March 25, 2000. Following this offering, we intend to file one or more registration statements on Form S-8 to register these shares which, upon effectiveness, will permit substantial additional sales of shares of our common stock as these shares are issued.


Lock-Up Agreements

    Our directors and executive officers and the securityholders named in this prospectus, together with other securityholders that collectively hold most of the shares of common stock and shares of common stock issuable upon the exercise of options and warrants have agreed, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc., for a period of 180 days from the effective date of the registration statement for this prospectus. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of securities subject to the lockup agreement. There are no existing agreements between the representatives and any of our stockholders, optionholders or warrantholders providing consent to the sale of shares prior to the expiration of the lock-up period.

Rule 144

    In general, under Rule 144, as currently in effect, a person, or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares of our common stock for at least one year can sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:


    - 1% of the number of shares of common stock then outstanding (approximately 497,808 shares immediately after this offering); or


    - the average weekly trading volume in our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of public information about us. In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, can sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Options

    In general, under Rule 701, any of our employees, directors, consultants or advisors who purchase shares from us in connection with a compensatory stock option plan or other written agreement are eligible to resell these shares
90 days after the date of this offering in reliance on Rule 144, without compliance with certain restrictions contained in Rule 144, including the holding period. However, the holders of our outstanding options have agreed to be subject to the restrictions described above under the caption "Lock-Up Agreements."


    After this offering, we intend to register an aggregate of up to 18,813,845 shares of common stock which may be issued under our stock option plans, employee stock purchase plans and other stock option agreements. Shares issued upon exercise of options after the effective date of the registration statement on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above.


Registration Rights


    After this offering, the holders of approximately 31.6 million shares of common stock and shares of common stock issuable upon exercise of options and warrants, will be entitled to have their shares registered under the Securities Act. Beginning 180 days after the date of the effectiveness of the registration statement for this prospectus, on the written demand of either


    - holders of at least 25% of the outstanding shares of common stock issued upon the conversion of our Series A preferred stock, so long as the shares being registered have a value of $5,000,000 in the aggregate;

    - holders of at least 25% of the outstanding shares of common stock issued upon the conversion of our Series B preferred stock, so long as the shares being registered have a value of $5,000,000 in the aggregate; or

    - Ari Horowitz, so long as his shares of common stock being registered have a value of $5,000,000 in the aggregate, we must use our best efforts to register on Form S-1 these shares and those of any other securityholders with registrable shares who, by prompt notice, request registration, subject to the ability of the managing underwriter of an underwritten offering to reduce the number of shares being sold. We are not required to effect more than two demand registrations on Form S-1 for either the holders of the shares of common stock issued upon conversion of the Series A preferred stock or the holders of the shares of common stock issued upon conversion of the Series B preferred stock. We are not required to effect more than one demand registration on Form S-1 for Mr. Horowitz. In addition, the holders of registrable shares may demand unlimited registrations on Form S-3 of these shares, subject to the ability of the managing underwriter of an underwritten offering to reduce the number of shares being sold. Furthermore, if we propose to register any of our securities under the Securities Act, either for our own account, other than a registration filed on Form S-4 or S-8, or for the account of other security holders exercising registration rights, the holders of registrable shares are entitled to include their shares in the registration, subject to the ability of the managing underwriter of an underwritten offering to reduce the number of shares being sold. All offering expenses in connection with all of these registrations will be borne by us, excluding underwriting discounts and commissions.

    In connection with the concurrent placement, at such time as we are qualified to register securities on Form S-3, Dell USA will be entitled to two demand registration rights with respect to the shares it purchases in the concurrent placement so long as the anticipated gross proceeds before deducting underwriting discounts and commissions of the shares being registered is at least $3.0 million for each demand. In addition, Dell USA will have unlimited piggyback registration rights with respect to its shares. The provisions of the registration rights agreement are otherwise substantially equivalent to those described above.


    In addition, holders of 225,000 shares of common stock issuable on exercise of a warrant will have one demand right when we are eligible to use Form S-3 and unlimited piggyback rights and the holders of shares issued in the PeopleMover acquisition will have a one time piggyback right for up to 375,000 of the shares issued in the acquisition.

                                  UNDERWRITING

    Of the 7,700,000 shares offered by this prospectus, 5,950,000 shares are being offered by means of an underwritten public offering and 1,750,000 shares are being offered by means of the Safeguard Subscription Program to stockholders of Safeguard Scientifics, Inc., one of our principal stockholders.

Underwritten Public Offering

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

Underwriter                                                   Number of Shares
-----------                                                   ----------------
FleetBoston Robertson Stephens Inc..........................
Bear, Stearns & Co. Inc.....................................
J.P. Morgan Securities Inc..................................
E*OFFERING Corp.............................................

International Underwriter
------------------------------------------------------------
FleetBoston Robertson Stephens International Limited........
Bear, Stearns International Limited.........................
J.P. Morgan Securities Ltd. ................................
E*OFFERING Corp.............................................
                                                                 ---------
    Total...................................................     5,950,000
                                                                 =========

    We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to dealers at that price less a concession of
not in excess of $         per share, of which $         may be reallowed to
other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

OVER-ALLOTMENT OPTION.

    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 1,155,000 additional shares of common stock at the same price per share as we will receive for the 5,950,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares to be offered by the underwriters. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,950,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered by them.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. These discounts and commissions have been determined based upon our negotiations with the representatives of the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.


                                                                                    Total
                                                                     -----------------------------------
                                                                      Without Over-        With Over-
                                                      Per Share(1)   allotment Option   allotment Option
                                                      ------------   ----------------   ----------------
Initial public offering price.......................    $                $                  $
Underwriting discounts and commissions..............
Proceeds, before expenses, to us....................


------------------------


(1) The underwriting discount of $  per share represents   % of the initial
    public offering price.


    The total expenses of the offering payable by us are estimated at
$         . We are not responsible for expenses associated with the Safeguard
Subscription Program.

INDEMNITY.

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

FUTURE SALES.

    Our directors and executive officers and the securityholders named in this prospectus, together with other securityholders that collectively hold most of the shares of common stock and shares of common stock issuable upon the exercise of options and warrants, have agreed, during the period of 180 days after the date of this prospectus, subject to several exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives and any of our stockholders, optionholders or warrantholders providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to several exceptions:

    - consent to the disposition of any shares subject to lock-up agreements prior to the expiration of the lock-up period; or

    - issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants, the issuance of options under existing stock option plans provided that no portion of the options vests before the expiration of the lock-up period and the issuance of common stock in connection with an acquisition of another company if the terms of such issuance provide that the common stock so issued shall be subject to the terms of the lock-up agreement. Please refer to the information in this prospectus under the heading "Shares Eligible for Future Sale."

    The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

INTERNET DISTRIBUTION.

    E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING and E*TRADE. E*OFFERING and E*TRADE will accept conditional offers to purchase shares from all of their customers that complete and pass online eligibility profiles. In the event that the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. There are no plans to direct shares to particular Internet purchasers.

DIRECTED SHARES.


    Of the 5,950,000 shares of common stock to be sold by us to the public generally, we have requested that the underwriters reserve up to 385,000 shares of common stock for sale at the initial public offering price to directors, officers, employees and other individuals designated by us, including our vendors, business partners, customers, potential customers and their respective employees. The number of shares of common stock available for sale to the general public will be reduced to the extent that such individuals purchase all or a portion of these reserved shares. Any reserved shares which are not purchased shall be offered by the underwriters to the general public on the same basis as the common shares offered hereby.


NO PRIOR PUBLIC MARKET.

    Before this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors considered in these negotiations, the primary factors were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development.

LISTING.

    We have applied to have our shares approved for quotation on the Nasdaq National Market under the symbol "OPUS."

STABILIZATION.

    The representatives have advised us that under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

DELIVERY.

    The shares of common stock to be sold in this offering are expected to be
delivered to purchasers on           , 2000.

Safeguard Subscription Program


    As part of this offering, we are offering 1,050,000 shares of our common stock, Safeguard is offering up to 400,000 outstanding shares of our common stock and CompuCom is offering up to 300,000 outstanding shares of our common stock in the Safeguard Subscription Program to stockholders of Safeguard, one of our principal stockholders. Safeguard's stockholders may subscribe for one share of our common stock for every 20 shares of Safeguard common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard common stock as of December 16, 1999 are eligible to purchase shares from us under the program. Stockholders who own less than 100 shares of Safeguard common stock will be ineligible to participate in the Safeguard Subscription Program. Subscription orders will be satisfied first from the shares being sold by us, second from 300,000 shares being offered by CompuCom, and third from 400,000 shares being offered by Safeguard.



    Under a standby stock purchase agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, Safeguard will purchase from us and CompuCom any of the shares offered by us and CompuCom under the program that are not purchased by the stockholders of Safeguard. Distribution of share certificates purchased through the Safeguard Subscription Program will be made to the purchasers as soon as practicable following the closing of the sale of the shares to the public. It is expected that sales under the Safeguard Subscription Program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. The purchase price under the program, whether paid by Safeguard or its stockholders, will be the same price per share as set forth on the cover page of this prospectus. All shares will be sold either to Safeguard or to stockholders of Safeguard. FleetBoston Robertson Stephens Inc. will receive a 4.0% management fee on all shares offered through the Safeguard Subscription Program, including any shares actually purchased by Safeguard. The management fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus, and general coordination of the overall offering. Safeguard will not receive any compensation from Opus360 or any other person, with respect to this offering, including any underwriting discounts or commissions.


    The following table shows the per share and total offering price, management fee to be paid by us to the underwriters and the proceeds before expenses to us.

                                                              Per Share    Total
                                                              ---------   --------
Public offering price.......................................
Management fee..............................................
Proceeds, before expenses, to Safeguard and CompuCom........
Proceeds, before expenses, to Opus360.......................

    The total proceeds, before expenses, to be received by us from both the underwritten public offering and the Safeguard Subscription Program will be
approximately $         million, assuming no exercise of the over-allotment
option.

    The expenses of the Safeguard Subscription Program, exclusive of the management fee to be paid to the underwriters, are payable by Safeguard.


    The following table sets forth the realized and unrealized gain of each of Safeguard and CompuCom on the shares of capital stock issued to them prior to this offering, based upon the assumed initial public offering price of $10.00 per share, and assuming that all of the shares offered in the Safeguard Subscription Program are purchased by Safeguard's shareholders.



                                                  Unrealized                   Amount to be
                                                 Appreciation   Shares to be     Realized
                                  Shares of       on Shares     Sold in the    in Connection
                                Common Stock     Owned Prior     Safeguard       with the       Net Unrealized
                                 Owned Prior        to the      Subscription   Shares to be        Gain on
                               to the Offering   Offering(1)      Program       Sold(1)(2)     Unsold Shares(1)
                               ---------------   ------------   ------------   -------------   ----------------
Safeguard....................     4,779,175      $35,791,741      400,000       $2,875,817         $32,915,924
CompuCom.....................       650,759        4,507,591      300,000        1,994,880           2,512,711
    Total....................     5,429,934      $40,299,332      700,000       $4,870,697         $35,428,635


------------------------


(1) Based upon the purchase price of $1.25 per share of our Series A preferred stock and $4.61 per share of our Series B preferred stock.



(2) These amounts are net of a management fee of 4.0% that will be paid to FleetBoston Robertson Stephens Inc.



    Safeguard, and CompuCom are underwriters with respect to the shares included in the Safeguard Subscription Program. However, neither is an underwriter with respect to the other shares offered by this prospectus. Safeguard and CompuCom are not included in the term "underwriter" as used in this prospectus, except as described with respect to the shares to be sold in the Safeguard Subscription Program. Safeguard's sole condition to purchase any shares that are not purchased by its stockholders in the Safeguard Subscription Program is that the conditions to the underwriter's obligations have been met. This means that Safeguard will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Safeguard has not participated in any discussions or negotiations with us and the underwriters regarding the initial public offering price. Safeguard will not have any right to seek indemnification from us regarding its agreement to accept underwriter liability with respect to the shares included in the Safeguard Subscription Program.



FleetBoston Ventures and J.P. Morgan & Co. Incorporated



    FleetBoston Ventures, an affiliate of FleetBoston Robertson Stephens Inc., owns 216,919 shares of Series B preferred stock which will convert into 325,380 shares of our common stock upon the closing of this offering. In December 1999, we entered into an agreement with J.P. Morgan & Co., one of the representatives of the underwriters, to use OPUS XCHANGE to procure its project-based resource requirements and to participate actively in the continued development of the enhanced version of OPUS XCHANGE. In connection with this agreement, in December 1999, we issued to an affiliate of J.P. Morgan & Co. 39,000 shares of our common stock in exchange for consulting services performed under the agreement, valued at $317,980.



    The following table sets forth the unrealized gain of each of FleetBoston Ventures and the affiliate of J.P. Morgan & Co. on the shares of capital stock issued to them prior to this offering, based upon the assumed initial public offering price of $10.00 per share.



                                                               Shares of
                                                              Common Stock   Unrealized
                                                                 Owned          Gain
                                                              ------------   ----------
FleetBoston Ventures........................................    325,380      $2,253,800(1)
J.P. Morgan.................................................     39,000      $   72,020(2)


------------------------


(1) FleetBoston Ventures paid approximately $1.0 million for 216,919 shares of our Series B preferred stock.



(2) We issued these shares in exchange for consulting services valued at $317,980.

                                 LEGAL MATTERS


    The validity of the common stock offered by this prospectus will be passed upon for us by O'Sullivan Graev & Karabell, LLP, New York, New York. The O'Sullivan Graev profit sharing plan holds 40,000 shares of Series A preferred stock, which will automatically convert into shares of common stock on a
1 to 1.5 basis upon the closing of this offering. Members of O'Sullivan Graev
may purchase up to           shares of the common stock reserved by the
underwriters for sale at the initial public offering price to directors, officers, employees and other individuals designated by us. Various legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.


                                    EXPERTS

    The consolidated financial statements for Opus360 Corporation as of December 31, 1999 and for the period from August 17, 1998 (our inception) to December 31, 1998 and the financial statements for The Churchill Benefit Corporation as of December 31, 1997 and 1998 and for each of the two years ended December 31, 1999, included in this prospectus, have been so included in reliance on the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, upon authority of said firm as experts in auditing and accounting.

    The financial statements of PeopleMover, Inc. as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and the common stock, reference is made to the registration statement and the exhibits and the schedules thereto.

    You may read and copy all or any portion of the registration statement or any reports, statement or other information in the Opus360 files in the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Opus360's SEC filings, including the registration statement, will also be available to you on the SEC's Internet site (http://www.sec.gov). As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
OPUS360 CORPORATION

Independent Auditor's Report................................  F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3

Consolidated Statements of Operations for the period from
  August 17, 1998 (inception) to December 31, 1998 and for
  the year ended December 31, 1999..........................  F-4

Consolidated Statements of Stockholders' Equity for the
  period from August 17, 1998 (inception) to December 31,
  1998 and for the year ended December 31, 1999.............  F-5

Consolidated Statements of Cash Flows for the period from
  August 17, 1998 (inception) to December 31, 1998 and for
  the year ended December 31, 1999..........................  F-6

Notes to Consolidated Financial Statements..................  F-7

THE CHURCHILL BENEFIT CORPORATION

Independent Auditor's Report................................  F-29

Balance Sheets as of December 31, 1997, 1998 and March 31,
  1999 (unaudited)..........................................  F-30

Statements of Operations for the years ended December 31,
  1997 and 1998 and the three months ended March 31, 1998
  and 1999 (unaudited)......................................  F-31

Statement of Stockholders' Equity for the years ended
  December 31, 1997 and 1998................................  F-32

Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and the three months ended March 31, 1998
  and 1999 (unaudited)......................................  F-33

Notes to Financial Statements...............................  F-34

PEOPLEMOVER, INC.

Report of Independent Accountants...........................  F-38

Balance Sheets as of December 31, 1999 and December 31,
  1998......................................................  F-39

Statements of Operations for the years ended December 31,
  1999 and 1998.............................................  F-40

Statements of Stockholders' Deficit for the years ended
  December 31, 1999 and 1998................................  F-41

Statements of Cash Flows for the years ended December 31,
  1999 and 1998.............................................  F-42

Notes to Financial Statements...............................  F-43

The Board of Directors
Opus360 Corporation:

    When the stock split referred to in Note 10 of the Notes to Financial Statements has been consummated, we will be in a position to render the following report.

                                             /s/ KPMG LLP

                          Independent Auditors' Report

The Board of Directors
Opus360 Corporation:

    We have audited the accompanying consolidated balance sheets of Opus360 Corporation as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the period from August 17, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Opus360 Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from August 17, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 in conformity with generally accepted accounting principles.


New York, New York
February 8, 2000, except as
to paragraphs 6 through 12
of note 13 and paragraphs 18
through 20 of note 13 which
are as of March 1, 2000 and
paragraphs 24 and 25 of
note 10
which are as of March 25,
2000

                              OPUS360 CORPORATION

                          Consolidated Balance Sheets

                                                                                       Pro Forma
                                                        December 31,   December 31,   December 31,
                                                            1998           1999           1999
                                                        ------------   ------------   ------------
                        Assets
Current assets:
  Cash................................................  $ 5,818,000    $  1,326,000   $  1,326,000
  Accounts receivable.................................       12,000       2,314,000      2,314,000
  Short-term investments..............................           --      27,137,000     27,137,000
  Prepaid expenses and other..........................        2,000       3,850,000      3,850,000
                                                        -----------    ------------   ------------
        Total current assets..........................    5,832,000      34,627,000     34,627,000
Property and equipment, net...........................       54,000       2,990,000      2,990,000
Goodwill, net.........................................           --       1,702,000      1,702,000
Deferred loan costs...................................           --          16,000         16,000
Due from PeopleMover..................................                      575,000        575,000
Other assets..........................................           --         806,000        806,000
                                                        -----------    ------------   ------------
        Total assets..................................  $ 5,886,000    $ 40,716,000   $ 40,716,000
                                                        ===========    ============   ============
         Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable....................................  $   293,000    $  5,489,000   $  5,489,000
  Accrued expenses....................................      340,000       4,818,000      4,818,000
  Accrued wages.......................................           --       2,682,000      2,682,000
                                                        -----------    ------------   ------------
        Total current liabilities.....................      633,000      12,989,000     12,989,000
Stockholders' equity:
  Series A convertible preferred stock, $0.001 par
    value; 8,400,000 shares authorized; 4,636,000 and
    8,284,000 shares issued and outstanding,
    respectively; zero shares outstanding on a pro
    forma basis.......................................        5,000           8,000             --
  Series B convertible preferred stock, $0.001 par
    value; 8,700,000 shares authorized; 0 and
    8,677,000 shares issued and outstanding,
    respectively; zero shares outstanding on a pro
    forma basis.......................................           --           9,000             --
  Common stock, $0.001 par value; 45,000,000 shares
    authorized; 9,500,000 and 10,880,000 issued and
    outstanding, respectively; 36,322,000 shares
    outstanding on a pro forma basis..................        9,000          11,000         36,000
  Additional paid-in capital..........................    6,381,000      63,835,000     63,827,000
  Stock subscription receivable.......................     (107,000)       (239,000)      (239,000)
  Deferred compensation...............................           --      (5,469,000)    (5,469,000)
  Accumulated deficit.................................   (1,035,000)    (30,425,000)   (30,425,000)
  Accumulated other comprehensive loss................           --          (3,000)        (3,000)
                                                        -----------    ------------   ------------
        Total stockholders' equity....................    5,253,000      27,727,000     27,727,000
                                                        -----------    ------------   ------------
Commitments and contingencies
        Total liabilities and stockholders' equity....  $ 5,886,000    $ 40,716,000   $ 40,716,000
                                                        ===========    ============   ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION

                      Consolidated Statement of Operations


                                                                Period from
                                                              August 17, 1998
                                                              (inception) to     Year ended
                                                               December 31,     December 31,
                                                                   1998             1999
                                                              ---------------   -------------
Revenue.....................................................   $         --     $    419,000
Cost of revenue.............................................             --          261,000
                                                               ------------     ------------
Gross profit................................................             --          158,000
Operating expenses:
  Sales and marketing, exclusive of $187,000 reported below
    as amortization of equity-based compensation............         80,000       11,068,000
  Product development, exclusive of $844,000 reported below
    as amortization of equity-based compensation............        552,000        9,034,000
  General and administrative, exclusive of $1,417,000
    reported below as amortization of equity-based
    compensation............................................        407,000        7,114,000
  Depreciation and amortization.............................          2,000          629,000
  Amortization of equity-based compensation.................             --        2,448,000
                                                               ------------     ------------
    Total operating expenses................................      1,041,000       30,293,000
                                                               ------------     ------------
    Loss from operations....................................     (1,041,000)     (30,135,000)

Other income:
  Interest income...........................................          6,000          765,000
  Interest expense..........................................             --          (20,000)
                                                               ------------     ------------
    Loss before income taxes................................     (1,035,000)     (29,390,000)
Income tax expense..........................................             --               --
                                                               ------------     ------------
    Net loss................................................   $ (1,035,000)    $(29,390,000)
                                                               ============     ============
Historical basic and diluted net loss per share.............   $      (0.11)    $      (2.91)
                                                               ============     ============
Shares used in the calculation of historical basic and
  diluted net loss per share................................      9,120,348       10,083,563
                                                               ============     ============
Pro forma basic and diluted net loss per share (note 9).....                    $      (1.12)
                                                                                ============
Shares used in the calculation of pro forma basic and
  diluted net loss per share (note 9).......................                      26,323,752
                                                                                ============


          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION
                 Consolidated Statement of Stockholders' Equity
          Period from August 17, 1998 (inception) to December 31, 1998 and the Year ended December 31, 1999

                                   Class A Convertible      Class B Convertible
                                     Preferred Stock          Preferred Stock            Common Stock        Additional
                                  ----------------------   ----------------------   ----------------------     Paid-in
                                    Shares      Amount       Shares      Amount       Shares      Amount       Capital
                                  ----------   ---------   ----------   ---------   ----------   ---------   -----------
Balance at August 17, 1998
  (inception)                             --   $      --           --   $      --           --   $      --   $        --
Issuance of common stock........          --          --           --          --    9,092,000       9,000       526,000
Issuance of common stock for
  technology....................          --          --           --          --      408,000          --        95,000
Issuance of Class A convertible
  preferred stock...............   4,636,000       5,000           --          --           --          --     5,790,000
Expenses incurred in connection
  with equity offerings.........          --          --           --          --           --          --       (30,000)
Net loss and comprehensive
  loss..........................          --          --           --          --           --          --            --
                                  ----------   ---------   ----------   ---------   ----------   ---------   -----------
    Balance at December 31,
      1998......................   4,636,000       5,000           --          --    9,500,000       9,000     6,381,000
Issuance of Class A convertible
  preferred stock...............   3,648,000       3,000           --          --           --          --     4,557,000
Issuance of Class B convertible
  preferred stock...............          --          --    8,677,000       9,000           --          --    39,991,000
Issuance of shares in connection
  with acquisition..............          --          --           --          --      946,000       1,000     1,749,000
Expenses incurred in connection
  with equity offering..........          --          --           --          --           --          --       (40,000)
Proceeds from stock
  subscriptions receivable......          --          --           --          --           --          --            --
Record equity base compensation
  expense to a shareholder......          --          --           --          --           --          --       243,000
Record deferred compensation for
  issuance of options to
  employees.....................          --          --           --          --           --          --     5,758,000
Record deferred compensation for
  issuance of options to non-
  employees.....................          --          --           --          --           --          --     1,916,000
Amortization of deferred
  compensation for employee
  stock options.................          --          --           --          --           --          --            --
Amortization of deferred
  compensation for non-employee
  stock options.................          --          --           --          --           --          --            --
Issuance of warrants to a
  bank..........................          --          --           --          --           --          --        63,000
Issuance of warrants for
  services......................          --          --           --          --           --          --       554,000
Issuance of warrants for
  services......................          --          --           --          --           --          --       182,000
Issuance of warrants for
  services......................          --          --           --          --           --          --        54,000
Issuance of shares to
  CareerPath....................          --          --           --          --      246,000       1,000     1,999,000
Issuance of shares to
  J.P. Morgan...................          --          --           --          --       39,000          --       318,000
Warrants exercised..............          --          --           --          --      120,000          --       100,000
Options exercised...............          --          --           --          --       29,000          --        10,000
Comprehensive loss..............
    Net loss....................          --          --           --          --           --          --            --
    Unrealized holding loss on
      short term investments....          --          --           --          --           --          --            --
Comprehensive loss                        --          --           --          --           --          --            --
                                  ----------   ---------   ----------   ---------   ----------   ---------   -----------
    Balance at December 31,
      1999......................   8,284,000   $   8,000    8,677,000   $   9,000   10,880,000   $  11,000   $63,835,000
                                  ==========   =========   ==========   =========   ==========   =========   ===========


                                      Stock                                         Other
                                  Subscriptions     Deferred     Accumulated    Comprehensive
                                   Receivable     Compensation     Deficit          Loss           Total
                                  -------------   ------------   ------------   -------------   ------------
Balance at August 17, 1998
  (inception)                       $      --     $        --    $         --    $       --     $         --
Issuance of common stock........     (107,000)             --              --            --          428,000
Issuance of common stock for
  technology....................           --              --              --            --           95,000
Issuance of Class A convertible
  preferred stock...............           --              --              --            --        5,795,000
Expenses incurred in connection
  with equity offerings.........           --              --              --            --          (30,000)
Net loss and comprehensive
  loss..........................           --              --      (1,035,000)           --       (1,035,000)
                                    ---------     -----------    ------------    ----------     ------------
    Balance at December 31,
      1998......................     (107,000)             --      (1,035,000)           --        5,253,000
Issuance of Class A convertible
  preferred stock...............     (195,000)             --              --            --        4,365,000
Issuance of Class B convertible
  preferred stock...............           --              --              --            --       40,000,000
Issuance of shares in connection
  with acquisition..............           --              --              --            --        1,750,000
Expenses incurred in connection
  with equity offering..........           --              --              --            --          (40,000)
Proceeds from stock
  subscriptions receivable......       63,000              --              --            --           63,000
Record equity base compensation
  expense to a shareholder......           --              --              --            --          243,000
Record deferred compensation for
  issuance of options to
  employees.....................           --      (5,758,000)             --            --               --
Record deferred compensation for
  issuance of options to non-
  employees.....................           --      (1,916,000)             --            --               --
Amortization of deferred
  compensation for employee
  stock options.................           --         756,000              --            --          756,000
Amortization of deferred
  compensation for non-employee
  stock options.................           --       1,449,000              --            --        1,449,000
Issuance of warrants to a
  bank..........................           --              --              --            --           63,000
Issuance of warrants for
  services......................           --              --              --            --          554,000
Issuance of warrants for
  services......................           --              --              --            --          182,000
Issuance of warrants for
  services......................                                                                      54,000
Issuance of shares to
  CareerPath....................           --              --              --            --        2,000,000
Issuance of shares to
  J.P. Morgan...................           --              --              --            --          318,000
Warrants exercised..............           --              --              --            --          100,000
Options exercised...............           --              --              --            --           10,000
Comprehensive loss..............
    Net loss....................           --              --     (29,390,000)           --      (29,390,000)
    Unrealized holding loss on
      short term investments....           --              --              --        (3,000)          (3,000)
                                                                                                ------------
Comprehensive loss                         --              --              --            --      (29,393,000)
                                    ---------     -----------    ------------    ----------     ------------
    Balance at December 31,
      1999......................    $(239,000)    $(5,469,000)   $(30,425,000)   $   (3,000)    $ 27,727,000
                                    =========     ===========    ============    ==========     ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION

                      Consolidated Statement of Cash Flows

                                                                Period from
                                                              August 17, 1998
                                                              (inception) to     Year ended
                                                               December 31,     December 31,
                                                                   1998             1999
                                                              ---------------   ------------
Cash flows from operating activities:
  Net loss..................................................    $(1,035,000)    $(29,390,000)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................          2,000          629,000
    Non cash product development expense....................         95,000           24,000
    Non cash compensation expense...........................             --        2,448,000
    Non cash advertising expense............................             --          182,000
    Non cash advisory expense...............................             --          369,000
    Non cash interest expense associated with issuance of
      warrants..............................................             --           47,000
    Expenses paid by stockholder............................        225,000           58,000
    Loss on disposal of equipment...........................             --            8,000
    Changes in operating assets and liabilities:
      Account receivables...................................        (12,000)      (1,092,000)
      Prepaid expenses and other current assets.............         (2,000)      (3,848,000)
      Other assets..........................................             --       (1,099,000)
      Accounts payable......................................         68,000        5,138,000
      Accrued expenses......................................        339,000        4,478,000
      Accrued wages.........................................             --        1,267,000
                                                                -----------     ------------
        Net cash provided by (used in) operating
        activities..........................................    $  (320,000)    $(20,781,000)
                                                                ===========     ============
Cash flows from investing activities:
  Acquisition of property and equipment.....................        (56,000)      (3,156,000)
  Increase in short term investments........................             --      (27,140,000)
  Cash acquired in connection with acquisition of
    subsidiary..............................................             --          129,000
  Due from PeopleMover......................................             --         (575,000)
                                                                -----------     ------------
        Net cash used in investing activities...............    $   (56,000)    $(30,742,000)
                                                                ===========     ============

Cash flows from financing activities:
  Net proceeds from issuance of Series A convertible
    preferred stock.........................................    $ 5,765,000     $  4,560,000
  Net proceeds from issuance of Series B convertible
    preferred stock.........................................             --       39,795,000
  Net proceeds from issuance of common stock................        429,000        2,676,000
                                                                -----------     ------------
        Net cash provided by financing activities...........      6,194,000       47,031,000
                                                                -----------     ------------
        Net increase (decrease) in cash.....................      5,818,000       (4,492,000)

Cash:
  Beginning of period.......................................             --        5,818,000
                                                                -----------     ------------
  End of period.............................................    $ 5,818,000     $  1,326,000
                                                                ===========     ============

          See accompanying notes to consolidated financial statements.

                              OPUS360 CORPORATION

                         Notes to Financial Statements

(1) Organization and Summary of Accounting Policies

(A) ORGANIZATION AND DESCRIPTION OF BUSINESS

    Opus360 Corporation ("Opus" or the "Company") was incorporated on August 17, 1998, under the laws of Delaware.

    Opus provides an integrated web-based business to business service for putting people and projects together. The Company's e-commerce service is designed to streamline the procurement and management of professional services and is comprised of two segments.

    - FREEAGENT.COM SERVICE--which includes FREEAGENT.COM, a web-site that enables independent professionals to manage their careers by offering access to project opportunities and corporate products and services; and, FREEAGENT E.OFFICE, a back-office and employer service for independent professionals. Independent professionals who elect to receive FREEAGENT E.OFFICE services are the Company's contractual employees for federal income tax purposes and for whom the Company prepares IRS Form W-2's. The Company enters into contracts with organizations for projects to be performed by FREEAGENT E.OFFICE employees, processes invoices on their behalf and, upon receipt of amounts due from the contracting organization for the services rendered by FREEAGENT E.OFFICE employees, remits the amount to them after deducting payroll taxes, the fees charged by the Company and directing amounts to their health insurance and 401(k) retirement plan, as directed by the FREEAGENT E.OFFICE employees.

    - APPLICATION AND PROCUREMENT SERVICES--which includes OPUS XCHANGE, a web-based service designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based labor to procure these services in an exchange-based environment by using search technologies to match people with projects; and, OPUSRM, a labor resource management service designed to centralize resource and project information and enable organizations to manage their internal and external labor resources.

    On May 27, 1999, the Company acquired The Churchill Benefit Corporation ("Churchill"), a company that provided offline back-office and employer services similar to those of the Company's online FREEAGENT E.OFFICE service.

(B) BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of Opus and it's wholly owned subsidiary, The Churchill Benefit Corporation (collectively, the "Company"). All intercompany account balances and transactions have been eliminated in consolidation.

    The accompanying consolidated financial statements reflect a change in how the Company's subsidiary, Churchill, recognizes revenue. The Company currently recognizes as revenue the monthly fees it charges to its FREEAGENT E.OFFICE employees for providing FREEAGENT E.OFFICE services as these services are provided. Previously, Churchill recorded as revenue, the gross billings from services provided by its FREEAGENT E.OFFICE employees to customers with whom Churchill contracts, invoices and collects on behalf of its FREEAGENT E.OFFICE employees. Churchill would then record a corresponding charge to cost of revenues for the same amount less its FREEAGENT E.OFFICE service fee. This change in Churchill's revenue recognition policy has no effect on historical net income or loss.

                              OPUS360 CORPORATION

    The Company believes its current revenue recognition policy clarifies its financial position and results of operations and is consistent with the view of the Securities and Exchange Commission ("SEC") on revenue recognition issued in Staff Accounting Bulletin No. 101 ("SAB 101").


    In December 1999, the Board of Directors authorized the filing of a registration statement with the SEC that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). In conjunction with a qualified IPO, all outstanding shares of Series A and B preferred stock automatically convert into shares of the Company's common stock on a 1.5 for 1.0 basis. Accordingly, the effect of the conversions has been reflected in the accompanying pro forma balance sheet as if they had occurred as of December 31, 1999. A registration statement relating to the IPO was filed with the SEC on December 21, 1999, but has not yet become effective.

(C) USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(D) REVENUE RECOGNITION


    To date, the Company has generated revenue principally from charging fees to independent professionals who receive the Company's FREEAGENT E.OFFICE services, which include back office and administrative services. Independent professionals who elect to receive FREEAGENT E.OFFICE services are the Company's contractual employees for federal income tax purposes and for whom the Company prepares IRS Form W-2's. The Company enters into contracts with organizations for projects to be performed by FREEAGENT E.OFFICE employees, processes invoices on their behalf and, after receiving the amounts due from the contracting organization for the services rendered by the FREEAGENT E.OFFICE employees, remits the amount to them after deducting payroll taxes, the fees charged by the Company and directing amounts to their health insurance and the Company's 401(k) plan.


    The Company recognizes an initial sign-up fee and monthly FREEAGENT E.OFFICE fees as its services are provided to such FREEAGENT E.OFFICE employees on a monthly basis. The Company recognizes the initial sign-up fee over the period of the FREEAGENT E.OFFICE employees' initial contract term. The FREEAGENT E.OFFICE employee may elect to terminate receiving the Company's FREEAGENT E.OFFICE services at any time; however, the FREEAGENT E.OFFICE employee is not entitled to any refund upon termination.


    In determining to recognize only the initial and monthly fees paid to the Company by its FREEAGENT E.OFFICE employees as revenue rather than the gross billings received from the organization contracting for the services of the FREEAGENT E.OFFICE employee, the Company evaluated SAB No. 101 part 5, Income Statement Presentation.



    As set forth in the SAB, in assessing whether revenues should be reported on a gross basis with a separate display of cost of sales to arrive at gross profit or on a net basis, the following factors should be considered:



    1.  whether the Company acts as a principal in the transaction;



    2.  whether the Company takes title to the products;

                              OPUS360 CORPORATION

    3. whether the Company has risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns; and



    4. whether the Company acts as an agent or broker (including performing services, in substance, as an agent or broker) with compensation on a commission or fee basis.



    If the Company performs as an agent or broker without assuming the risks and rewards of ownership of the goods, sales should be reported on a net basis.



    In evaluating each of the four criteria of SAB No. 101, the Company determined that its revenues from its FREEAGENT E.OFFICE services should only reflect the monthly and initial fees charged to its FREEAGENT E.OFFICE employees and not the gross billings charged to the contracting organizations. The Company's determination is based on the fact that the rewards of such transaction run almost exclusively to the benefit of the FREEAGENT E.OFFICE employee and the risks of the transaction principally fall upon the employee.



    Specifically:



    1. As the Company enters into contracts with the end user organization, it may be considered a principal in the transaction for legal purposes, although the Company's FREEAGENT E.OFFICE employees are responsible for securing their own work with the organizations. The Company's reward for entering into the contract with the end user organization does not vary. The Company receives a fixed monthly fee, deducted from the amount it receives from the end user organization, for the services of its FREEAGENT E.OFFICE employee regardless of the number and value of the contracts it enters into for its FREEAGENT E.OFFICE employees.



    2. The Company is not primarily responsible for the delivery or quality of the services provided by its FREEAGENT E.OFFICE employee.



    3. The Company's FREEAGENT E.OFFICE employee bears the risks and enjoys the rewards of the transactions. The fee charged by the Company to the FREEAGENT E.OFFICE employee is a fixed monthly fee. The monthly fee received by the Company remains the same irrespective of the amount paid by the contracting organization during that month. Instead, it is the FREEAGENT E.OFFICE employee that bears the risks and enjoys the rewards of a change in the amounts billed to the contracting organizations on their behalf. In addition, the Company's credit risk on the payments to FREEAGENT E.OFFICE employees is limited.



    4.  The Company is compensated on a fixed fee basis, which does not vary.



    Company revenue from the sale of banner ads or sponsorship fees on FREEAGENT.COM is recognized ratably in the period in which the advertisement is displayed or the term of the sponsorship agreement, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Revenue from banner ads sold by third parties will only reflect the net amount due to the Company from the third party.



    FREEAGENT business services revenues will consist of commission-based or fee-based services for products provided through FREEAGENT.COM by the Company's business partners. Business service revenues only reflect these commissions or fees and will be recognized as revenues when the transaction is consummated provided that no significant obligations exist, including refunds, and collection of the resulting receivable is probable. Through December 31, 1999, no revenue has been recognized from this service.



    Revenue from OPUS XCHANGE project listing will consist only of fees that are paid by organizations that list projects on OPUS XCHANGE and will be recognized over the applicable period for which the project is listed. Through
December 31, 1999, no revenue has been recognized for this service.

                              OPUS360 CORPORATION

    Revenue from OPUS XCHANGE project placement will only consist of a transaction-based fee (either variable or fixed), paid when an organization that has listed a project on OPUS XCHANGE procures the services of a registered free agent to perform services for the project and will be recognized as revenue either when a free agent is engaged for a project or over time if the free agent is a FREEAGENT E.OFFICE employee. Through December 31, 1999, no revenue has been recognized for this service.


(E) COST OF REVENUE

    Cost of revenue consists primarily of salaries paid to staff that help administer the Company's FREEAGENT E.OFFICE SERVICES. Additional costs of revenues include costs associated with operating FREEAGENT.COM and OPUS XCHANGE, including certain technical personnel, equipment leasing costs, telecommunications charges and depreciation.


    Since the Company only recognizes as revenue the monthly fees charged to its FREEAGENT E.OFFICE employees and not the gross billings it receives from organizations that contract for the services of these employees, the Company also does not record as an expense in its statement of operations the amounts it pays to these employees out of these gross billings. These amounts principally include the FREEAGENT E.OFFICE employees' salaries, related taxes and benefits and expense reimbursements.


(F) INVESTMENT SECURITIES

    Investment securities at December 31, 1999 consist of corporate debt securities and U.S. government agency securities. The Company classifies all of the debt securities as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

    A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned.

    The breakdown of unrealized gains and losses as of December 31, 1999 is as follows:


                                                  Amortized    Unrealized   Unrealized   Fair Market
                                                    Cost          Gain         Loss         Value
                                                 -----------   ----------   ----------   -----------
Government agency debt securities..............  $24,787,000     $7,000     $ (14,000)   $24,780,000
Corporate debt securities......................    2,355,000      2,000            --      2,357,000
                                                 -----------     ------     ---------    -----------
Total..........................................  $27,142,000     $9,000     $ (14,000)   $27,137,000
                                                 ===========     ======     =========    ===========


(G) ADVERTISING COSTS

    Advertising costs are expensed as incurred. For the period from August 17, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, advertising expenses amounted to approximately $0 and $4,545,000, respectively.

                              OPUS360 CORPORATION

(H) ACCOUNTS RECEIVABLE AND ACCRUED WAGES PAYABLE

    Accounts receivable represents amounts invoiced by the Company on behalf of its FREEAGENT E.OFFICE employees for services rendered to a customer that has contracted with the Company. Accrued wages represents the amounts owed to the Company's FREEAGENT E.OFFICE employees for services rendered under contracts with third parties.

(I) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to five years.

(J) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair market value, less costs to sell.

(K) INTANGIBLE ASSETS

    Intangible assets consists of goodwill and is amortized on a straight-line basis over the expected periods to be benefited, generally 3 years. Accumulated amortization for the year ended December 31, 1999 was $411,000.

(L) FINANCIAL INSTRUMENTS

    The following summary disclosures are made in accordance with the provisions of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. Fair market value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties.

    The carrying amounts of accounts receivables, prepaid expenses, short-term investments and other assets, accounts payable and accrued expenses approximate fair market value due to the short maturity of these instruments.


(M) PRODUCT AND WEBSITE DEVELOPMENT COSTS


    The Company accounts for product development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through
December 31, 1999, all development costs have been charged to product development expense in the accompanying consolidated statements of operations.


    The Company accounts for the software components of its websites in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, certain costs to develop

                              OPUS360 CORPORATION
internal-use computer software are capitalized after the Company has completed a preliminary project assessment. During the year ended December 31, 1999, software development costs of approximately $75,000 were capitalized in connection with the development of the FreeAgent.com website software.



    Costs incurred to create the graphics and content of the Company's websites are expensed as incurred. For the year ended December 31, 1999, the Company expensed approximately $425,000 related to the creation of the graphics and content of its websites.


(N) INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS No, 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

(O) STOCK BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(P) SEGMENT INFORMATION

    The Company discloses information regarding segments in accordance with SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports. (See note 11).

(Q) COMPREHENSIVE INCOME

    The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized holding gains and losses, net of related tax effects, on available for sale securities to be included in other comprehensive income until realized.

(R) BASIC AND DILUTED NET LOSS PER SHARE

    The Company calculates earnings per share in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Accordingly, basic earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Pursuant to SAB No. 98, all options, warrants or other potentially dilutive instruments issued for nominal consideration, prior to the anticipated effective date of an initial public offering (including the IPO), are required to be included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. As of December 31, 1999, the Company has recorded the fair market

                              OPUS360 CORPORATION
value of all equity instruments issued for all periods presented and, accordingly, does not have any nominal issuances. Common equivalent shares consist of the incremental common shares issuable upon the conversion of the Company's preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

(S) RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Company adopted the American Institute of Certified Public Accounts (AICPA) Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. Adoption of SOP 98-1 did not have a material impact on the Company's financial condition or results of operations.

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company implemented SOP 98-5 on January 1, 1999.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) Acquisition of The Churchill Benefit Corporation

    On May 27, 1999, Opus acquired 100% of the outstanding common stock of The Churchill Benefit Corporation ("Churchill") in exchange for 946,474 shares (the "Initial Shares") of the Company's common stock valued at approximately $1.849 per share, or $1.75 million.

    The former owner of Churchill is potentially entitled to an additional 405,631 shares of the Company's common stock placed in escrow (the "Escrow Shares") and, commencing 18 months from the date of closing, $850,000 of the Company's common stock based on the fair market value on May 27, 2000 (the "Additional Shares").

    The Escrow and Additional Shares vest ratably over 3 years from the date of the agreement based on the continuous employment of the seller and a key executive and are subject to downward adjustment based on a target number of free agents subscribing to the Company's FREEAGENT E.OFFICE service one year from the date of the acquisition agreement.

    As of December 31, 1999, the Company could not determine if the former shareholder of Churchill will be entitled to any Escrow or Additional Shares. After determination of amounts owed to the former owner of Churchill, the Company will charge to compensation expense that portion of the Escrow and Additional Shares which have been earned based on the fair market value of the Company's common stock on that date. The Company will then amortize to compensation expense the unvested Escrow and Additional Shares over the remaining vesting period.

    The acquisition has been accounted for using the purchase method and, accordingly, the results of operations of Churchill are included in the Company's consolidated financial statements from the date of acquisition. The purchase price has been preliminarily allocated to the Company's historical assets and

                              OPUS360 CORPORATION
liabilities based on the carrying values of the acquired assets and liabilities, as these carrying values are estimated to approximate fair market value of the assets acquired and liabilities assumed. Goodwill of $2,113,000 created as a result of the Churchill transaction is being amortized over three years and was calculated as follows:

Value of Initial Shares.....................................  $1,750,000
Acquisition costs...........................................     297,000
Negative net assets acquired................................      66,000
                                                              ----------
Excess purchase price over net assets acquired..............  $2,113,000
                                                              ==========

    On a pro forma basis as if the acquisition of Churchill had taken place on August 17, 1998 the Company's revenue, net loss, and basic and diluted net loss per share would have been $300,000 and $717,000, $(1,333,000) and $(29,966,000), and $(0.20) and $(2.86) per share, for the period and year ended December 31, 1998 and December 31, 1999, respectively.

    On February 3, 2000, the Company determined that all contingencies surrounding the release of the Escrow and Additional Shares potentially due to the former owner of Churchill have been satisfied and it is probable that the shareholder will be entitled to all such shares and amounts.

    Based on the fair market value of the Company's common stock on the date that determination of amounts owed is considered probable, the Company would record deferred compensation of $4,545,000 as these amounts are still subject to the former owner of Churchill remaining employed by the Company.

    Fair Market Value of the Escrow and Additional Shares was calculated as follows:

Escrow Shares--405,631 shares at $9.11 per share............  $3,695,000
Additional Shares--93,300 shares at $9.11 per share.........  $  850,000
                                                              ----------
                                                              $4,545,000
                                                              ==========

(3) Property and Equipment

    Property and equipment consist of the following:


                                                     December 31,   December 31,
                                                         1998           1999
                                                     ------------   ------------
Computer hardware and software.....................     $56,000      $1,946,000
Leasehold improvements.............................          --       1,209,000
Furniture and fixtures.............................          --          54,000
                                                        -------      ----------
                                                         56,000       3,209,000
Less accumulated depreciation......................      (2,000)       (219,000)
                                                        -------      ----------
    Total..........................................     $54,000      $2,990,000
                                                        =======      ==========


(4) Concentrations

    At December 31, 1998 and December 31, 1999 five clients accounted for approximately $828,000 and $376,000 of accounts receivable, respectively.

                              OPUS360 CORPORATION

(5) Related Party Transactions

    A stockholder of the Company provided and charged the Company for product development consulting, the use of office space, equipment, as well as certain administrative personnel. The stockholder does not mark-up these costs to the Company which aggregated $225,000 and $1,818,000 for the period from August 17, 1998 (inception) to December 31, 1998, and the year ended December 31, 1999, respectively. As of December 31, 1999, amounts of $255,000 and $258,000, respectfully were owed to this stockholder and are included in accounts payable.

    In August 1999, the Company entered into an agreement with CyberSafe Corporation, a company whose Chairman and CEO is a member of the Company's board of directors. The CyberSafe agreement provides for CyberSafe to assist in the development of the Company's OPUSRM product by implementing a pre-release version and providing feedback to the Company about the product.

(6) Lines of Credit

    In May 1999, the Company entered into a $1,000,000 line of credit with a bank which provides for: (1) a $750,000 committed revolving line with a term of one year and (2) a $250,000 committed equipment line with a term of four years. In connection with this line of credit, the bank received warrants to purchase 22,500 shares of common stock at $0.83 per share. The warrants are immediately exercisable and expire in May 2006. The annual interest rate on the revolving and equipment line is equal to the prime rate plus 1.25%.

    On June 11, 1999 the Company issued a letter of credit for $650,000 to a third party which is guaranteed by the $750,000 committed revolving line.

    On August 17, 1999 the Company entered into an additional $1,500,000 equipment facility with the same bank whereby the bank received additional warrants to purchase 24,000 shares of common stock at $1.85 per share. The warrants are immediately exercisable and expire on August 17, 2006. Under this agreement, the Company may borrow in $50,000 increments until December 31, 1999, and is obligated to repay any amounts borrowed monthly, over a 36 month period. The annual interest rate on this facility is equal to the three-year Treasury bill as of the date of funding plus 3%. The Company currently has no outstanding balance under this line.

    Each line requires the maintenance of certain non-financial covenants and the maintenance of a $2,000,000 tangible net worth covenant, and provides that amounts borrowed be collateralized by some of the Company's assets.

    In connection with each issuance of warrants to the bank, the Company recorded in the aggregate, approximately $63,000 as deferred loan costs, representing the fair market value of the warrants issued at each date, calculated using the Black-Scholes pricing model. Deferred loan costs are being amortized to interest expense over the lives of the respective lines of credit.

(7) Commitments

Registration Rights:

    Beginning 180 days after the effective date of the Company's IPO, certain holders of the Company's common stock and warrants will be entitled to have their shares registered under the Securities Act of 1933 upon written demand in certain circumstances. The Company will be responsible for all expenses in connection with the registration rights.

                              OPUS360 CORPORATION

Operating Leases:

    The Company leases certain computer and office equipment and office space under noncancelable operating leases expiring at various dates through 2002.

    On September 13, 1999, the Company signed a new lease for office space which it intends to occupy in the first half of 2000. In connection with signing the new lease, the Company provided the landlord a letter of credit for $650,000 which is issued under the Company's line of credit. The table below includes amounts related to the new lease.

    Future minimum annual lease payments under noncancelable operating leases as of December 31, 1999 are as follows:

                                                              Operating
                                                                Lease
                                                              ----------
2000........................................................  $  471,000
2001........................................................     248,000
2002........................................................     175,000
2003........................................................     100,000
2004........................................................     100,000
Thereafter..................................................     475,000
                                                              ----------
                                                              $1,569,000
                                                              ==========

    Rent expense for the period from August 17, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 was $24,000 and $492,000, respectively.

    In December 1999 and January 2000, the Company entered into agreements with other Internet sites pursuant to which the parties have agreed to promote their respective content, products and services and jointly develop either a co-branded website or feature the Company's services within their sites. The Company has agreed to spend in the aggregate a minimum of approximately
$0.1 million in development costs as well as approximately $5.0 million in advertising to market the new sites. In addition, the terms of certain of these agreements require the Company to share revenues generated on the site. The terms of these agreements vary from one to five years. We have also entered into an agreement pursuant to which we have agreed to purchase development and implementation services through September 2000. The aggregate annual commitment under these agreements does not exceed $4 million in 2000 and $1.5 million thereafter.

(8) Income taxes

    The Company has not recorded a provision for income tax expenses, as it has incurred a net operating loss in every period since its inception. At
December 31, 1999, the Company had a net operating loss carryforward of $26.7 million give rise to substantially all of its $11.7 million gross deferred tax asset. The Company has recorded a valuation allowance in the amount of $11.7 million to fully eliminate the deferred tax asset.

                              OPUS360 CORPORATION

    All net operating losses have a carryforward period of twenty years with $0.7 million and $26.0 million expiring in 2018 and 2019 respectively, unless utilized prior to expiration.

                                                     December 31,   December 31,
                                                         1998           1999
                                                     ------------   -------------
Computed expected tax benefit......................    $(352,000)    $(9,542,000)
State and local income tax benefits,
  Net of federal income tax........................      (55,000)     (1,672,000)
Expenses not deductible for tax purposes...........       36,000         243,000
Others.............................................      (25,000)       (296,000)
Increase in valuation allowance....................      396,000      11,267,000
                                                       ---------     -----------
                                                       $      --     $        --
                                                       =========     ===========

    Temporary differences that give rise to the components of deferred tax assets as of December 31, 1998 and December 31, 1999 are as follows:

                                                     December 31,   December 31,
                                                         1998           1999
                                                     ------------   -------------
Deferred tax assets:
  Net operating loss carryforward..................    $ 305,000     $10,692,000
  Accrued bonus and vacation.......................       66,000         377,000
  Fixed assets.....................................        1,000              --
  Others...........................................       24,000          25,000
  Deferred compensation............................           --         576,000
                                                       ---------     -----------
    Total gross deferred tax assets................      396,000      11,670,000
                                                       ---------     -----------
Less valuation allowance...........................     (396,000)    (11,663,000)
                                                       ---------     -----------
    Net deferred tax assets........................    $      --     $     7,000
                                                       ---------     -----------
Deferred tax liabilities:
  Fixed assets.....................................           --           7,000
                                                       ---------     -----------
    Total gross deferred tax liabilities...........           --           7,000
                                                       ---------     -----------
    Net deferred tax...............................    $      --     $        --
                                                       =========     ===========

    The Company recorded a full valuation allowance against its deferred tax assets since management believes that it is not more likely than not that these assets will be realized.

                              OPUS360 CORPORATION

(9) Basic and Diluted Net Loss Per Share

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                 Period from
                                                               August 17, 1998           Year
                                                               (inception) to           Ended
                                                              December 31, 1998   December 31, 1999
                                                              -----------------   ------------------
Numerator:
  Net loss..................................................     $(1,035,000)        $(29,390,000)
                                                                 ===========         ============
Denominator:
  Basic and diluted loss per share weighted average
    shares..................................................       9,120,348           10,083,563
                                                                 ===========         ============
  Basic and diluted net loss per share......................     $     (0.11)        $      (2.91)
                                                                 ===========         ============

    Basic and diluted net loss per share excludes the effect of 405,631 escrowed shares and $850,000 of contingently issuable shares of common stock in connection with the acquisition of The Churchill Benefit Corporation as the conditions surrounding the release of such shares had not been satisfied as of December 31, 1999. Diluted net loss per share for the period from August 17, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 does not include the effect of options and warrants to purchase 2,277,000 and 7,060,000 shares of common stock, respectively, or 6,954,000 and 25,442,000 shares of common stock issuable upon the conversion of Series A and B preferred stock on an "as-if converted" basis, respectively, as the effect of their inclusion is anti-dilutive for each period.

    The following table sets forth the computation of the Company's unaudited pro forma basic and diluted loss per share. Pro forma basic and diluted loss per share is computed by assuming the conversion of all convertible preferred stock into common stock as if such shares were outstanding from their respective dates of issuance.

                                                                     Year
                                                                    Ended
                                                              December 31, 1999
                                                              ------------------
Numerator:
  Net loss..................................................     $(29,390,000)
                                                                 ============
Denominator:
  Weighted average number of common shares..................       10,083,563
  Assumed conversion of preferred stock
    Series A................................................       11,961,255
    Series B................................................        4,278,934
                                                                 ------------
                                                                   26,323,752
                                                                 ============
  Pro forma basic and diluted net loss per share............           $(1.12)
                                                                 ============

(10) Stockholders' Equity

COMMON STOCK:

    In             , 2000, the Company affected a 3 for 2 split of its common stock. The accompanying financial statements give retroactive effect for this split.

                              OPUS360 CORPORATION

    Between August and December 1998, the Company sold 9,091,073 shares of common stock to founders, employees and investors for approximately $535,000 at prices ranging between $0.03 and $0.23 per share. In connection with the sale of certain shares to the founders and employees, the Company accepted demand promissory notes of $106,500, which carry interest of 7%. Amounts due under these notes of $107,000 and $44,000 as of December 31, 1998 and December 31, 1999, respectively, have been classified as subscription receivables and deducted from stockholders' equity in the accompanying financial statements.

    Pursuant to agreements between the Company's Chairman and CEO, certain employees who purchased approximately 4,708,500 shares of common stock in August and September 1998 agreed to sell their shares first to the Company's CEO and second to the Company, for the same price paid by such employees, in the event the employees voluntarily leave the Company prior to January 1, 2001. In September 1999, the Company's CEO exercised his right under one such agreement and acquired 85,710 shares for approximately $20,000, or $0.23 per share. In connection with this transaction, the Company recorded compensation expense of approximately $243,000, or $2.84 per share, representing the difference between the price paid, of $0.23 per share and the fair market value of the common stock on that date, $3.07 per share.

    In December 1999, the Company and the CEO terminated their repurchase rights pursuant to these agreements.

    In October 1998, the Company entered into an agreement with USWeb Corporation whereby the Company acquired certain prototype technology in exchange for 408,000 shares of common stock at a fair value of $0.23 per share, or $95,000. The Company has expensed this amount in accordance with SFAS No. 86. The Company's CEO was formerly a senior managing partner of USWeb.

PREFERRED STOCK:

    In December 1998, the Company sold 4,636,000 shares of Series A convertible preferred stock to third parties for $5,795,000, or $1.25 per share. The Series A preferred stock is convertible on a 1.5 for 1.0 basis, subject to anti-dilution protection, and has preference to the Company's common stock in the event of liquidation. The holders of the Series A preferred stock vote on an as-if-converted basis, and are entitled to dividends only when and if declared by the Company.

    From January through March 1999, the Company sold an additional 3,648,000 shares of Series A convertible preferred stock to third parties for $4,560,000, or $1.25 per share. In connection with the sale of 156,000 shares of Series A preferred stock in March 1999, the Company accepted a promissory note of $195,000 which carries a 8% interest rate and is payable on February 22, 2002. Amounts due under this note have been classified as subscription receivable, and deducted from stockholders' equity in the accompanying consolidated financial statements.

    In connection with advising the Company during the Series A financing, certain Series A investors also received warrants to purchase 852,000 shares of common stock at fair market value of $1.25 per share. The warrants are immediately exercisable and expire December 24, 2005. As these warrants were issued in connection with the sale of equity, the Company has charged and recorded a corresponding credit to additional paid-in capital for the fair market value of the warrants.

    On September 3, 1999, the Company sold 8,677,000 shares of Series B convertible preferred stock to third parties for $40,000,000, or $4.61 per share. The Series B preferred stock is convertible on a 1.5 for 1.0 basis, subject to anti-dilution protection, and has preference to the Company's common stock in the event of liquidation. The holders of the Series B preferred stock vote on an as-if-converted basis, and are entitled to dividends only when and if declared by the Company.

                              OPUS360 CORPORATION

STRATEGIC AND ADVISORY AGREEMENTS

GREENHILL & CO.:

    On September 3, 1999, the Company entered into an agreement with Greenhill & Co. ("Greenhill") whereby Greenhill will act as the Company's mergers and acquisitions advisor for a period of six months or until the Company has either acquired two identified targets or completed acquisitions aggregating $30 million (the "Initial Term"). Unless otherwise terminated, the agreement shall be automatically renewed (a) following the Initial Term and shall continue until the Company has completed either $250 million of cumulative acquisitions or a total of four previously identified targets that have an aggregate value of at least $100 million (the "First Renewal Term") and (b) following the First Renewal Term, until the Company has completed at least $750 million of cumulative acquisitions or a total of ten previously identified targets (the "Second Renewal Term").

    As consideration for the above services, Greenhill is entitled to
1) warrants to immediately purchase 450,000 shares of the Company's common stock at $3.07 per share upon the commencement of the Initial Term, 2) warrants to immediately purchase 450,000 shares of the Company's common stock at the then fair market value upon the earlier of the commencement of the First Renewal Term or the pricing of a qualified IPO, and 3) warrants to immediately purchase 450,000 shares of the Company's common stock at the then fair market value upon commencement of the Second Renewal Term.

    In connection with the issuance of the Greenhill Initial Term warrants, the Company recorded a pre-paid expense of approximately $554,000 representing the fair market value of the warrants calculated using the Black-Scholes pricing model and is amortizing this amount over the Initial Term of the agreement.

    In January 2000, the Company completed the acquisitions of INDUSTRYINSITE.COM and Ithority Corporation (see Note 13) and accordingly, the Company expensed any previously unamortized amounts associated with the Initial Term warrants. Additionally, the Company issued to Greenhill, the First Renewal Term warrants to purchase 450,000 shares of the Company's common stock at fair market value of $8.21 per share. In connection with the issuance of the First Renewal Term warrants the Company recorded a prepaid expense of approximately $832,500 calculated using the Black-Scholes pricing model. The Company will amortize this amount over one year, which is the Company's best estimate of the length of the First Renewal Term.

KIRSHENBAUM BOND & PARTNERS:

    In June 1999, the Company entered into an agreement with Kirshenbaum Bond Partners ("KBP") whereby KBP will develop and build an advertising and branding campaign for the Company in exchange for monthly fees to be paid in cash and warrants to purchase shares of the Company's common stock. All warrants issued under this agreement will have a strike price of $0.01, are exercisable upon the Company's IPO and expire five years from the dates of issuance. The agreement also provides that, after the Company has completed its IPO, all fees are to be paid only in cash.

    In connection with the KBP agreement, the Company issued 40,500 warrants to KBP through December 31, 1999, and the Company recorded sales and marketing expenses of approximately $182,000, representing the fair market value of the warrants calculated using the Black-Scholes pricing model.

SAPIENT CORPORATION:

    In May 1999, the Company entered into an agreement with Sapient Corporation ("Sapient") whereby Sapient will assist the Company in developing its OPUSRM product for two years in exchange for warrants to immediately purchase 120,000 shares of Common Stock at $0.83. In connection with the granting of warrants

                              OPUS360 CORPORATION
to Sapient, which expire on December 31, 1999, the Company recorded deferred costs of approximately $54,000, representing the fair market value of the warrants calculated using the Black-Scholes pricing model, which will be amortized over the term of the agreement.

CAREERPATH.COM:

    On November 21, 1999, the Company entered into an agreement with CareerPath.com ("CareerPath"), a company that provides career counseling and job placement services on the Internet. The agreement provides for the Company and CareerPath to jointly develop a co-branded web-site that will feature the content and services of both companies. CareerPath and the Company agreed to equally share up to $90,000 of the costs associated with building the site and will promote the site to each other's member base. Any costs above $180,000 will be the responsibility of the Company.

    The Company and CareerPath agreed to a revenue sharing arrangement for transactions conducted through the co-branded site, including subscriptions for products and services and advertising revenue.

    As part of the agreement, the Company agreed to advance $500,000 to CareerPath against CareerPath's year one share of revenues generated on the co-branded site and to purchase $1.5 million of advertising on CareerPath's site as well as their affiliated newspapers.

    The Company has agreed to pay the revenue share advance and advertising fees in restricted common stock at a fair market value of $8.15 per share or 245,355 shares. Upon issuance of the stock to CareerPath, the Company will record the $500,000 revenue share advance and $1.5 million advertising advance as prepaid royalties and prepaid advertising, respectively.

J.P. MORGAN:

    In December 1999, the Company entered into an agreement with J.P. Morgan & Co. ("J.P. Morgan") whereby J.P. Morgan will assist the Company for two years in developing its enhanced OPUS XCHANGE product in exchange for 39,000 shares of the Company's common stock with a fair value of $8.15 per share, or $318,000. The Company will charge to product development expense the fair market value of the shares issued to J.P. Morgan over the term of the agreement.

STOCK OPTIONS:


    In October 1998, the Company adopted the 1998 Stock Option Plan ("1998 Plan") which provides for the granting of non-qualified and incentive stock options to employees, board members and advisors. The plan authorized the granting of 6 million options and are for periods not to exceed ten years.


    For the year ended December 31, 1999, the Company recorded deferred compensation of approximately $5,758,000 in connection with the granting of options to employees and board members under the Plan. Deferred compensation related to options granted to employees and board members is being amortized over the vesting period of the options, which is generally four years. In December 1999, the Company fully vested certain options that would have otherwise vested over a four-year period. Accordingly, the Company charged to compensation expense any previously unamortized amounts related to these options. The Company recognized $756,000 as expense during the year ended December 31, 1999 relating to employee and board member options, which includes amounts related to the acceleration of certain options.


    In March 2000, the Company adopted the (1) 2000 Stock Option Plan (the "2000 Plan"), which provides for the granting of non-qualified and incentive stock options to employees, board members and advisors (2) the 2000 Non-Employee Directors' Plan (the "Non-Employee Director Plan"), which will provide

                              OPUS360 CORPORATION
for automatic, nondiscretionary grants, after the closing of the IPO, of non-qualified stock options to non-employee board members, as defined, and
(3) the 2000 Employee Stock Purchase Plan (the "ESPP"), which will permit eligible employees to acquire, through payroll deductions, shares of the Company's common stock after the closing of the IPO. The 2000 Plan and the Non-Employee Director Plan authorize the granting of 7.5 million and
1.13 million options, respectively, and provide for option terms not to exceed ten years. The ESPP authorizes the issuance of 2.25 million shares to participating employees.



    In the first quarter of 2000, the Company recorded additional deferred compensation of $8,081,000, primarily related to options granted to our new president, in connection with granting options to employees and board members.



    The Company expects to amortize unamortized deferred compensation expense of $13,083,000 as follows:



For the year ended December 31, 2000........................  $5,487,000
For the year ended December 31, 2001........................  $3,260,000
For the year ended December 31, 2002........................  $3,260,000
For the year ended December 31, 2003........................  $1,076,000



    In connection with the granting of approximately 322,000 stock options in 1999 to non-employees, the Company recorded deferred compensation expense of approximately $1,916,000 for the year ended December 31, 1999. These options have been issued under the Plan and generally vest over three to four years. The Company will amortize deferred compensation for those options issued to non-employees in accordance with EITF 96-18 and will record expense for the fair market value of the options at each interim reporting date over which the options vest. Fair market value at each date of grant and interim reporting period was calculated using the Black-Scholes pricing model.


    In December 1999, the Company fully vested certain options to non-employees which would have otherwise vested over a three-year period. Accordingly, the Company revalued and immediately expensed the fair value of the accelerated options and amortized to compensation expense any previously unamortized deferred compensation related to these options.

    The Company recognized expense of $1,449,000 for the year ended
December 31, 1999 relating to the vesting of approximately 245,000 non-employee options, which includes amounts related to the acceleration of certain options. The Company cannot presently determine the amount of future compensation expense it may record related to the remaining unvested options issued to non-employees as these amounts are subject to adjustment based on the fair market value of the Company's common stock at each reporting date.

    The following transactions occurred with respect to the Company's 1998 Stock Option Plan:

                                                                      Weighted
                                                                      Average
                                                        Shares     Exercise Price
                                                      ----------   --------------
Granted.............................................   1,425,000       $ 0.55
Canceled............................................          --           --
                                                      ----------
Outstanding, December 31, 1998......................   1,425,000         0.55
Granted.............................................   4,675,000         1.15
Canceled............................................    (732,000)       (0.63)
Exercised...........................................     (28,000)        0.33
                                                      ----------
Outstanding, December 31, 1999......................   5,340,000       $ 1.09
                                                      ==========

                              OPUS360 CORPORATION

    The following table summarizes information concerning outstanding options at December 31, 1998:

                          Options Outstanding
                     ------------------------------                        Options Exercisable
                                      Weighted-                        ----------------------------
                                       Average          Weighted-                       Weighted
     Range of          Number         Remaining          Average         Number         Average
  Exercise Price     Outstanding   Contractual Life   Exercise Price   Outstanding   Exercise Price
  --------------     -----------   ----------------   --------------   -----------   --------------
    $0.32-$0.45         713,000          9.83              $0.38          32,000          $0.38
    $0.50-$0.67         360,000          9.90              $0.61           9,000          $0.58
    $0.79-$0.83         352,000          9.98              $0.81           1,000          $0.81
                      ---------                                          -------
                      1,425,000                                           42,000
                      =========                                          =======

    The following table summarizes information concerning outstanding options at December 31, 1999:

                          Options Outstanding
                     ------------------------------                        Options Exercisable
                                      Weighted-                        ----------------------------
                                       Average          Weighted-                       Weighted
     Range of          Number         Remaining          Average         Number         Average
  Exercise Price     Outstanding   Contractual Life   Exercise Price   Outstanding   Exercise Price
  --------------     -----------   ----------------   --------------   -----------   --------------
    $0.32-$0.45       2,894,000          9.18              $0.37         590,000          $0.37
    $0.50-$0.67         360,000          8.90              $0.61          99,000          $0.60
    $0.79-$0.83         252,000          9.07              $0.80          78,000          $0.80
    $1.47-$1.85         916,000          9.52              $1.83          99,000          $1.81
    $2.67-$3.07         894,000          9.76              $2.77          40,000          $2.79
       $8.00             24,000          9.98               8.00              --           8.00
                      ---------                                          -------
                      5,340,000                                          906,000
                      =========                                          =======

    Pro forma information regarding net loss is required by SFAS No. 123 which also requires that the information be determined as if the Company has accounted for its stock options under the fair value method of the statement. The fair value for these options was estimated using the minimum value method with the following assumptions:

                                                     1998                   1999
                                             ---------------------  ---------------------
Average risk-free interest rate............      4.68% ~ 5.07%          4.63% ~ 5.42%
Dividend yield.............................          0.0%                   0.0%
Average life...............................        6.9 years              6.8 years

    Because determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph, the above results may not be representative of future periods. The Company's pro forma information is as follows:

                                                       1998          1999
                                                   ------------  -------------
Pro forma net loss available to common
  stockholders...................................  $(1,039,000)  $(30,272,556)
Pro forma basic and diluted loss per share.......    $(0.11)        $(3.00)

(11) Segment Information

    In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's reportable segments are business units that offer different products and services throughout the United States.

                              OPUS360 CORPORATION

    The Company's reportable segments are as follows:

    - FREEAGENT.COM SERVICES--which includes FREEAGENT.COM, a web-site that enables independent professionals to manage their careers by offering access to project opportunities and corporate products and services; and, FREEAGENT E.OFFICE, a back-office and employer service for independent professionals. Independent professionals who elect to receive FREEAGENT E.OFFICE services are the Company's contractual employees for federal income tax purposes and for whom the Company prepares IRS Form W-2's. The Company enters into contracts with organizations for projects to be performed by FREEAGENT E.OFFICE employees, process invoices on their behalf and, upon receipt of amounts due from the contracting organization for the services rendered by the FREEAGENT E.OFFICE employees, remit the amount to them after deducting payroll taxes, the fees charged by the Company and directing amounts to their health insurance and 401(k) retirement plans, as directed by the FREEAGENT E.OFFICE employee.

    - APPLICATION AND PROCUREMENT SERVICES--which includes OPUS XCHANGE, a web-based platform designed to enable corporations, professional service firms, staffing vendors and other buyers of project-based labor to procure these services in an exchange-based environment by using search technologies to match people with projects; and, OPUSRM, a labor resource management service designed to centralize resource and project information and enable organizations to manage their internal and external labor resources.

    The Company's accounting policies for these segments are the same as those described in the summary of Significant Accounting Policies.

    The table below presents information about segments used by the chief operating decision-maker of Opus for the period from August 17, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999.

                                          Application
                                              and
                                          Procurement   FreeAgent
                                           Services      Services       Total
                                          -----------   ----------   -----------
1999:
  Revenues..............................  $        --   $  419,000   $   419,000
  Gross (loss) profit...................           --      158,000       158,000
  Net loss before equity-based
    compensation charges................  (18,943,000)  (7,999,000)  (26,942,000)
  Total assets..........................   37,864,000    2,852,000    40,716,000

1998:
  Revenues..............................  $        --   $       --   $        --
  Gross profit..........................           --           --            --
  Net income (loss).....................   (1,035,000)          --    (1,035,000)
  Total assets..........................    5,886,000           --     5,886,000

    For the year ended December 31, the reconciliation between segment net loss and net loss from operations is as follows:

Segment net operating loss..................................  $(26,942,000)
Equity-based compensation...................................     2,448,000
Enterprise net operating loss...............................  $(29,390,000)

                              OPUS360 CORPORATION

(12) Employee Benefit Plan

    During 1999 and 1998, the Company sponsored a 401(k) Defined Contribution Retirement Plan ("the Plan") under which substantially all full-time employees were eligible to participate. The Company made no matching contributions to the Plan during 1999 and 1998. In addition, the Company's Churchill subsidiary provides a separate 401(k) plan for FREEAGENT E.OFFICE MEMBERS.

    The Churchill plan allows for employees to contribute up to 15% of eligible compensation and a discretionary match by the Company. The Company's contribution to the subsidiary's 401(k) plan from May 27, 1999, the date Churchill was acquired, to December 31, 1999 was $558,000.

    The Company does not provide any post retirement or any post employment benefits.

(13) Subsequent Events

INDUSTRYINSITE.COM:

    On January 10, 2000, the Company acquired from BrainStorm Interactive Inc. all of the related assets and liabilities of IndustryInsite.com ("IndustryInsite.com"), a web-site operated by BrainStorm, for an aggregate purchase price of $1,000,000. The purchase price was paid as follows:
i) $650,000 on closing and ii) a $350,000 note payable which will be due upon the earlier of (i) ninety days from closing (ii) three business days after the completion of the Company's IPO and (iii) a change of control of the Company, as defined.

ITHORITY CORPORATION:

    On January 20, 2000, the Company acquired 100% of the outstanding equity of Ithority Corporation ("Ithority") in exchange for approximately 243,474 shares of the Company's common stock valued at $2 million, or $8.21 per share, plus $250,000 on closing and $250,000 upon the earlier of integration of Ithority's web-site with the Company's or 120 days subsequent to closing.

    The former shareholders of Ithority are also entitled to approximately 182,599 shares, which have been placed in escrow (the "Ithority Escrow Shares") plus $4 million of the Company's common stock payable one year from the date of closing based upon the then fair market of the Company's common stock (the "Ithority Additional Shares"). The Ithority Escrow Share will be released one year from the date of closing and are subject to certain representations and warranties provided by the selling shareholders.


    Approximately 178,240 of the Ithority Escrow Shares and 97% of Ithority Additional Shares payable to certain selling shareholders are subject to three year vesting agreements whereby the Company has the right but not the obligation to repurchase these shares for $0.01 per share in the event the shareholder is no longer employed by the Company. The Company will record deferred compensation expense for the fair market value of the shares, which are subject to employment, and will amortize such amounts over the vesting period.


    Under Rule 3-05 of Regulation S-X, the Company is required to file with the SEC audited financial statements of Ithority Corporation as soon as possible but in no event more than 75 days from the consummation of the acquisition.

PEOPLEMOVER, INC.:


    On February 24, 2000, the Company acquired all of the outstanding equity of PeopleMover, Inc. ("PeopleMover") for approximately 2,634,000 shares of common stock. Additionally, the Company will

                              OPUS360 CORPORATION
exchange options to purchase approximately 1,189,000 shares of its common stock for outstanding stock options to purchase PeopleMover common stock.


    The acquisition of PeopleMover consists of the following:

    - 2,634,000 shares of Opus360 common shares valued at approximately $23,990,000, or $9.11 per share;

    - the assumption by Opus360 of options to purchase shares of PeopleMover common stock, to be exchanged for options to purchase approximately 1,189,000 shares of Opus360 common stock. The options have been valued at approximately $7,875,000 using the Black-Scholes pricing model. Such shares have an aggregate exercise price of approximately $5,175,000; and

    - the Company also anticipates acquisition costs of approximately $300,000 related to the merger.

    Approximately 342,000 shares issued to the PeopleMover shareholders are subject to a three-year restricted stock vesting agreement, whereby, the Company has the right but not the obligation to repurchase these shares for $0.01 per share in the event the shareholder is no longer employed by the Company. The Company will only include the vested portion of the restricted shares for purposes of calculating basic earnings per share. The Company will also include the unvested portion of the restricted shares for purposes of calculating diluted earnings per share, if such amounts are dilutive.

    The value of the approximately 342,000 shares, which are subject to the three-year vesting agreement, is approximately $3,134,000 and will be recorded to deferred compensation expense and amortized over the term of the vesting agreement.

    In connection with its negotiations to acquire PeopleMover, the Company entered into an interim funding agreement with PeopleMover pursuant to which the Company agreed to provide loans to PeopleMover through the earlier of March 3, 2000 or the date that the acquisition agreement is signed. The aggregate amount of the loans, which have a stated interest rate of 18% cannot exceed
$3.0 million. If the acquisition agreement is executed during the loan period, the aggregate amount of any outstanding principal and accrued interest will reduce the purchase price of the acquisition on a dollar for dollar basis. As of December 31, 1999, the Company had outstanding loans of $575,000 to PeopleMover.

    The Company intends to account for the acquisition of PeopleMover using the purchase method and, accordingly, the results of operations of PeopleMover will be included in the Company's consolidated financial statements from the date of acquisition. The purchase price will be preliminarily allocated to PeopleMover's historical assets and liabilities based on the carrying values of the assets acquired and liabilities assumed.

    The following pro forma financial information represents the preliminary allocation of the purchase price over historical net book values of the acquired assets and assumed liabilities of PeopleMover at December 31, 1999, and are for illustrative purposes only. Goodwill and other intangibles expected to be created, as a result of the PeopleMover acquisition will be amortized over three years. Actual fair values will be based on

                              OPUS360 CORPORATION
financial information as of the acquisition date. Assuming the transaction had occurred on December 31, 1999, the preliminary allocation would have been as follows:

Value of shares not subject to restricted stock vesting
agreement                                                     $20,880,000
Value of stock options issued, measured using Black-Scholes
pricing model                                                   7,875,000
Estimated costs associated with acquisition                       300,000
Conversion of redeemable preferred stock                       (5,425,000)
Conversion of notes payable into equity                        (1,375,000)
Negative net assets acquired, as of December 31, 1999           9,371,000
                                                              -----------
Excess purchase price over net assets acquired                $31,626,000

    The excess purchase price over the net assets acquired in the PeopleMover transaction has been preliminarily assigned to goodwill, which will be amortized over three years, and may be subject to change upon evaluation of the fair value of PeopleMover's acquired assets and liabilities as of the acquisition date as well as the potential identification of certain intangible assets, including customer lists and in-process technology. The Company expects to amortize fixed and intangible assets acquired over the same three-year period of time and accordingly, any changes from the final allocation of the purchase price is not expected to have a material impact on the Company's Statement of Operations.

EMPLOYMENT AGREEMENTS:

    In connection with the Ithority and PeopleMover transactions, the Company entered into various three-year employment contracts with certain former employees which obligate the Company to annual salaries totaling approximately $630,000 plus the opportunity to participate in the Company's bonus and benefit plans.

    On January 21, 2000, the Company entered into a three-year employment agreement with Mr. Richard S. Miller, who will assume the role of President and Chief Operating Officer, which obligates the Company to pay an annual salary of $250,000. The Agreement further provides that Mr. Miller will be eligible for annual bonuses of not less than $100,000 per year if certain performance criteria are met.

    In connection with the January 21, 2000 employment agreement, Mr. Miller has been granted incentive stock options to purchase 32,918 shares of Opus common stock at fair market value or $9.11 per share and non-qualified stock options to purchase 1,474,582 shares of common stock of which 300,000 have a strike price of $2.67 and are immediately vested, 600,000 have a strike price of $2.67 and vest over 3 years and the remaining 574,582 have a strike price of $8.00 and vest over 3 years. The Company will record deferred compensation of $6,425,000 in connection with Mr. Miller's option grants and will amortize this amount to compensation expense over the three-year vesting term of Mr. Miller's options. The non-qualified options issued to Mr. Miller have been issued outside of the Company's existing Stock Option Plan.

    In February 2000, the Company entered into three-year agreements with several of its employees, who are also stockholders, which obligate the Company to annual salaries totaling approximately $3.2 million. Pursuant to the terms of some of these agreements, the Company has the right to purchase 3,787,500 shares for approximately $140,000 from these individuals at the employees original cost if these employees are either terminated for cause or resign during the year ended December 31, 2000.

LUCENT:

    On February 7, 2000, the Company entered into a strategic relationship with Lucent, whereby Lucent will assist the Company in developing its OPUSRM product for two years in exchange for two warrants to immediately purchase shares of its common stock. John L. Drew, a member of the Company's board, is the

                              OPUS360 CORPORATION
chief executive officer of the NetCare Professional Services Division of Lucent and an executive vice president of Lucent. The first warrant entitles Lucent to purchase up to 225,000 shares of the Company's common stock at the exercise price of $3.33 per share for one year from the date of grant, subject to extension if the Company's IPO does not close by March 31, 2000. In connection with the granting of the first warrant to Lucent on February 7, 2000, the Company will record prepaid expense of approximately $1,345,000, representing the fair market value of the warrant calculated using the Black-Scholes pricing model which will be amortized over the term of the agreement. The second warrant will be exercisable for a three-year period commencing on the 240th day after the effective date of the Company's IPO. The exercise price of the second warrant will be equal to the average market price of the Company's common stock during the 10 trading days immediately preceding the date the warrant first becomes exercisable. The number of shares issuable upon the exercise of the second warrant will be determined by dividing $2,655,000 by the present value of a warrant to purchase one share of the Company's common stock, as determined by the Black-Scholes option pricing model, with the strike price assumed to be the actual exercise price and the volatility rate assumed to be 100%. The Company will record prepaid expense for the second warrant at the time of issuance which will represent the then fair market value of the warrant calculated using the Black-Scholes pricing model and will be amortized over the remaining life of the original 2-year agreement.

DELL:

    On March 1, 2000 the Company entered into a stock purchase agreement with Dell USA L.P. ("Dell"), an affiliate of Dell Computer Corporation, whereby Dell agreed to purchase up to $14 million of the Company's common stock at a price equal to the initial public offering price per share less an amount equal to the per share underwriting discount and commissions received by the underwriters. The closing of the concurrent placement is contingent on and will close simultaneously with the closing of the Company's initial public offering.

    The shares being sold in the concurrent placement will not be registered for immediate sale under the Securities Act and subject to certain limited exceptions involving a sale of the company or a change of control, Dell has agreed not to sell the shares it acquires in the concurrent placement for a one year period.

    In connection with Dell's purchase of the Company's common stock, Dell Marketing LP, the marketing affiliate of Dell Computer Corporation will enter into a marketing agreement pursuant to which Dell Marketing will provide a prominent link to the Company's web site on its web site. The marketing arrangement will become effective with the closing of the concurrent placement and will be for a period of one year.

                          Independent Auditors' Report

To the Stockholder
The Churchill Benefit Corporation

    We have audited the accompanying balance sheets of The Churchill Benefit Corporation as of December 31, 1997 and 1998 and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Churchill Benefit Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
October 8, 1999

                       THE CHURCHILL BENEFIT CORPORATION

                                 Balance Sheets

                           December 31, 1997 and 1998

                                                                                      March 31,
                                                              1997         1998         1999
                                                           ----------   ----------   -----------
                                                                                     (Unaudited)
                         Assets
Current assets:
  Cash...................................................  $    3,000   $   84,000   $  591,000
  Accounts receivable....................................   1,436,000    1,793,000    1,837,000
  Other current assets...................................          --        5,000        4,000
                                                           ----------   ----------   ----------
    Total current assets.................................   1,439,000    1,882,000    2,432,000
Property and equipment, net of accumulated depreciation
  of $8,000 in 1997 and $27,000 in 1998..................      10,000        7,000        6,000
                                                           ----------   ----------   ----------
                                                           $1,449,000   $1,889,000   $2,438,000
                                                           ==========   ==========   ==========

          Liabilities and Stockholder's Equity
Current liabilities:
  Accounts payable and accrued expenses..................  $   30,000   $   11,000   $    5,000
  Accrued wages..........................................   1,198,000    1,646,000    2,279,000
                                                           ----------   ----------   ----------
    Total current liabilities............................   1,228,000    1,657,000    2,284,000
                                                           ----------   ----------   ----------

Stockholder's equity:
  Common stock, $1 par value, 1,000 shares authorized,
    issued and outstanding...............................       1,000        1,000        1,000
  Retained earnings......................................     220,000      231,000      153,000
                                                           ----------   ----------   ----------
    Total stockholder's equity...........................     221,000      232,000      154,000
                                                           ----------   ----------   ----------
Commitments..............................................  $1,449,000   $1,889,000   $2,438,000
                                                           ==========   ==========   ==========

              See the accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                            Statements of Operations

                     Years ended December 31, 1997 and 1998

                                                                              Three         Three
                                                                             Months        Months
                                                                              Ended         Ended
                                                                            March 31,     March 31,
                                                       1997       1998        1998          1999
                                                     --------   --------   -----------   -----------
                                                                           (Unaudited)   (Unaudited)
Revenues...........................................  $658,000   $799,000     $200,000      $177,000
Cost of revenues...................................    17,000     68,000       17,000        18,000
                                                     --------   --------     --------      --------
  Gross profit.....................................   641,000    731,000      183,000       159,000
General and administrative expenses................   525,000    524,000      131,000       237,000
                                                     --------   --------     --------      --------
  Operating income.................................   116,000    207,000       52,000       (78,000)
Interest income....................................     3,000      3,000           --            --
                                                     --------   --------     --------      --------
  Net income (loss)................................  $119,000   $210,000     $ 52,000      $(78,000)
                                                     ========   ========     ========      ========

Basic and diluted net income (loss) per share......  $ 119.00   $ 210.00     $  52.00      $ (78.00)
                                                     ========   ========     ========      ========
Weighted average shares outstanding used in basic
  and fully diluted net loss.......................     1,000      1,000        1,000         1,000
                                                     ========   ========     ========      ========

                See accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                       Statements of Stockholder's Equity

                     Years ended December 31, 1997 and 1998

                                                           Common Stock                       Total
                                                        -------------------   Retained    Stockholder's
                                                         Shares     Amount    Earnings       Equity
                                                        --------   --------   ---------   -------------
Balance at December 31, 1996..........................   1,000      $1,000    $ 185,000     $ 186,000
Distribution to stockholder...........................      --          --      (84,000)      (84,000)
Net income............................................      --          --      119,000       119,000
                                                         -----      ------    ---------     ---------
Balance at December 31, 1997..........................   1,000       1,000      220,000       221,000
Distribution to stockholder...........................      --          --     (199,000)     (199,000)
Net income............................................      --          --      210,000       210,000
                                                         -----      ------    ---------     ---------
Balance at December 31, 1998..........................   1,000      $1,000    $ 231,000     $ 232,000
                                                         =====      ======    =========     =========

                See accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                            Statements of Cash Flows

                     Years ended December 31, 1997 and 1998

                                                                     Three Months     Three Months
                                                                    Ended March 31   Ended March 31
                                              1997        1998           1998             1999
                                            ---------   ---------   --------------   --------------
                                                                     (Unaudited)      (Unaudited)
Cash flows provided by operating
  activities:
  Net income (loss).......................  $ 119,000   $ 210,000      $  52,000        $ (78,000)
  Adjustment to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation..........................      5,000      19,000          1,000            5,000
    Cash provided by (used for) changes
      in:
      Accounts and unbilled receivables...   (427,000)   (357,000)       177,000          (44,000)
      Other current assets................         --      (5,000)            --            1,000
      Accounts payable and accrued
        expenses..........................    (13,000)    (19,000)       (30,000)          (6,000)
      Accrued labor.......................    517,000     448,000         50,000          633,000
                                            ---------   ---------      ---------        ---------
        Net cash provided by operating
          activities......................    201,000     296,000        250,000          511,000
                                            ---------   ---------      ---------        ---------
Cash flows used in investing activities:
  Additions to property and equipment.....         --     (16,000)            --           (4,000)
                                            ---------   ---------      ---------        ---------
        Net cash used in investing
          activities......................         --     (16,000)            --           (4,000)
                                            ---------   ---------      ---------        ---------
Cash flows used in financing activities:
  Repayment of stockholder loan...........    (22,000)         --             --               --
  Distributions to stockholders...........    (84,000)   (199,000)            --               --
                                            ---------   ---------      ---------        ---------
        Net cash used in financing
          activities                         (106,000)   (199,000)            --               --
        Net increase in cash and cash
          equivalents.....................     95,000      81,000        250,000          507,000
Cash and cash equivalents at beginning of
  year....................................    (92,000)      3,000          3,000           84,000
                                            ---------   ---------      ---------        ---------
Cash and cash equivalents at end of
  year....................................  $   3,000   $  84,000      $ 253,000        $ 591,000
                                            =========   =========      =========        =========

                See accompanying notes to financial statements.

                       THE CHURCHILL BENEFIT CORPORATION

                         Notes to Financial Statements

                           December 31, 1997 and 1998

(1) Summary of Significant Accounting Policies

(A) OPERATIONS

    The Churchill Benefit Corporation (the "Company") was incorporated in 1986 under the laws of New Jersey and maintains its headquarters in Florida. The Company has reincorporated in the state of Delaware. The Company is an S-corporation and is owned by one individual.

    The Company was organized to provide back office services to independent professionals, including billing and collection, in exchange for a monthly fee. The Company treats each of these individuals as an employee for federal income tax purposes ("Contract Employees"). The monthly fee charged by the Company has varied over the years.

    The Company's Contract Employees are primarily information technology professionals and are responsible for finding their own customers. The Company then contracts, invoices and collects from the customers on behalf of the Contract Employees. As part of its agreement with the Contract Employees, the Company is not obligated to remit any money to the Contract Employee until it has collected from the customer for whom the Contract Employee has performed services. Upon collection, the Company remits the money to the employees after withholding the appropriate payroll taxes, the health and retirement benefits which the Contract Employee has elected to receive, and the Company's monthly fee. In certain cases, the Company will pay the employee prior to collection of the related receivable.

    BASIS OF PRESENTATION

    The accompanying financial statements reflect a change in how the Company recognizes revenue. The Company currently recognizes as revenue the monthly fee it charges to its Contract Employees for providing its E.OFFICE services as these services are provided. Previously, the Company recorded as revenue the gross billings from services provided by its Contract Employees to customers with whom the Company contracts, invoices and collects on behalf of its Contract Employees. The Company would then record a corresponding charge to cost of revenues for the same amount less its service fee. This change in the Company's revenue recognition policy has no effect on historical net income or loss.

    The Company believes its current revenue recognition policy clarifies its financial position and result of operations and is consistent with the view of the Securities and Exchange Commission on revenue recognition issued in Staff Accounting Bulletin No. 101. (See footnote 7).

(B) INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The statements of operations, and cash flows of the Company for the three months ended March 31, 1998 and 1999 are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations and cash flows, have been included in such unaudited financial statements. The results of operations for the three months ended
March 31, 1998 and 1999 are not necessarily indicative of the results to be expected for the entire year.

                       THE CHURCHILL BENEFIT CORPORATION

                           December 31, 1997 and 1998

(C) CASH

    The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

(D) ACCOUNTS RECEIVABLE AND ACCRUED WAGES PAYABLE

    Accounts receivable represents amounts invoiced by the Company on behalf of its Contract Employees for services rendered to a customer that has contracted with the Company. Included in accounts receivable is approximately $462,000 and $509,000 as of December 31, 1997 and 1998, respectively, representing services performed by the Company's Contract Employees prior to year-end and invoiced shortly thereafter. Accrued wages represents the amounts owed to the Company's Contract Employees for services rendered under contracts with third parties.

(E) REVENUE RECOGNITION

    The Company recognizes as revenue the fees it charges to its contract employees in the period in which it provides its services.

(F) COST OF REVENUES

    Cost of revenues primarily includes salaries paid to the Company's staff that help administer the Company's services.

(G) PROPERTY AND EQUIPMENT

    Furniture and equipment consists of office furniture and computer equipment, and is being depreciated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Depreciation expense totaled $5,000 and $20,000 for the years ended
December 31, 1997 and 1998, respectively.

(H) ESTIMATES

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(I) INCOME TAXES

    The Company operates as an S-corporation under the Internal Revenue Code and therefore, was not subject to federal and state corporate income taxes. Under the S-corporation provision of the Code, the shareholders of the Company include their share of the Company's income on their personal income tax returns. Accordingly, these financial statements contain no provision or benefit and no assets or liabilities for federal or state income taxes.

    For the years ended December 31, 1997 and 1998, net income would have been approximately $71,000 and $126,000, respectively, assuming the Company's income before taxes was subject to a combined federal and state income tax rate of 40%.

                       THE CHURCHILL BENEFIT CORPORATION

                           December 31, 1997 and 1998

(J) RECENT ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for all periods presented.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has determined that it does not have any separately reportable business segments.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) Furniture and Equipment

    Furniture and equipment at December 31, 1997 and 1998 consist of the following:

                                                             1997       1998
                                                           --------   --------
Office equipment.........................................  $  5,000   $ 10,000
Office furniture.........................................     6,000      6,000
Computer equipment.......................................     7,000     18,000
                                                           --------   --------
  Total..................................................    18,000     34,000
Less accumulated depreciation............................    (8,000)   (27,000)
                                                           --------   --------
  Furniture and equipment, net...........................  $ 10,000   $  7,000
                                                           ========   ========

    Depreciation expense for the years ended December 31, 1997 and 1998 totaled approximately $5,000 and $19,000, respectively, and is included in general and administrative expense in the accompanying statements of operations.

                       THE CHURCHILL BENEFIT CORPORATION

                           December 31, 1997 and 1998

(3) Commitments

    The Company is obligated under various non-cancelable lease agreements primarily for office space that expire over the next two years. Future minimum rental payments under non-cancelable operating leases as of December 31, 1998 are:

                                                              Operating
                                                               Leases
                                                              ---------
1999........................................................   $28,000
2000........................................................    16,000
                                                               -------
Total minimum lease payments................................   $44,000
                                                               =======

    Rental expense for the years ended December 31, 1997 and 1998 were $17,000 and $23,000 respectively.

(4) Retirement Plans

    The Company has a 401(k) defined contribution retirement plan. The plan allows for employees to contribute up to 15% of eligible compensation and a discretionary match by the Company. The Company elected not to make any matching contributions for the years ended December 31, 1997 and 1998.

(5) Concentrations

    At December 31, 1997 and 1998, five clients accounted for $558,000 and $828,000 of unbilled and billed accounts receivable respectively.

(6) Subsequent Events

    On May 27, 1999, the Company entered into an agreement with the Opus360 Corporation ("Opus360"), whereby the sole shareholder of the Company sold 100% of the issued and outstanding shares of the Company in exchange for common stock of Opus360. Subsequent to sale, the Company became a wholly owned subsidiary of Opus360.

(7) Change in Accounting Policy

    The following table shows the impact of the Company's change in accounting policy regarding revenue recognition for the years ended December 31, 1997 and 1998.

                                          1997                     1998
                                 ----------------------   ----------------------
                                 Current     Previous     Current     Previous
                                 --------   -----------   --------   -----------
Revenue........................  $658,000   $13,220,000   $799,000   $19,682,000
Cost of revenue................    17,000    12,562,000     68,000    18,883,000
Gross profit...................   641,000       658,000    731,000       799,000
Net income.....................  $119,000   $   119,000   $210,000   $   210,000

                       Report of Independent Accountants

Board of Directors and Stockholders
PeopleMover, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of PeopleMover, Inc. (the "Company"), at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

January 14, 2000, except for the subsequent event described in Note 10, as to which the date is February 24, 2000, and the commitment of support described in Note 1, as to which the date is February 29, 2000

Woodland Hills, California

                               PeopleMover, Inc.

                                 Balance Sheets

                           December 31, 1999 and 1998

                                                                  1999          1998
                                                              ------------   -----------
                           Assets

Cash and cash equivalents...................................  $    241,167   $ 4,134,870
Accounts receivable.........................................       624,397       414,924
Prepaid expenses and other current assets...................       214,577        89,912
                                                              ------------   -----------
    Total current assets....................................     1,080,141     4,639,706

Property and equipment, net.................................     1,215,329       278,495
Other assets................................................       114,311            --
                                                              ------------   -----------
    Total assets............................................  $  2,409,781   $ 4,918,201
                                                              ============   ===========

           Liabilities and Stockholders' Deficit

Lines of credit.............................................  $    980,000   $   171,432
Accounts payable............................................       712,464       384,130
Accrued liabilities.........................................       512,871       203,982
Deferred revenue and customer deposits......................     1,686,288       340,127
Capital lease obligations, current portion..................       186,346        56,948
Notes payable...............................................     1,950,000            --
                                                              ------------   -----------
    Total current liabilities...............................     6,027,969     1,156,619
Capital lease obligations, net of current portion...........       328,425       127,215
                                                              ------------   -----------
    Total liabilities.......................................     6,356,394     1,283,834

Commitments and contingencies (Note 7)

Mandatory redeemable Series A convertible preferred stock,
  6,000,000 shares designated, $0.001 par value, 4,935,848
  shares issued and outstanding at December 31, 1999 and
  1998......................................................     5,424,709     4,968,500

Stockholders' deficit:
  Preferred stock, $0.001 par value; 15,000,000 shares
    authorized
  Common stock, $0.001 par value; 25,000,000 shares
    authorized, 5,488,204 and 5,228,500 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................         5,488         5,229
  Additional paid-in capital................................     1,785,945       101,612
  Deferred stock compensation...............................      (932,319)           --
  Accumulated deficit.......................................   (10,230,436)   (1,440,974)
                                                              ------------   -----------
    Total stockholders' deficit.............................    (9,371,322)   (1,334,133)
                                                              ------------   -----------
    Total liabilities and stockholders' deficit.............  $  2,409,781   $ 4,918,201
                                                              ============   ===========

    The following notes are an integral part of these financial statements.

                               PeopleMover, Inc.

                            Statements of Operations

                 For the Years Ended December 31, 1999 and 1998

                                                                 1999          1998
                                                              -----------   -----------
Revenues:
  License fees..............................................  $   457,172   $ 1,759,595
  Services..................................................      844,364     1,834,060
                                                              -----------   -----------
    Total revenues..........................................    1,301,536     3,593,655

Costs and expenses:
  Cost of revenues..........................................      938,663     1,998,275
  General and administrative................................    2,520,826     1,554,411
  Sales and marketing.......................................    1,951,726       594,224
  Research and development..................................    3,824,661       617,481
  Employee stock-based compensation charge..................      325,975            --
                                                              -----------   -----------
    Total costs and expenses................................    9,561,851     4,764,391
                                                              -----------   -----------
    Loss from operations....................................   (8,260,315)   (1,170,736)

Other income (expenses):
  Interest expense, net.....................................      (71,238)       (4,955)
  Other expense.............................................       (1,700)      (23,000)
                                                              -----------   -----------
    Net loss................................................   (8,333,253)   (1,198,691)

Preferred dividends.........................................     (456,209)           --
                                                              -----------   -----------
    Net loss attributable to common stock holders...........  $(8,789,462)  $(1,198,691)
                                                              ===========   ===========
Net loss per share--basic and diluted.......................  $     (1.67)  $     (0.23)
Weighted average number of shares--basic and diluted........    5,248,554     5,193,208

    The following notes are an integral part of these financial statements.

                               PeopleMover, Inc.

                      Statements of Stockholders' Deficit

                 For the Years Ended December 31, 1999 and 1998

                                                    Common Stock       Additional     Deferred                         Total
                                                --------------------    Paid-In         Stock       Accumulated    Stockholders'
                                                 Shares      Amount     Capital     Compensation      Deficit         Deficit
                                                ---------   --------   ----------   -------------   ------------   -------------
Balance at December 31, 1997..................  5,180,000    $5,180    $   3,061              --    $  (242,283)    $  (234,042)

  Issuance of common stock....................     10,000        10        9,990              --             --          10,000
  Issuance of common stock for services.......     38,500        39       38,461              --             --          38,500
  Issuance of stock options for services......         --        --       50,100              --             --          50,100
  Net loss....................................         --        --           --              --     (1,198,691)     (1,198,691)
                                                ---------    ------    ----------    -----------    ------------    -----------

Balance at December 31, 1998..................  5,228,500     5,229      101,612              --     (1,440,974)     (1,334,133)

  Preferred stock dividends...................         --        --           --              --       (456,209)       (456,209)
  Exercise of stock options and warrants......    259,704       259       16,450              --             --          16,709
  Unearned compensation relating to stock
    options...................................         --        --    1,258,294     $(1,258,294)            --              --
  Amortization of unearned compensation.......         --        --           --         325,975             --         325,975
  Issuances of stock options and warrants for
    services..................................         --        --      409,589              --             --         409,589
  Net loss....................................         --        --           --              --     (8,333,253)     (8,333,253)
                                                ---------    ------    ----------    -----------    ------------    -----------

Balance at December 31, 1999..................  5,488,204    $5,488    $1,785,945    $  (932,319)   $(10,230,436)   $(9,371,322)
                                                =========    ======    ==========    ===========    ============    ===========

    The following notes are an integral part of these financial statements.

                               PeopleMover, Inc.

                            Statements of Cash Flows

                 For the Years Ended December 31, 1999 and 1998

                                                                 1999          1998
                                                              -----------   -----------
Cash flows from operating activities:
  Net loss..................................................  $(8,333,253)  $(1,198,691)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      179,667        46,691
    Issuance of stock and stock options for services........      409,589        88,600
    Amortization of deferred stock compensation.............      325,975            --
    Changes in assets and liabilities:
      Increase in accounts receivable.......................     (209,473)     (414,924)
      Increase in prepaid expenses..........................     (124,665)      (62,165)
      Increase in other assets..............................     (114,311)           --
      Increase in account payable...........................      328,334       375,897
      Increase in accrued liabilities.......................      308,889       146,284
      Increase (decrease) in deferred revenue and customer
        deposits............................................    1,346,161      (121,140)
                                                              -----------   -----------
        Net cash used in operating activities...............   (5,883,087)   (1,139,448)
                                                              -----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment........................     (682,065)      (94,235)
                                                              -----------   -----------
        Net cash used in investing activities...............     (682,065)      (94,235)
                                                              -----------   -----------
Cash flows from financing activities:
  Proceeds from the issuance of notes payable...............    1,950,000       500,000
  Proceeds from borrowings under line of credit.............      980,000       171,432
  Repayments of borrowings under line of credit.............     (171,432)           --
  Net proceeds from issuance of mandatory redeemable
    preferred stock.........................................           --     4,468,500
  Proceeds from issuance of common stock....................       16,709        10,000
  Payments on capital lease arrangements....................     (103,828)      (24,136)
                                                              -----------   -----------
        Net cash provided by financing activities...........    2,671,449     5,125,796
                                                              -----------   -----------
        Net (decrease) increase in cash and cash
          equivalents.......................................   (3,893,703)    3,892,113

Cash and cash equivalents at beginning of period............    4,134,870       242,757
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $   241,167   $ 4,134,870
                                                              ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest................................................  $     4,955   $    24,936
    Income taxes............................................  $       800   $       800

  Non-cash transactions:
    Equipment under capital lease...........................  $   434,436   $   208,300
    Conversion of notes payable to mandatory redeemable
      preferred stock.......................................  $        --   $   500,000

    The following notes are an integral part of these financial statements.

                               PeopleMover, Inc.

                         Notes to Financial Statements

1. Description of Business and Basis of Presentation

    PeopleMover, Inc. (the "Company") designs, develops, markets and supports integrated enterprise software to the staffing industry through its client server architecture, and also a browser-based, Internet architecture for organizations facing workforce allocation challenges.

    The Company was originally incorporated in California in August 1983 under the name Micro J Systems, Inc. and its initial products were PC-based recruitment management systems and front office desktop software for smaller temporary help and staffing companies.

    On November 24, 1998, the Company completed its merger with PeopleMover, Inc. to effect the Delaware reincorporation whereby stockholders of Micro J Systems, Inc. exchanged their shares for a like number of shares of PeopleMover, Inc.

    The Company's financial statements for the year ended December 31, 1999 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company had negative cash flows from operations, net loss and an accumulated deficit of $5,883,087, $8,333,253 and $10,230,436, respectively, as of and for the year ended December 31, 1999. The Company expects to incur additional expenditures to complete and enhance its product offerings. The Company's revenues from product sales, maintenance contracts and consulting fees may not be sufficient to fund its working capital deficit and meet its expansion objectives over the next twelve months. Management recognizes that the Company may need to obtain additional financings or consider reductions in its operating costs to enable it to continue operations with available resources.

    In February 2000, the Company was acquired by Opus360 Corporation. Opus360 Corporation has committed to provide the Company with additional financial support as needed through March 1, 2001.

2. Summary of Significant Accounting Policies

    Use of Estimates

    In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

    Cash and Cash Equivalents

    The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. Such investments are valued at cost, which approximates fair market value.

    Property, Plant and Equipment

    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the useful economic lives of the assets. Leasehold improvements

                               PeopleMover, Inc.

2. Summary of Significant Accounting Policies (Continued) and equipment held under capital leases are amortized over the shorter of the estimated useful life or lease term. Depreciation and amortization periods by asset category are as follows:

Computer equipment and software.............................  3 years
Furniture, fixtures and office equipment....................  3 years
Equipment held under capital lease..........................  3 years

    Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the accumulated depreciation, with any resulting gain or loss included in the statements of operations.

    Long-Lived Assets

    The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

    Advertising Costs

    The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 1999 and 1998 totaled $483,209 and $312,713, respectively.

    Research and Development Costs

    Research and development costs are expensed as incurred.

    Revenue Recognition and Deferred Revenue

    The Company recognizes revenue from the sale of its software upon receipt of an executed sales agreement and delivery to the customer provided there are no vendor obligations to be fulfilled and collectibility is probable.

    The Company also recognizes revenue from contracts that require significant modification or customization of the software on a percentage of completion basis based on costs incurred. The Company provides for any anticipated losses on such contracts in the period in which such losses are first determinable.

    Services revenue includes support, education and consulting services. The Company provides software support and product upgrades to its customers through separately priced agreements. These support revenues are deferred and recognized on a straight-line basis over the term of the contract. Revenues from technical training and consulting services are recognized as these services are provided to customers.

    Product Development

    Product development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technical feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

                               PeopleMover, Inc.

2. Summary of Significant Accounting Policies (Continued)
    Income Taxes

    The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    Earnings Per Share

    Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net income by the weighted average number of shares of common stock outstanding and potential common shares outstanding during the period if their effect is dilutive. Potential common shares consist of common stock issuable on the exercise of outstanding options and warrants, on the conversion of Series A preferred stock, and on conversion of convertible notes payable. At December 31, 1999 and 1998, 10,004,473 and 6,950,743 potential common shares, respectively, are excluded from the determination of diluted net loss per share as the effect of such shares on a weighted average basis is anti-dilutive.

    Stock-based Compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18.

    Comprehensive Income

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity during the period except those resulting from investments by, or distributions to, stockholders. SFAS No. 130 has no impact on the Company's financial statements as the Company has no other elements of comprehensive income other than net income.

    Fair Value of Financial Instruments

    The estimated fair value of accounts receivable, accounts payable, accrued liabilities, deferred revenue and notes payable are carried at cost which approximates their fair market value because of the short-term maturity of these instruments.

    Concentrations of Credit Risk

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and trade accounts receivable. The Company maintains cash and cash equivalents

                               PeopleMover, Inc.

2. Summary of Significant Accounting Policies (Continued) with various domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

    At December 31, 1999, two customers accounted for 36% and 19% of trade account receivables. For the year ended December 31, 1999, the same two customers comprised 34% and 26% of the Company's revenue.

    At December 31, 1998, one customer accounted for 73% of trade accounts receivable. For the year ended December 31, 1998, a different customer accounted for 73% of the Company's revenue.

3. Property and Equipment

    Property and equipment consists of the following:

                                                                 1999        1998
                                                              ----------   --------
Computer equipment..........................................  $  382,018   $ 50,885
Furniture and fixtures......................................      16,569     31,611
Office equipment............................................      18,756      3,060
Computer software...........................................     356,233     38,800
Leasehold improvements......................................      32,845         --
Equipment under capital lease...............................     635,266    200,830
                                                              ----------   --------
                                                               1,441,687    325,186
Less, accumulated depreciation and amortization.............    (226,358)   (46,691)
                                                              ----------   --------
                                                              $1,215,329   $278,495
                                                              ==========   ========

    Accumulated depreciation and amortization on equipment held under capital leases amounted to $97,752 and $26,837 as of December 31, 1999 and 1998, respectively.

4. Income Taxes

    As a result of the Company's significant operating losses in 1999 and 1998, the Company has not recorded a provision for income taxes. The Company is a cash basis taxpayer.

                               PeopleMover, Inc.

4. Income Taxes (Continued)
    Deferred taxes reflect the net tax effects of temporary differences between the carry amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components for the Company's deferred taxes consisted of the following at December 31, 1999 and 1998:

                                                                 1999         1998
                                                              -----------   ---------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 3,001,931   $ 430,959
  R&E tax credit............................................      389,250     239,250
  Accrual to cash adjustment................................      887,923     181,386
  Less, valuation allowance.................................   (4,235,284)   (850,730)
                                                              -----------   ---------
    Net deferred tax assets.................................       43,820         865

Deferred tax liabilities:
  Depreciation and amortization.............................      (43,820)       (865)
                                                              -----------   ---------
    Net deferred tax liabilities............................      (43,820)       (865)
                                                              -----------   ---------
    Net deferred tax asset..................................  $        --   $      --
                                                              ===========   =========

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon the level of historical losses and projections of future taxable income over the periods in which the deferred tax assets are deductible, a full valuation allowance has been provided as management believes that it is more likely than not, based upon available evidence, that the deferred tax assets will not be realized.

    As of December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $7,796,000 and $3,935,000, respectively. The federal and state net operating loss carryforwards will begin to expire in 2018 and 2003, respectively. The Company's ability to utilize net operating loss carryforwards may be limited in the event that a change of ownership, as defined in the Internal Revenue Code, occurs in the future.

5. Lines of Credit

    In June 1999, the Company entered into a $500,000 credit facility with a bank. The facility comprises in aggregate a $500,000 line of credit consisting of a non-converting line and a converting line of credit. The Company borrowed $300,000 under the non-converting line of credit. The non-converting line of credit bears interest at the bank's prime plus 1.25% (9.75% at December 31, 1999) and is due in full on June 10, 2000. The Company may repay borrowings at any time.

    The converting line of credit is restricted for asset purchases and bears interest at the bank's prime rate plus 1.25% (9.75% at December 31, 1999). On November 30, 1999, the amounts borrowed under the line were converted to an amortizing term loan. The loan is repayable in monthly installments commencing December 30, 1999 through November 30, 2002. As of December 31, 1999, the outstanding balance on the equipment line of credit was $180,000.

    In November 1999, the Company entered into a $500,000 short-term credit facility and borrowed the entire $500,000. This line is repayable on January 25, 2000 and bears interest at the bank's prime rate plus 1.75% (10% at December 31, 1999).

                               PeopleMover, Inc.

5. Lines of Credit (Continued)
    Under the credit facilities, the Company is required to maintain certain financial and operating covenants, including liquidity and profitability ratios. Noncompliance with covenants is an event of default whereby the bank may call the outstanding balances. The Company was not in compliance with these covenants as of December 31, 1999, and management does not expect that the Company will be in compliance during 2000. The outstanding balance under the above facilities has been classified as a current liability. The credit facility is collateralized by a first lien on the Company's assets.

    The Company also has a $20,000 standby letter of credit in relation to certain leased equipment. The letter of credit expires on July 31, 2002.

    In 1998, the Company had a $500,000 line of credit facility with another bank. The Company was permitted to borrow against this line up to a maximum of 80% of gross receivables. The Company had outstanding borrowings of $171,432 at December 31, 1998, which were repaid during 1999.

6. Notes Payable

    In July 1998, the Company issued $500,000 8% convertible notes payable. In connection with the notes payable, the Company issued 123,399 warrants to the note holders to purchase common stock. The notes payable have been converted to Series A Preferred Stock on December 18, 1998, as discussed in Note 9. The warrants have an initial exercise price that will be based on one-tenth of the price per share of the Preferred Stock sold to the note holders upon conversion of the notes. Management believes this value approximates fair value. However, no value was ascribed to the warrants because fair value of the warrants issued was deemed to be immaterial. The warrants are exercisable from the date of issuance and expire on the fifth anniversary of the date of issuance. As of December 31, 1999, 24,680 warrants had been exercised.

    In August and September 1999, the Company issued $1,375,000 8% convertible notes payable. The notes convert automatically in the event of an equity offering raising more than $4,000,000. The notes are repayable on demand.

    In December 1999, the Company entered into discussions with a third party relating to the sale of the Company (see Subsequent Events, Note 10). In connection with the discussions, the Company entered into an interim funding agreement. Pursuant to the terms of the agreement, the third party will provide loans to the Company from time to time until the earliest of (a) March 3, 2000,
(b) the date the third party completes the acquisition of the Company, and
(c) 10 business days after the third party releases the Company from the provisions of the acquisition agreement. The maximum facility available to the Company is $3,000,000, though the Company is restricted such that no loan under the facility may exceed $250,000 or the aggregate of all loans within a 30-day period may not exceed $1,000,000. The facility bears interest rate at 18% per annum payable only in the event the acquisition is not completed. The Company may repay the loans at any time. In the event of (a) the expiration of the loan period other than by closing of the acquisition and (b) a consummation of an equity financing (after the date of the acquisition), the third party will convert in whole the outstanding principal on the loan into common stock at the price of shares in the equity offering. Loans under the agreement are subordinated to the Company's senior indebtedness. As of December 31, 1999, the Company had borrowed $575,000 under this facility.

                               PeopleMover, Inc.

7. Commitments and Contingencies

    Leases

    The Company leases its facility, certain computer equipment and office equipment under noncancelable leases with terms ranging up to five years.

    The future minimum lease payments under noncancelable leases at December 31, 1999 are as follows:

                                                              Capital    Operating
                                                               Leases     Leases
                                                              --------   ---------
2000........................................................  $230,345   $363,174
2001........................................................   203,145    379,197
2002........................................................   106,386    128,179
2003........................................................    37,112         --
2004........................................................    18,866         --
                                                              --------   --------
Total minimum lease payments................................   595,854   $870,550
                                                                         ========
Less, amount representing interest..........................   (81,083)
                                                              --------
Present value of net lease payments.........................  $514,771
                                                              ========

    Lease expense for the years ended December 31, 1999 and 1998 amounted to $444,180 and $72,756, respectively.

8. Capitalization

    Stock Split

    In July 1998, the Board of Directors approved a 10,000 to 1 common stock split which was effected July 28, 1998. In addition, the par value of the Company's common stock was changed from $1.00 to $.001 per share and the authorized shares of common stock were increased from 2,500 to 25 million shares. All references in the accompanying financial statements related to common stock have been adjusted to reflect the stock split.

    Stock Options

    The Company's Stock Option Plan permits the granting of incentive and nonqualified stock options to employees, consultants, directors and officers of the Company. The Board of Directors approved up to an aggregate of 4,407,500 shares for issuance under this plan. Options were granted at prices that management believes approximate fair market value. Stock options generally vest over four years and have a life of 10 years.

                               PeopleMover, Inc.

8. Capitalization (Continued)
    The following summarizes activity for stock options granted to employees under the Plan for the years ended December 31, 1999 and 1998:

                                                                            Weighted
                                                                            Average
                                                                            Exercise
                                                                Shares       Price
                                                              -----------   --------
Outstanding at December 31, 1997............................      890,000    $ 0.05
Granted.....................................................      745,500      0.10
Forfeited...................................................     (115,000)    (0.10)
                                                              -----------    ------

Outstanding at December 31, 1998............................    1,520,500      0.07
Granted.....................................................    2,803,000      0.32
Forfeited...................................................   (1,002,000)    (0.13)
Exercised...................................................      (14,375)    (0.12)
                                                              -----------    ------

Outstanding at December 31, 1999............................    3,307,125      0.27
                                                              ===========

Options exercisable at December 31, 1999....................      514,125      0.06

Options exercisable at December 31, 1998....................      361,875      0.07

Options available for future grant..........................    1,100,375

Weighted average fair value of options granted in the year
  ended
  December 31, 1998.........................................                   0.02

Weighted average fair value of options granted in the year
  ended
  December 31, 1999.........................................                 $ 0.36

    The following table summarizes information about employee stock options outstanding at December 31, 1999.

                    Options Outstanding at December 31, 1999     Options Exercisable at
                    -----------------------------------------      December 31, 1999
                                     Weighted                   ------------------------
                                     Average       Weighted                    Weighted
                     Number of      Remaining       Average      Number of     Average
     Exercise          Shares      Contractual     Exercise       Shares       Exercise
      Price         Outstanding    Life (Years)      Price      Exercisable     Price
------------------  ------------   ------------   -----------   -----------   ----------
      $0.01            450,000         7.00          $0.01         337,500       $0.01
   $0.10--$0.11        778,500         8.91          $0.11         122,438       $0.11
      $0.30          1,946,125         9.68          $0.30          54,187       $0.30
      $1.60            132,500         9.98          $1.60              --       $1.60
                     ---------                                     -------
                     3,307,125                                     514,125
                     =========                                     =======

    As of December 31, 1998 and 1999, options outstanding to directors totaled 175,000 and 225,000, respectively. 175,000 and 50,000 options were granted at exercise prices of $0.10 and $0.30 per share, respectively. As of December 31, 1999, 130,729 options are vested.

                               PeopleMover, Inc.

8. Capitalization (Continued)
    Fair Value Disclosures

    The Company calculated the fair value of each option granted on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS
No. 123 using the following assumptions:

                                                                1999       1998
                                                              --------   --------
Risk-free interest rate.....................................   5.75%      5.75%
Expected lives (years)......................................   3.5        3.5
Dividend yield..............................................   0.0%       0.0%
Expected volatility.........................................   0.0%       0.0%

    The Company has adopted the disclosure-only provisions of SFAS No. 123. If compensation cost associated with the Company's stock-based compensation plan had been determined using the fair value method prescribed by SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                         1999          1998
                                                      -----------   -----------
Net loss:
  As reported.......................................  $(8,333,253)  $(1,198,691)
  Pro forma.........................................  $(8,526,031)  $(1,209,285)

Loss per share:
  As reported.......................................  $     (1.67)  $     (0.23)
  Pro forma.........................................  $     (1.71)  $     (0.23)

    Deferred Stock Compensation

    In connection with certain stock option grants during the year ended December 31, 1999, the Company recognized deferred stock compensation totaling $1,258,294, which is being amortized over the vesting period of the related options. Amortization of deferred stock compensation recognized during the year ended December 31, 1999 totaled approximately $325,975 and is included in employee stock-based compensation in the accompanying statements of operations.

    Stock Options and Warrants Issued to Service Providers

    The Company issues stock options and warrants to service providers. During the years ended December 31, 1999 and 1998, the Company granted options and warrants to purchase 327,718 and 258,400 shares of common stock, respectively. The options and warrants are exercisable at exercise prices ranging from $0.11 to $0.30 per share. As of December 31, 1999, the Company had options and warrants to service providers outstanding to purchase 402,127 shares of common stock, of which 356,029 were vested. The Company recorded charges of $409,589 and $50,100 in 1999 and 1998, respectively, for the value of services provided. In December 1999, 220,649 options were exercised.

9. Mandatory Redeemable Series A Convertible Preferred Stock

    In December 1998, the Company issued 4,935,848 shares of Series A Convertible Preferred Stock ("Preferred Stock") for $4,500,000 cash and the conversion of the outstanding notes payable in the amount of $500,000 into Series A Convertible Preferred Stock. The Preferred Stock was issued at $1.013 per share.

                               PeopleMover, Inc.

9. Mandatory Redeemable Series A Convertible Preferred Stock (Continued)
Each share of Preferred Stock is convertible into common stock at the option of the holder and all shares of Preferred Stock are convertible into common stock at the request of the holders of at least sixty percent of the Preferred Stock. In addition, the Preferred Stock automatically converts into common stock upon the closing of an effective Initial Public Offering ("IPO") defined as an IPO where the Company receives aggregate gross proceeds of at least $25 million at a price per share to the public that yields a market capitalization for the Company in excess of $75 million. The initial conversion ratio will be approximately .9872 shares of common stock for each share of Preferred Stock.

    The Preferred Stock has the same voting rights as common stock, preference in liquidation over common stock, and preferential cumulative dividend rights over common stock. Dividends on the Preferred Stock accrue at 8 1/2% per annum and will be payable on the first day of the months of March, June, September and December each year. Unpaid dividends will be accumulated until paid. Unpaid dividends for the year ended December 31, 1999 were $456,209.

    The Preferred Stock has been accounted for as mandatory redeemable preferred stock as it is mandatorily redeemable in the event of noncompliance with certain covenants beyond the control of the Company. The covenants include restrictions on capital expenditures, preparation of financial statements and restrictions on changes in management.

    The liquidation value of the Preferred Stock is two times the conversion price until December 2001 and three times the conversion price thereafter.

10. Subsequent Events

    The Company increased the authorized number of shares available for grant under the stock option plan to 5,414,375 shares. In January 2000, the Company granted to employees 2,097,500 stock options.

    On January 30, 2000, the Company signed an acquisition agreement with a third party, whereby the outstanding shares of capital stock of the Company will be converted into shares of the third party based on an exchange ratio, as defined. The acquisition closed in February 2000.

INSIDE BACK COVER

Large circular Opus360 logo with the logos for OPUSRM, OPUS XCHANGE, and FREEAGENT.COM below it.

Centered on the bottom of page is the statement: "Putting People and Projects Together."

OUTSIDE FLAP

On top of page is circular Opus360 logo. Middle left of page is the statement:
"B2B e-Commerce Solution for Procurement Across the Labor Supply Chain."

Middle, lower half of page contains a oval. Top section of oval contains sepia-toned pictures of four individuals. Middle section of oval contains logos for OPUSRM, OPUS XCHANGE, and FREEAGENT.COM. Lower section of oval contains monochrome picture of large city office buildings.

                                     [LOGO]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

              [ALTERNATE COVER PAGE FOR INTERNATIONAL PROSPECTUS]

                  SUBJECT TO COMPLETION, DATED MARCH 27, 2000


                                     [LOGO]

                                7,700,000 SHARES
                                  COMMON STOCK


    Of the 7,700,000 shares being offered, Opus360 Corporation is offering 5,950,000 shares to the public generally and 1,050,000 shares at the initial public offering price to stockholders of Safeguard Scientifics, Inc., one of our principal stockholders, that owned at least 100 shares of common stock of Safeguard as of December 16, 1999, in a subscription program. In addition, Safeguard and CompuCom Systems, Inc., an affiliate of Safeguard, are offering up to 700,000 outstanding shares to these Safeguard stockholders in this offering. We will not receive any proceeds from the offering of the sale of the shares by Safeguard and CompuCom. Safeguard or its designees will purchase any shares of common stock that we and CompuCom are offering which are not purchased by Safeguard stockholders under the Safeguard Subscription Program. Each of Safeguard and CompuCom is an underwriter with respect to the shares offered to the stockholders of Safeguard. Neither Safeguard nor CompuCom is an underwriter with respect to any other shares offered hereby and is not included in the term underwriter as used elsewhere in this prospectus.



    This is our initial public offering, and no public market currently exists for our shares. We have applied to have our shares approved for quotation on the Nasdaq National Market under the symbol "OPUS." We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.


                            ------------------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 10.
                             ---------------------


                                                              Per Share      Total
                                                              ---------      -----
Underwritten Public Offering:
    Public Offering Price...................................  $            $
    Underwriting Discounts and Commissions..................  $            $
    Proceeds to Opus360.....................................  $            $
Safeguard Subscription Program:
    Public Offering Price...................................  $            $
    Management Fee..........................................  $            $
    Proceeds to Opus360.....................................  $            $
    Proceeds to Safeguard and CompuCom......................  $            $
Aggregate Proceeds:.........................................               $


    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Opus360 has granted the underwriters a 30-day option to purchase up to an additional 1,155,000 shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS INTERNATIONAL
                BEAR, STEARNS INTERNATIONAL LIMITED
                                 J.P. MORGAN SECURITIES LTD.
                                                  E*OFFERING

                            ------------------------

               The date of this prospectus is             , 2000.

1


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.


SEC registration fee........................................  $25,715
NASD filing fee.............................................   10,241
Nasdaq National Market listing fee..........................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky fees and expenses..................................    6,000
Transfer agent and registrar fees...........................        *
Miscellaneous fees and expenses.............................        *
                                                              -------
    Total...................................................  $     *
                                                              =======


------------------------

*   To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors, officers and certain other persons in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's restated certificate of incorporation and by laws will provide that, to the fullest extent permitted by the laws of the State of Delaware, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Furthermore, the Registrant's certificate of incorporation provides that, except as prohibited by law, each of the Registrant's directors and officers is entitled to be indemnified by the Registrant against all expenses and liability incurred in connection with any legal proceeding brought against him or her by virtue of his or her position as a director or officer. This right to indemnification may extend to a person serving as an employee or other representative of the Registrant or a subsidiary of the Registrant. A person entitled to indemnification thereunder is entitled to have the Registrant advance to him or her the expenses of a legal proceeding brought against him or her.

    These provisions of the Registrant's certificate of incorporation and by laws do not eliminate the fiduciary duties of the directors and officers of the Registrant, and in appropriate circumstances, equitable remedies such as injunctive or other forms of relief will remain available under the laws of the State of Delaware. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for dividends or approval of stock repurchases or redemptions that are unlawful under the laws of the State of Delaware. This provision does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

    The DGCL also allows the Registrant to purchase insurance covering the Registrant's directors and officers against liability asserted against them in their capacity as directors and officers. The Registrant expects to obtain directors' and officers' liability insurance. The underwriting agreement to be entered into between the Registrant and FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., J.P. Morgan & Co. and E*OFFERING Corp., as representatives of the underwriters, also provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

    All share information set forth below has been adjusted to reflect a 3-for-2 stock split to be effective prior to completion of this offering.

    The Registrant has issued and sold the securities set forth below since its inception in August 1998.

1. On August 20, 1998, the Registrant issued 1 share of common stock to Ari B. Horowitz, the Registrant's co-founder as the initial capitalization of the Registrant. The issuance of this share was made in reliance on Section 4(2) under the Securities Act.


2. On December 24, 1998, the Registrant sold 9,498,729 shares of common stock, at prices ranging from $.03 per share to $.23 per share, to its founders, Ari B. Horowitz and Carlos B. Cashman, three officers of the Registrant (Richard McCann, Shawn Kreloff and Alex Lapins) and nine individual investors (Brett Prager, Bruce Gilpin, Wayne Tsuchitani, Anthony Schmitz, Kurt Garbe, Jeffrey Henslin, Michael Smith, Seth Oxenhorn, and Zoltan Brenner). The sale of these shares was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.


3. On December 24, 1998 the Registrant sold 407,656 shares of common stock to USWeb/CKS Corporation in exchange for certain prototype technology valued at $95,120. The sale of these shares was made in reliance on Section 4(2) under the Securities Act.


4. On December 24, 1998, the Registrant issued warrants to purchase 852,000 shares of common stock at an exercise price of $0.83 per share to a former director, Eli Oxenhorn, two current directors, Irwin Lieber and Barry Rubenstein, G&R Partnership, L.P., Gerald Cashman and Leonard I. Horowitz and Janet B. Horowitz as Joint Tenants. The issuance of these warrants was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.



5. Between December 24, 1998 and April 15, 1999, the Registrant sold 8,284,000 shares of Series A preferred stock, at a price of $1.25 per share, to fourteen venture capital firms (including six affiliates, G&R Partnership, L.P., Pennsylvania Early Stage Partners, L.P., Wheatley Partners, L.P., Wheatley Foreign Partners, L.P., Woodland Venture Fund, Crosspoint Venture Partners, L.P., RT Partners, Arkap Partners, LP, JAL LLC, Vermeer Investments, LLC, Dalewood Associates, L.P, Odeon Capital Partners, MSD Portfolio L.P. - Investments, and Black Marlin Investments, LLC), two directors, Irwin Lieber and Barry Rubenstein, one former director, Eli Oxenhorn, certain family members of officers of the Company (Hugh McCann, Jr., Daisy McCann, Thomas McCann, Gerald Cashman, Sr., and Leonard I. Horowitz and Janet B. Horowitz as Joint Tenants), the O'Sullivan Graev & Karabell Profit Sharing Plan, the Arthur Sachs Ins. Agency, Inc. Retirement Plan, F/B/O Arthur Sachs, and twenty-eight individual investors (Seth Lieber, Jonathan Lieber, Eric Aroesty, Philip M. Waterman, Jr., Scott Kabak, Michael Finkelstein, Barry Fingerhut, January Sarasohn, John Gallagher, Jake Foley III, Ron Gutfleisch, Gene Spence, Ben Taylor, Ennis Rimawi, Matthew Arpano, Brian Roberts, Marco Cardamone, Doug Mellinger, Sanford R. Robertson, David M. Nussbaum, Robert Gladstone, Michael Kramer, Andy Zimmerman, Rick Juarez, Frank Cutler, Susan and Greg Brown as Joint Tenants, and James P. Deccio).

    The sale of these preferred shares was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.



6. On February 24, 1999, the Registrant issued a warrant to purchase 2,400 shares of common stock at an exercise price of $0.83 per share to Bonnie Halper in consideration for services (valued at $1,008) rendered to the Registrant. The issuance of this warrant was made in reliance on
    Section 4(2) under the Securities Act.


7. On May 3, 1999, the Registrant issued a warrant to purchase 120,000 shares of common stock at an exercise price of $0.83 per share to Sapient Corporation. The issuance of this warrant was made in reliance on
    Section 4(2) under the Securities Act.

8. On May 14, 1999, the Registrant issued a warrant to purchase 22,500 shares of common stock at an exercise price of $0.83 per share to Silicon Valley Bank. The issuance of this warrant was made in reliance on Section 4(2) under the Securities Act.


9. On May 27, 1999, the Registrant issued 946,474 shares of common stock to William L. Bahr, the former owner of The Churchill Benefit Corporation, in connection with the acquisition of Churchill. An additional 405,631 shares of common stock were issued and placed in escrow in connection with the acquisition. The issuance of these shares was made in reliance on
    Section 4(2) under the Securities Act.



10. On July 5, 1999, the Registrant issued a warrant to purchase 3,787 shares of common stock at an exercise price of $1.85 per share to Garland Stephens, Esq., in consideration for services (valued at $3,447) rendered to the Registrant. The issuance of this warrant was made in reliance on
    Section 4(2) under the Securities Act.


11. On August 17, 1999, the Registrant issued a warrant to purchase 24,000 shares of common stock at an exercise price of $1.85 per share to Silicon Valley Bank. The issuance of this warrant was made in reliance on
    Section 4(2) under the Securities Act.

12. On August 31, 1999, the Registrant issued a warrant to purchase 29,674 shares of common stock at an exercise price of $.01 per share to Kirshenbaum Bond & Partners in consideration for advertising services (valued at $89,915) rendered to the Registrant. The issuance of this warrant was made in reliance on Section 4(2) under the Securities Act.


13. In September and October 1999, the Registrant sold 8,676,727 shares of Series B preferred stock, at a price of $4.61 per share, to twenty-eight venture capital funds (Safeguard 99 Capital L.P., a Delaware limited partnership, Applegreen Partners, CrossPoint Venture Partners 1997, L.P., Dalewood Associates, L.P., G&R Partnership, LP, Greenhill O360 Holdings, LLC, Opus Friends, LLC, RT Partners, Wheatley Foreign Partners, L.P., Wheatley Partners, L.P., JAL, LLC, Seneca Ventures, Woodland Venture Fund, MSD Portfolio, L.P. - Investments, RH Capital Associates Number One, L.P., BCIP Associates II, Cambridge Technology Capital Fund I L.P., Pennsylvania Early Stage Partners, SI Ventures Associates, LLC, Antares Investment Partners, Treistman Partners, Arista Capital Partners, LP, BancBoston Ventures, CrossPoint Venture Partners LS 1999, L.P., The Roman Arch Fund L.P., The Roman Arch Fund II L.P., Westbury Equity Partners, L.P., and RSA Ventures); three corporate investors (CDI Corporation, Reckson Service Industries, Inc., and Compucom Systems, Inc.); three directors (John Drew, Barry Rubenstein and Irwin Lieber); affiliates and members of the families of directors of the Registrant (Safeguard 99 Capital L.P., a Delaware limited partnership, Applegreen Partners, CrossPoint Venture Partners, 1997 L.P., G&R Partnership, L.P., Wheatley Foreign Partners, L.P. Wheatley Partners, L.P., Seneca Ventures, and Woodland Venture Fund, Leonard I Horowitz and Janet B. Horowitz as Joint Tenants, Heather Marie Boose Trust 30, Philip Greer Trustee, Jonathan Scott Weiss Trust 30, Philip Greer Trustee, Michael David Weiss Trust 30, Greer Trustee, Nathalie C. Weiss Trust 30, Philip Greer Trustee, and Rachel & Gregory Weiss, as Joint Tenants); family members of officers of the Registrant (Hugh F. McCann, Jr., McCann, Tom - IRA CIBC World Markets Corp, as Custodian, Thomas McCann and Sanford Yosowitz); and forty-six individual investors (Eric Aroesty, Matthew Arpano, Alexander L. Bolen, Robert I. Choi,

    Ron Hoffner, Ruthanne Iselin, Andrew Marshak, Michael A. Monteleone, John G. Popp, Fred Ryan, Nicholas F. Smith, Stuart Topkis, Philip Waterman, Jr., Arthur Sachs Insurance Agency, Inc. Retirement Plan F/B/O Arthur Sachs, Michael Finkelstein, Robert Gladstone, Troy Gregory and Paul Gregory, as Joint Tenants, Harvey Klein, M.D., Anthony Lechich, M.D, David M. Nussbaum, Lonny J. Orona, Barry Schwartz, J. Robert Tolchin, Scott Tolchin, Jake Foley III, Raj Mehra, Benjamin Taylor, Mortimer Zuckerman, Jonathan D. Eilian, Steven J. Dell, M.D., Eric Gertler, James S. Gertler, Adam Dell, Arnold Freidman Trust, Arnold and Isabel Freidman Trustee, Burt Manning, Robert M. Pillar, DDS, Hadley Ford, Michael Murray, James L. Sullivan and Mary Ellen Scanlon Sullivan, Peter Teed, Stephen Finkel, Jeff Buckalew, V.M. Buckalew, and Ric Calvillo, Jr.). The sale of these preferred shares was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.


14. On October 15, 1999, the Registrant issued a warrant to purchase 450,000 shares of common stock at an exercise price of $3.07 per share to Greenhill & Co. L.L.C. in consideration for and in connection with financial advisory services (valued at $554,000) rendered to the Registrant. The issuance of this warrant was made in reliance on Section 4(2) under the Securities Act.

15. On November 30, 1999, the Registrant issued a warrant to purchase 11,185 shares of common stock at an exercise price of $.01 per share to Kirshenbaum Bond & Partners in consideration for advertising services (valued at $91,125) rendered to the Registrant. The issuance of this warrant was made in reliance on Section 4(2) under the Securities Act.

16. On December 21, 1999, the Registrant issued 120,000 shares of common stock to Sapient Corporation upon exercise of a warrant. The issuance of the shares were made in reliance on Section 4(2) under the Securities Act.

17. On December 15, 1999, the Registrant issued 245,355 shares of common stock to CareerPath.com in connection with the establishment of a distribution, co-branding and other similar arrangement. The issuance of the shares was made in reliance on Section 4(2) under the Securities Act.

18. On December 15, 1999, the Registrant issued 39,000 shares of common stock to J.P. Morgan Corporation in connection with establishment of a distribution, co-branding or other similar arrangement. The issuance of this warrant was made in reliance on Section 4(2) under the Securities Act.


19. On December 30, 1999, the Registrant issued 28,437 shares of common stock to a former employee, Seth Oxenhorn, upon exercise of an option. The issuance of the shares were made in reliance on Section 4(2) and/or Rule 701 under the Securities Act.



20. On January 1, 2000, the Registrant issued 67,500 shares of common stock to a director John Drew upon exercise of an option. The issuance of these shares was made in reliance on Section 4(2) and/or Rule 701 under the Securities Act.



21. On January 5, 2000, the Registrant issued 30,000 shares of common stock to Leonard I. Horowitz and Janet B. Horowitz, the parents of its Chairman and Chief Executive Officer upon exercise of a warrant. The issuance of the shares were made in reliance on Section 4(2) under the Securities Act.



22. On January 10, 2000, the Registrant issued an aggregate of 720,000 shares of common stock to two directors, Irwin Lieber and Barry Rubenstein, and a former director, Eli Oxenhorn, upon exercise of warrants. The issuance of the shares were made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.



23. On January 12, 2000, the Registrant issued 90,000 shares to
    G&R Partnership, L.P., a partnership of which Roger Weiss, one of the Registrant's directors, is the general partner upon exercise of a warrant. The issuance of the shares were made in reliance on Section 4(2) under the Securities Act.



24. On January 20, 2000, the Registrant issued 243,474 shares of common stock to the former owners of Ithority Corporation in connection with the acquisition of Ithority. The former stockholders of Ithority to whom the Registrant issued shares of common stock are: George W. Constable, III, Jeremy Epstein, William Herndon, Matthew Carden, Joshua Pickus, George Constable, Jr., Kathryn Tresness, Douglas Merritt, Paul Resnick, Joseph Beninato, Perry Arnold, Teresa Kersten and VLG Investments 1999. An additional 182,599 shares of common stock were issued and placed in escrow in connection with the acquisition. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.


25. On January 20, 2000, the Registrant issued a warrant to purchase 450,000 shares of common stock at an exercise price of $8.21 per share to Greenhill & Co., L.L.C. in consideration for and in connection with financial advisory services (valued at $832,500) rendered to the Registrant. The issuance of the warrant was made in reliance on Section 4(2) and/or
    Rule 506 of Regulation D under the Securities Act.


26. On January 28, 2000, the Registrant issued 30,000 shares of common stock to Zoltan Brenner, a former employee, upon exercise of an option. The issuance of the shares were made in reliance on Section 4(2) and/or Rule 701 under the Securities Act.



27. On January 31, 2000, the Registrant issued 30,000 shares of common stock to Rino Bergonzi, a former director, upon exercise of an option. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701 under the Securities Act.



28. On February 1, 2000, the Registrant issued to an employee, Mark Ticar, 18,000 shares of Common Stock upon exercise of an option. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701 under the Securities Act.


29. On February 7, 2000, the Registrant issued to Lucent Technologies Inc. a warrant to purchase 225,000 shares of common stock at an exercise price of $3.33 per share in connection with their agreeing to use its OPUSRM and OPUS XCHANGE services, assist it in the further development of its services and to direct free agents who provide services to Lucent's NetCare Division to FREEAGENT. The issuance of the warrant was made in reliance on Section 4(2) under the Securities Act.

30. On February 7, 2000, the Registrant issued to Lucent Technologies Inc. in connection with the establishment of the foregoing arrangements, a second warrant to purchase shares of the Registrant's Common Stock, commencing on the 240th day after the effective date of this registration statement, exercisable for that number of shares of common stock having a fair value no greater than $2,655,000 using the Black-Scholes option-pricing model, at an exercise price equal to the average market price of the common stock during the 10 trading days immediately prior to the date the warrant first becomes exercisable. The issuance of the warrant was made in reliance on
    Section 4(2) under the Securities Act.


31. On February 24, 2000, the Registrant issued 2,633,359 shares of common stock to the former owners of PeopleMover, Inc. in connection with the acquisition of PeopleMover and assumed options to purchase 1,189,078 shares of common stock. The former stockholders of PeopleMover to whom the Registrant issued shares of common stock are Ali Behnam, Artemis Ventures, LLC, Avalon Technology, LLC, BridgeGate, LLC, Bryan Plug, Carl Bressler, Christian & Timbers, David E. Sanders, DynaFund International, L.P., DynaFund, L.P., Eric Bergan, Imperial Bancorp, IT Services Advisory, LLC, James L. Jonassen, James P. Morris, Jeff White, John P. Buckley, Joseph C. Monte, Kenneth M. Deemer, Kimberly Caccavo, Neil Donahue, Paul Chan, Pedram Abrari, Peter Halper, Robert Gulovsen, Robert J. Morris, Robert Tolchin, Trustee of the Alexander Michael Tolchin 1991 Trust U/T/A dated July 10, 1991, Robert Tolchin, Trustee of the David Carlos Tolchin 1991 Trust U/T/A dated July 10, 1991, Silicon Valley Bancshares, Stephen G. Tolchin, Stephen G. Tolchin and Veronica M. Howard, Trustees of the Tolchin Family Trust U/D/T dated 7-10-91, Stephen G. Tolchin and Veronica M. Howard, Trustees of the Tolchin Family Trust U/D/T dated 7-10-91 as the Separate Property of Stephen G. Tolchin, Stephen G. Tolchin, Trustee of the Tolchin Family Trust U/T/A dated July 10, 1991, as the Separate Property of Stephen G. Tolchin, The E.B. Hutt Bush Trust dated September 22, 1993, The Marc Lin Group, Tom Fricks, Tom Utsch, Troop Steuber Pasich Reddick & Tobey, LLP, Two Roads Professional Resources, Inc., Williams

    & Kilkowski, William J. Bestor, William R. Woodward, Windward Ventures, L.P., and Yves Blehaut. The issuance of these shares was made in reliance on
    Section 4(2) and/or Regulation D under the Securities Act.


32. On February 28, 2000, the Registrant issued a warrant to purchase 9,120 shares of common stock at an exercise price of $0.01 per share to Kirshenbaum Bond & Partners in consideration for advertising services (valued at $91,109) rendered to the Registrant. The issuance of this warrant was made in reliance on Section 4(2) under the Securities Act.


33. Between February 24, 2000 and March 8, 2000, the Registrant issued 81,088 shares of common stock to fifteen former holders of options under the 1999 PeopleMover Stock Incentive Plan (Sarah Thomas, John Simonelli, Jason Seldon, Remelyn Fauni, William Hunsinger, Rusty Krutik, Drissro Sampson, Karen Assunto, Frederick Moore, Eric Moore, Tom Johnson, Nick Svolos, Ali Behnam, Tom Utsch and Barbara Hart) upon exercise of their options. The issuance of the shares was made in reliance on Section 4(2) and/or
    Rule 701.



34. On March 9, 2000, the Registrant issued to an officer, Susan Wu, 37,497 shares of common stock upon exercise of an option. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701.



35. On March 17, 2000, the Registrant issued 850 shares of common stock to two former PeopleMover Employees (Tom Cronin and Alex Chavira) upon their exercise of options. The issuance of the shares was made in reliance on
    Section 4(2) and/or Rule 701.



36. On March 20, 2000, the Registrant issued to an employee, Rony Mukhopdhyay, 7,500 shares of common stock upon exercise of an option. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701.



37. On March 22, 2000, the Registrant issued 34,062 shares of common stock to two employees, Carmen Bellavia and Sherri Langburt, upon their exercise of options. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701.



38. On March 22, 2000, the Registrant issued 412 shares of common stock to a former employee of PeopleMover, Remelyn Fauni, upon exercise of an option. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701.



39. On March 23, 2000, the Registrant issued 300,000 shares of common stock to an officer, Richard Miller, upon exercise of an option. The issuance of the shares was made in reliance on Section 4(2) and/or Rule 701.



    Between October 14, 1998 and March 24, 2000, the Registrant granted stock options to purchase 11,515,378 of shares of common stock at exercise prices ranging from $0.33 to $11.00 per share to employees, consultants, officers and directors. The grant of the options was made in reliance on Section 4(2) and/or Rule 701 under the Securities Act.


    With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf; the securities sold are subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16(a). Exhibits and Financial Statement Schedules


 1.1*                   Form of Underwriting Agreement.

 3.1                    Certificate of Incorporation of the Registrant.

 3.1A                   Certificate of Merger dated January 19, 2000 relating to the acquisition of Ithority Corporation.

 3.1B Certificate of Merger dated February 24, 2000 relating to the acquisition of PeopleMover, Inc.

 3.1C*                  Certificate of Amendment to Certificate of Incorporation.

 3.2**                  Amended and Restated Certificate of Incorporation of the
                        Registrant.

 3.3                    Bylaws of the Registrant.

 3.4**                  Amended Bylaws of the Registrant.

 4.1                    Certificate for Shares.

 5.1*                   Opinion of O'Sullivan Graev & Karabell, LLP.

10.1                    Lease Agreement dated August 10, 1999, between the
                        Registrant and Samson Associates, LLC as amended.

10.2 Modification and Extension of Lease dated August 6, 1999, between the Registrant and Royal Realty Corp.

10.3                    Employment Agreement dated April 1, 1999, between the
                        Registrant and Ari B. Horowitz.

10.3A                   Amendment to Employment Agreement of Ari B. Horowitz dated
                        September 2, 1999.

10.4**                  Amended and Restated Employment Agreement dated March 6,
                        2000, between the Registrant and Carlos B. Cashman.

10.5                    Loan and Security Agreement dated May 19, 1999, between
                        Silicon Valley Bank and the Registrant.

10.6                    Loan and Security Agreement dated August 17, 1999, between
                        Silicon Valley Bank and the Registrant.

10.7                    Form of Amended and Restated Registration Rights Agreement
                        dated February   , 2000, among the Registrant and the
                        Securityholders thereto.

10.8                    The Registrant's 1998 Stock Option Plan.

10.9(+        )         Letter Agreement dated October 15, 1999, between the
                        Registrant and J.P. Morgan Corporation.

10.10(+       )         Letter Agreement dated November 21, 1999, between the
                        Registrant and CareerPath.com, Inc.

10.11                   Standard Form of FREEAGENT E.OFFICE services agreement.

10.12                   Series A Securities Purchase Agreement dated December 24,
                        1998, among the Registrant and the signatories thereto.

10.13                   Series B Securities Purchase Agreement dated September 3,
                        1999, among the Registrant and the purchasers of the Series
                        B Convertible Preferred Stock.

10.14                   Agreement and Plan of Merger dated May 27, 1999, among the
                        Registrant, The Churchill Benefit Corporation, William Bahr
                        and Churchill Acquisition Corp.

10.15                   Agreement and Plan of Merger dated January 30, 2000 among
                        the Registrant, Opus PM Acquisition Corp., PeopleMover, Inc.
                        and the other parties thereto.

10.16 Agreement and Plan of Merger dated January 19, 2000 among the Registrant, Ithority Corporation and the other parties thereto.

10.17                   Asset Purchase Agreement dated as of January 12, 2000 among
                        Brainstorm Interactive, Inc., the Registrant and the other parties thereto.

10.18                   Escrow Agreement dated as of February 24, 2000 among the
                        Registrant, Suntrust Bank and James L. Jonassen and
                        Ali Behnam.

10.19 Escrow and Pledge Agreement dated as of January 19, 2000 among SunTrust Bank, the Registrant and the other parties thereto.

10.20                   Amended and Restated Employment Agreement dated February 2,
                        2000, between the Registrant and Richard S. Miller.

10.21                   Agreement between The Churchill Benefit Corporation and
                        Automatic Data Processing.

10.22                   Employment Agreement dated February 29, 2000, between the
                        Registrant and Allen Berger.

10.23                   Strategic Partner Registration Rights Agreement dated
                        February 7, 2000 between the Registrant and Lucent
                        Technologies Inc.

10.24**                 The Registrant's 2000 Stock Option Plan.

10.25**                 The Registrant's 2000 Stock Option Plan for Non-Employee
                        Directors.

10.26**                 The Registrant's 2000 Employee Stock Purchase Plan.

10.27                   Form of Registration Rights Agreement dated February   ,
                        2000 between the Registrant and the PM Securityholders.

10.28                   PeopleMover, Inc. 1999 Stock Incentive Plan.

10.29 Stock Purchase Agreement dated February 28, 2000, between the Registrant and Dell USA L.P.

10.30                   Form of Strategic Partner Registration Rights Agreement
                        dated          between the Registrant and Dell USA L.P.

10.31**                 Employment Agreement dated as of March 23, 2000 between the
                        Registrant and Dr. Ram Chillarege.

10.32**                 Non-Statutory Option Agreement dated as of March 23, 2000 by and between the Registrant and Dr. Ram Chillarege.

10.33**                 Amended and Restated Non-Statutory Option Agreement dated as of February 2, 2000 by and between the Registrant and
                        Richard S. Miller.

10.34*                  Promissory Note of Richard S. Miller.

10.35*                  Pledge Agreement between Registrant and Richard S. Miller.

21.1                    Subsidiaries of the Registrant.

23.1*                   Consent of O'Sullivan Graev & Karabell, LLP (included in
                        Exhibit 5.1).

23.2**                  Consent of KPMG, LLP, independent accountants.

23.3** Consent of PricewaterhouseCoopers LLP, independent accountants.

23.4**                  Consent of KPMG, LLP, independent accountants.

24.1                    Powers of Attorney (included on signature page).

27.1                    Financial Data Schedule.

99.1 Form of letter to holders of more than 100 shares of Safeguard Scientifics, Inc. describing the Safeguard
                        Subscription Program for Opus360 Corporation.

99.2                    Form of Letter to Brokers describing the Safeguard
                        Subscription Program.

99.3                    Form of Subscription Agreement for the Safeguard
                        Subscription Program.

99.4**                  Form of Stock Purchase Agreement between the Registrant,
                        Safeguard Scientifics and CompuCom relating to the Safeguard
                        Subscription Program.


------------------------


*   To be filed by amendment.



**  Filed herewith.

+ We have requested confidential treatment of certain provisions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings.

    The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Opus360 Corporation has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, State of New York, on March 26, 2000.


                                                       OPUS360 CORPORATION

                                                       By:  /s/ ARI B. HOROWITZ
                                                            -----------------------------------------
                                                            Ari B. Horowitz
                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of Opus360 Corporation (the "Registrant"), hereby severally constitute and appoint Ari B. Horowitz and Richard McCann, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  Signature                                   Title                       Date
                  ---------                                   -----                       ----
**                                             Chairman of the Board and Chief
------------------------------------             Executive Officer (Principal        March 26, 2000
Ari B. Horowitz                                  Executive Officer)

**                                             President, Chief Operating Officer
------------------------------------             and Director                        March 26, 2000
Richard S. Miller

                                               Senior Vice President, Chief
**                                               Financial Officer, and Secretary
------------------------------------             (Principal Financial Officer and    March 26, 2000
Richard McCann                                   Principal Accounting Officer)

**                                             Director
------------------------------------                                                 March 26, 2000
James Cannavino

                  Signature                                   Title                       Date
                  ---------                                   -----                       ----
**                                             Director
------------------------------------                                                 March 26, 2000
Irwin Lieber

**                                             Director
------------------------------------                                                 March 26, 2000
Roger J. Weiss

**                                             Director
------------------------------------                                                 March 26, 2000
Barry Rubenstein

**                                             Director
------------------------------------                                                 March 26, 2000
William R. Nuti

**                                             Director
------------------------------------                                                 March 26, 2000
John K. Halvey

**                                             Director
------------------------------------                                                 March 26, 2000
John L. Drew


             /s/ RICHARD MCCANN
    ------------------------------------
             **By Richard McCann
              ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     Exhibit No.                                Description                             Page
---------------------   ------------------------------------------------------------  --------
        1.1*            Form of Underwriting Agreement.
        3.1             Certificate of Incorporation of the Registrant.
        3.1A            Certificate of Merger dated January 19, 2000 relating to the acquisition of Ithority Corporation.
        3.1B            Certificate of Merger dated February 24, 2000 relating to
                        the acquisition of PeopleMover, Inc.
        3.1C*           Certificate of Amendment to Certificate of Incorporation.
        3.2**           Amended and Restated Certificate of Incorporation of the
                        Registrant.
        3.3             Bylaws of the Registrant.
        3.4**           Amended Bylaws of the Registrant.
        4.1             Certificate for Shares.
        5.1*            Opinion of O'Sullivan Graev & Karabell, LLP.
       10.1             Lease Agreement dated August 10, 1999, between the
                        Registrant and Samson Associates, LLC as amended.
       10.2             Modification and Extension of Lease dated August 6, 1999,
                        between the Registrant and Royal Realty Corp.
       10.3             Employment Agreement dated April 1, 1999, between the
                        Registrant and Ari B. Horowitz, as amended.
       10.3A            Amendment to Employment Agreement of Ari B. Horowitz dated
                        September 2, 1999.
       10.4**           Amended and Restated Employment Agreement dated March 6,
                        2000, between the Registrant and Carlos B. Cashman.
       10.5             Loan and Security Agreement dated May 19, 1999, between
                        Silicon Valley Bank and the Registrant.
       10.6             Loan and Security Agreement dated August 17, 1999, between
                        Silicon Valley Bank and the Registrant.
       10.7             Form of Amended and Restated Registration Rights Agreement
                        dated February   , 2000, among the Registrant and the
                        Securityholders thereto.
       10.8             The Registrant's 1998 Stock Option Plan.
       10.9(+ )         Letter Agreement dated October 15, 1999, between the
                        Registrant and J.P. Morgan Corporation.
       10.10(+)         Letter Agreement dated November 21, 1999, between the
                        Registrant and CareerPath.com, Inc.
       10.11            Standard Form of FREEAGENT E.OFFICE services agreement.
       10.12            Series A Securities Purchase Agreement dated December 24,
                        1998, among the Registrant and the signatories thereto.
       10.13            Series B Securities Purchase Agreement dated September 3,
                        1999, among the Registrant and the purchasers of the Series
                        B Convertible Preferred Stock.
       10.14            Agreement and Plan of Merger dated May 27, 1999, among the
                        Registrant, The Churchill Benefit Corporation, William Bahr
                        and Churchill Acquisition Corp.
       10.15            Agreement and Plan of Merger dated January 30, 2000 among
                        the Registrant, Opus PM Acquisition Corp., PeopleMover, Inc.
                        and the other parties thereto.
       10.16            Agreement and Plan of Merger dated January 19, 2000 among
                        the Registrant, Ithority Corporation and the other parties thereto.
       10.17            Asset Purchase Agreement dated as of January 12, 2000 among
                        Brainstorm Interactive, Inc., the Registrant and the other parties thereto.
       10.18            Escrow Agreement dated as of February 24, 2000 among the
                        Registrant, Suntrust Bank and James L. Jonassen and Ali
                        Behnam.

     Exhibit No.                                Description                             Page
---------------------   ------------------------------------------------------------  --------
       10.19            Escrow and Pledge Agreement dated as of January 19, 2000
                        among SunTrust Bank, the Registrant and the other parties
                        thereto.
       10.20            Amended and Restated Employment Agreement dated February 2,
                        2000, between the Registrant and Richard S. Miller.
       10.21            Agreement between The Churchill Benefit Corporation and
                        Automatic Data Processing.
       10.22            Employment Agreement dated February 29, 2000, between the
                        Registrant and Allen Berger.
       10.23            Strategic Partner Registration Rights Agreement dated
                        February 7, 2000 between the Registrant and Lucent
                        Technologies Inc.
       10.24**          The Registrant's 2000 Stock Option Plan.
       10.25**          The Registrant's 2000 Stock Option Plan for Non-Employee
                        Directors.
       10.26**          The Registrant's 2000 Employee Stock Purchase Plan.
       10.27            Form of Registration Rights Agreement dated February   ,
                        2000 between the Registrant and the PM Securityholders.
       10.28            PeopleMover, Inc. 1999 Stock Incentive Plan.
       10.29            Stock Purchase Agreement dated February 28, 2000, between
                        the Registrant and
                        Dell USA L.P.
       10.30            Form of Strategic Partner Registration Rights Agreement
                        dated          between the Registrant and Dell USA L.P.
       10.31**          Employment Agreement dated as of March 23, 2000 between the
                        Registrant and Dr. Ram Chillarege.
       10.32**          Non-Statutory Option Agreement dated as of March 23, 2000 by and between the Registrant and Dr. Ram Chillarege.
       10.33**          Amended and Restated Non-Statutory Option Agreement dated as of February 2, 2000 by and between the Registrant and
                        Richard S. Miller.
       10.34*           Promissory Note of Richard S. Miller.
       10.35*           Pledge Agreement between Registrant and Richard S. Miller.
       21.1             Subsidiaries of the Registrant.
       23.1*            Consent of O'Sullivan Graev & Karabell, LLP (included in
                        Exhibit 5.1).
       23.2**           Consent of KPMG, LLP, independent accountants.
       23.3**           Consent of PricewaterhouseCoopers LLP, independent
                        accountants.
       23.4**           Consent of KPMG, LLP, independent accountants.
       24.1             Powers of Attorney (included on signature page).
       27.1             Financial Data Schedule.
       99.1             Form of letter to holders of more than 100 shares of
                        Safeguard Scientifics, Inc. describing the Safeguard
                        Subscription Program for Opus360 Corporation.
       99.2             Form of Letter to Brokers describing the Safeguard
                        Subscription Program.
       99.3             Form of Subscription Agreement for the Safeguard
                        Subscription Program.
       99.4**           Form of Stock Purchase Agreement between the Registrant,
                        Safeguard Scientifics and CompuCom relating to the Safeguard
                        Subscription Program.


------------------------


*   To be filed by amendment.



**  Filed herewith.


+ We have requested confidential treatment of certain provisions of this exhibit pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.